As filed with the Securities and Exchange Commission on August 13, 2018

 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLEXSHOPPER, INC.

(Exact name of registrant as specified in its charter)

Delaware	7359	20-5456087
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

FlexShopper, Inc.

2700 N. Military Trail, Suite 200

Boca Raton, FL 33431

(855) 353-9289

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad Bernstein

Chief Executive Officer

FlexShopper, Inc.

2700 N. Military Trail, Suite 200

Boca Raton, FL 33431

(855) 353-9289

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Busch K&L Gates LLP 214 North Tryon St., 47th Floor Charlotte, North Carolina 28202 Telephone: (704) 331-7440	Gregory Sichenzia Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 Telephone: (212) 930-9700

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.0001 per share (2)	$17,250,000	$2,147.63
Total Registration Fee		$2,147.63

(1)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

(2)	Includes shares of common stock representing 15% of the shares offered to the public that the underwriters have the option to purchase to cover over-allotments, if any.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST [●], 2018

             Shares

Common Stock

FlexShopper, Inc.

We are offering [●] shares of our common stock, $0.0001 par value, at a price of $          per share in a firm commitment underwritten offering.

Our common stock is listed on the Nasdaq Capital Market under the symbol “FPAY”. On August 10, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.58 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share	Total
Public offering price	$
Underwriting discount (1)	$
Proceeds, before expenses, to us (2)	$

(1)	We have also agreed to reimburse the underwriters for certain expenses incurred by them. See “Underwriting” for a description of the compensation payable by us to the underwriters.

(2)	We estimate the total expenses payable by us, excluding the underwriting discount, will be approximately $300,000.

We have granted the underwriters a 45-day option to purchase additional shares of common stock in an amount up to 15% of shares sold to the public in this offering to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $                     and the total proceeds to us, before expenses, will be $                 .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about           , 2018, subject to customary closing conditions.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is           , 2018.

FlexShopper®

lease to own the brands you love

The Largest Lease-to-Own Marketplace

FlexShopper
Shop Products
Personal Shopper
Wallet App
How It Works
FAQs
Testimonials
FlexBlog
Never Lose Touch
Easy Weekly Payments
Shop Now
Own In 12 Months or Less
Bad Credit OK
No Money Down
Weekly Payments
90 Days Same as Cash Price
Up to $2,500
Instant spending limit
Apply Now - It's Free!
Our Customers Love Us
100,000+ CUSTOMERS
Read Testimonials
How it Works
Watch Video
Personal Shopper
Learn More
FlexShopper Wallet
Top Categories
Video Games
Tablets
Laptops
HDTVs
Apple
Beats by Dre

Saving the Sale for Retailers

In-Store

FlexShopper
EASY WEEKLY PAYMENTS
Starting as low as $10 per week
GET THE APP
Wallet
APPLY NOW
Apply Now

Payment Option at Checkout

MasterCard
VISA
DISCOVER
Pay with FlexShopper
lease to own

Unless otherwise stated or the context otherwise requires, the terms “FlexShopper,” “we,” “us,” “our” and the “Company” refer to FlexShopper, Inc., a Delaware corporation, and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering.  We have not, and the underwriters have not, authorized anyone to provide you with additional or different information.  If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Other Information Contained In This Prospectus.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our securities.   This summary is not complete and does not contain all of the information that should be considered before investing in our securities. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided under the “Business” section, the risks of purchasing our securities discussed under the “Risk Factors” section, and our financial statements and the accompanying notes to the financial statements.

Our Company

For more than 60 years the rent-to-own (“RTO”) consumer has primarily been limited to shopping in traditional brick and mortar RTO stores, which have both a limited selection of products and brands and products that are primarily in used condition. In 2013, FlexShopper developed its business with the mission to enable RTO consumers to shop like traditional consumers and provide an “endless aisle” experience by providing access to all durable products from any national or regional retailer through its B2C online and digital channels and its B2B “save the sale” solutions for retailers. In retail, the phrase “save the sale” means offering consumers other finance options when they do not qualify for traditional credit. These channels, located outside traditional brick and mortar RTO stores, comprise the virtual lease-to-own (“LTO”) market.

We focus on improving the quality of life of our customers by providing them the opportunity to obtain ownership of high-quality durable products, such as consumer electronics, appliances, computers (including tablets and wearables), smartphones, tires, jewelry and furniture (including accessories), under affordable payment, LTO agreements with no long-term obligation. We have successfully developed and are currently processing LTO transactions using our “LTO Engine,” FlexShopper’s proprietary technology that automates the process of consumers receiving spending limits and entering into leases for durable goods within seconds. The LTO Engine is the basis for FlexShopper’s primary sales channels, which include B2C and B2B channels, as described in further detail below.

The Company is quickly penetrating the LTO market as evidenced by the increase in its gross revenue, illustrated in the chart below.

While most of FlexShopper’s historical growth has been driven by its B2C channel, the Company recently launched its LTO “save the sale” program with a national tire retailer in its 726 corporate stores, which is expected to grow the program’s door count from 31 locations as of March 31, 2018 to over 750 locations by August 31, 2018.

1

Industry Overview

The LTO industry offers consumers an alternative to traditional methods of obtaining electronics, computers, home furnishings, appliances and other durable goods. FlexShopper’s customers typically do not have sufficient cash or credit to obtain these goods, so they find the short-term nature and affordable payments of LTO attractive.

The Lease-Purchase Transaction

A lease-purchase transaction is a flexible alternative for consumers to obtain and enjoy brand name merchandise with no long-term obligation. Key features of our lease-purchase transactions include:

Brand name merchandise. FlexShopper offers well-known brands such as LG, Samsung, Sony and Vizio home electronics; Frigidaire, General Electric, LG, Samsung and Whirlpool appliances; Acer, Apple, Asus, Samsung and Toshiba computers and/or tablets; Samsung and Apple smartphones; and Ashley, Powell and Standard furniture, among other brands.

Convenient payment options. Our customers make payments on a weekly, bi-weekly or monthly basis. Payments are automatically deducted from the customer’s authorized checking account or debit card. Additionally, customers may make additional payments or exercise early payment options, which enable them to save money.

No long-term commitment. A customer may terminate a lease-purchase agreement at any time with no long-term obligation by paying amounts due under the lease-purchase agreement and returning the leased item to FlexShopper.

Applying has no impact on credit or FICO score. We do not use FICO scores to determine customers’ spending limits so our underwriting does not impact consumers’ credit with the three main credit bureaus.

Flexible options to obtain ownership. Ownership of the merchandise generally transfers to the customer if the customer makes all payments during the lease term, which is one year, or exercises early payment options, which typically save the customer money.

Key Trends Driving the Industry:

Non-prime consumers represent the largest segment of the credit market. Today, 38% of Americans have low credit scores according to Experian, and approximately one in ten adult Americans are credit invisible, or have no credit history, according to the Consumer Financial Protection Bureau. This segment of consumers represents a significant and underserved market.

According to Wall Street and industry research, the current addressable market size for non-prime consumers is between $20 and $25 billion, with consumer electronics constituting 44% of such amount. We believe that underwriting consumer electronics online is one of our competitive advantages since this is the majority of our business and has not been a focus of our peers.

2

Additional industry trends include:

●	Consumers recognizing that they have more convenient options to acquire the products they want.

●	The difficult retail climate leading retailers to embrace “save the sale” financing to increase sales with new consumers.

●

Technology advances in online underwriting and LTO digital functionality continuing to drive the B2B market segment by making it easier for retailers and consumers to transact on an LTO basis in an efficient and timely manner.

OUR COMPETITIVE STRENGTHS

A Unique LTO Platform

We believe we have created a unique platform whereby our B2B and B2C sales channels beneficially support and advance each other. For our B2C channels, we directly market to LTO consumers to shop at FlexShopper.com, where they can choose from over 150,000 of the latest products shipped directly to them by certain of the nation’s largest retailers. This generates sales with no acquisition cost for our retail partners; FlexShopper uses this incremental business we have provided to encourage these retailers to incorporate our B2B solutions into their online and in-store sales channels. The lease originations by our retail partners using our B2B LTO programs, which have little to no customer acquisition cost to us, subsidize our B2C customer acquisition costs. This platform is illustrated in the diagram below:

3

Underwriting and Risk Management

Specialized technology and proprietary risk analytics optimized for the non-prime credit market. We have made substantial investments in our underwriting technology and analytics platforms to support rapid scaling, innovation and regulatory compliance. Our team of data scientists and risk analysts uses our risk infrastructure to build and test strategies across the entire underwriting process, using alternative credit data, device authentication, identity verification, and many more data elements. We believe our real-time proprietary technology and risk analytics platform is unique among our competitors in successfully underwriting online consumers and consumer electronics; most of our peers focus on in-store consumers that acquire furniture and appliances, which we believe are easier to underwrite based on our own experiences. In addition, all our applications are processed instantly with approvals and spending limits provided within seconds of submission.

LTO Products for Consumers and Retailers

Expansive online LTO marketplace. We have made substantial investments in our custom e-commerce platform to provide consumers the greatest selection of popular brands delivered by certain of the nation’s largest retailers, including Best Buy, Walmart, Overstock, Serta and many more. Our platform is custom-built for online LTO transactions, which include underwriting our consumers, serving them LTO leases, syncing and communicating with our retail partners to fulfill orders and all front- and back-end customer relationship management functions, including collections and billing. The result is a comprehensive technology platform that manages all facets of our business and enables us to scale with hundreds of thousands of visitors and products.

Omnichannel “save the sale” product for retailers. In retail, the phrase “save the sale” means offering consumers other finance options when they do not qualify for traditional credit. We believe that we have the best omnichannel solution for retailers to “save the sale” with LTO options. To our knowledge, no competitor has an LTO marketplace that provides retailers incremental sales with no acquisition cost. In addition, compared to our peers, our product for consumers typically requires no money down and fewer application fields. We believe this leads to more in-store and online sales. We also believe that we have the best LTO payment technology at checkout for e-tailers, whereby consumers can seamlessly checkout out on a third party’s e-commerce site with our LTO payment plugin. In addition, our “integrationless” in-store technology was a strong selling point for our recent 726-store rollout, since it required no equipment or technology investment from either party.

Providing LTO consumers an “endless aisle” of products for lease-to-own. As illustrated by our B2C channels in the above diagram, we offer consumers three ways to acquire products on an LTO basis. At FlexShopper.com our customers can choose from over 150,000 of the latest products shipped by certain of the nation’s largest retailers. If customers want products that are not available on our marketplace, they may use our “personal shopper” service and simply complete a form with a link to the webpage of the desired durable good. We will then facilitate their purchase by providing an LTO arrangement. We also offer consumers the ability to acquire durable goods with our FlexShopper Wallet smartphone application available on Apple and Android devices. With FlexShopper Wallet, consumers may apply for a spending limit and take a picture of a qualifying item in any major retail store and we will fill the order for them. With our B2C channels we believe we are providing LTO consumers with a superior LTO experience and fulfilling our mission to help improve their quality of life by shopping for what they want where they want.

A Lean and Scalable Model

Compared to the brick-and-mortar LTO industry, which is suffering from the same headwinds as traditional retail stores, we have been successful in addressing the LTO consumer through online channels as also illustrated in the above diagram.

We believe our model is efficient and scalable for the following reasons:

We have no inventory risk and are completely drop-ship. We do not have any of the costs associated with buying, storing and shipping inventory. Instead, our suppliers ship goods directly to consumers.

We serve LTO consumers across the United States without brick-and-mortar stores. We do not have any of the costs associated with physical stores and the personnel needed to operate them.

4

As our sales grow we achieve more operating leverage. Our model is primarily driven by a technology platform that does not require significant increases in operating overhead to support sales growth.

Potential Industry Differentiator: Notice of Allowance from the United States Patent and Trademark Office (“USPTO”)

FlexShopper received a Notice of Allowance from the USPTO for its patent application directed to a system that enables e-commerce servers the ability to complete LTO transactions through their e-commerce websites.

FlexShopper believes this patent will constitute a significant differentiator for the Company in the industry.

Growth Opportunities and Strategies

B2B Growth Drivers

●	Recent Rollout in Retailer’s 726 Stores: Optimizing applications and conversions in these stores can lead to more lease originations.

●	New Retailer Acquisitions: We have industry veteran sales personnel targeting regional and national retailers to adopt our omnichannel LTO “save the sale” solutions. We believe we have the best omnichannel solution for retailers to “save the sale” with LTO options. In retail, the phrase “save the sale” means offering consumers other finance options when they do not qualify for traditional credit. We expect these partnerships to provide us with access to a broad range of potential new customers, with low customer acquisition costs.

●	Native Mobile Application: Virtual debit card generated by FlexShopper mobile application pays retailer at the point of sale, allowing retailer adoption with no integration. We believe this streamlined process helps retailer adoption.

B2C Growth Drivers

●	Continued Growth in New Customers and Proven Repeat Business from Direct Marketing: We continue to make significant progress in digital marketing, resulting in scaling our direct to consumer lease channels at targeted acquisition costs.

●

Marketplace Fees: We believe that the value of the FlexShopper relationship will allow the Company to charge retailers up to 8% for marketplace sales (online B2C). For instance, one of FlexShopper’s primary furniture partners has entered into an agreement to pay FlexShopper a rebate of 7% of sales generated on FlexShopper.com.

●

Expand the Range of Customers Served with FlexShopper Plus: This is an “Upstream” product that we are developing for consumers to whom we can offer a lower rate. This will enable FlexShopper to monetize more site traffic and increase conversion.

General

●	Continue to grow FlexShopper into a dominant LTO brand: Given strong consumer demand and organic growth potential for our LTO solutions, we believe that significant opportunities exist to expand our presence within current markets via existing marketing channels. As non-prime consumers become increasingly familiar and comfortable with our retail partnerships, online marketplace and mobile solutions, we plan to capture the new business generated as they migrate away from less convenient legacy brick-and-mortar LTO stores.

●	Underwriting Innovation: We continue to safely expand approval rates targeting higher quality consumers and introducing new channels and products. Higher approval rates translate into lower customer acquisition costs and provide additional opportunities to scale across all channels.

5

THE OFFERING

The information below is only a summary of more detailed information included elsewhere in this prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus, including the risk factors, carefully.

Common stock offered by us	[●] shares of common stock.
Public offering price	$ per share.
Over-allotment option	We have granted the underwriters a 45-day option to purchase up to [●] additional shares of common stock to cover over-allotments, if any.
Common stock outstanding prior to this offering	5,469,501 shares of common stock.
Common stock outstanding after this offering	[●] shares (or [●] shares if the underwriters exercise their over-allotment option in full).(1)(2)
Use of proceeds

We expect to receive approximately $[●] in net proceeds from the sale of shares offered by us in this offering (approximately $[●] if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of $[●], based on an assumed offering price of $[●] per share. We intend to use approximately $[●] of the net proceeds from this offering to repay outstanding indebtedness and the balance for working capital and other general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors

An investment in our common stock involves significant risks. See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Lock-up

We and our directors, executive officers and certain stockholders have agreed with the underwriters not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days commencing on the date of this prospectus in the case of our directors and executive officers and for a period of 90 days commencing on the date of this prospectus in the case of us and certain of our stockholders. See “Underwriting” beginning on page 53.

Market and trading symbol for our common stock	Our common stock is listed on the Nasdaq Capital Market under the symbol “FPAY.”

(1)	The number of shares of our common stock to be outstanding after this offering is based on 5,469,501 shares of common stock outstanding as of June 30, 2018 and excludes the following:

●	377,303 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $7.89;

●	425,400 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our 2007 Omnibus Equity Compensation Plan and 2015 Omnibus Equity Compensation Plan, or our Prior Incentive Plans, at a weighted average exercise price of $5.02 per share;

●	1,000 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our 2018 Omnibus Equity Compensation Plan at a weighted average exercise price of $4.35 per share;

●	749,000 shares of our common stock that are reserved for future issuance under our 2018 Omnibus Equity Compensation Plan;

●	145,197 shares of our common stock issuable upon conversion of outstanding shares of Series 1 Convertible Preferred Stock;

●	an estimated [●] shares of our common stock issuable upon conversion of outstanding shares of Series 2 Convertible Preferred Stock, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●]; and

●	an estimated [●] shares of our common stock issuable upon conversion of shares of Series 2 Convertible Preferred Stock issuable upon exercise of outstanding warrants, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●].

(2)	Except as otherwise indicated herein, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

6

SUMMARY HISTORICAL AND CONDENSED COMBINED FINANCIAL DATA

We report our financial results in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The summary historical combined statement of operations data for the six months ended June 30, 2018 and 2017 and the summary historical combined balance sheet data as of June 30, 2018 presented below have been derived from our unaudited combined financial statements included elsewhere in this prospectus. The summary historical combined statement of operations data for the years ended December 31, 2017 and 2016 and the combined balance sheet data as of December 31, 2017 and 2016 presented below have been derived from our audited combined financial statements included elsewhere in this prospectus. The summary historical combined financial statements should be read in conjunction with such combined financial statements.

	Six Months Ended June 30,		Year Ended December 31,
Statement of Operations Data:	2018	2017	2017	2016
Total revenues	$39,027,721	$34,128,877	$67,046,364	$47,579,585
Costs, expenses and other:
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise, and cost of lease merchandise sold	20,053,626	17,123,550	32,452,046	23,422,544
Provision for doubtful accounts	10,658,805	9,675,629	19,135,207	13,281,242
Marketing, salaries and benefits and other operating expenses	10,597,535	8,839,917	21,621,610	21,204,322
Interest expense, including amortization of debt issuance costs	1,979,005	1,107,295	2,168,262	1,925,184
Net loss	(4,261,250)	(2,617,514)	(8,330,761)	(12,253,707)

Statement of Cash Flow Data:
Operating activities	$(2,412,710)	$1,873,670	$(6,598,834)	$(17,372,429)
Investing activities	(1,021,551)	(979,562)	(2,021,538)	(1,855,088)
Financing activities	521,294	(773,207)	8,176,792	21,243,806
Other Data (non-GAAP):
Adjusted EBITDA	(1,311,560)	(702,173)	(4,431,584)	(9,077,012)

7

	June 30,	As of December 31,
Consolidated Balance Sheet Data (at period end):	2018	2017	2016
Current assets	$24,349,972	$30,964,740	$26,526,519
Property and equipment, net	3,073,049	2,948,164	2,540,514
Other assets, net	94,185	95,722	88,591
Total assets	27,517,206	34,008,626	29,155,624
Current liabilities	23,549,529	22,986,682	4,473,184
Long-term debt	1,309,284	4,698,032	10,156,719
Total liabilities	24,858,813	27,684,714	14,629,903
Total equity	2,658,393	6,323,912	14,525,721

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA represents net income before interest, stock-based compensation, taxes, depreciation (other than depreciation of leased inventory) and amortization. We believe that Adjusted EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

●	is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company;

●	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our credit worthiness; and

●	is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

Adjusted EBITDA is a supplemental measure of FlexShopper’s performance that is neither required by, nor presented in accordance with, U.S. GAAP. Adjusted EBITDA should not be considered as a substitute for U.S. GAAP metrics such as operating loss, net income or any other performance measure derived in accordance with U.S. GAAP.

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016
Reported Net Loss	$(4,261,250)	$(2,617,514)	$(8,330,761)	$(12,253,707)
Amortization of debt costs	293,307	236,808	473,616	451,304
Other amortization and depreciation	898,204	765,836	1,616,964	1,115,203
Interest expense	1,685,698	870,486	1,694,645	1,473,880
Stock compensation	72,481	42,211	113,952	136,308
Adjusted EBITDA	$(1,311,560)	$(702,173)	$(4,431,584)	$(9,077,012)

8

RISK FACTORS

An investment in our securities involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our securities, you should carefully consider the following risks, together with the financial and other information contained in this prospectus.

Our business, prospects, results of operations and financial condition could be materially adversely affected by these risks. In that event, the trading price of our securities could decline, and you may lose all or part of your investment in our securities.

Risks Related to our Business

Our limited operating history makes it difficult to evaluate our business to date and assess our future viability.

FlexShopper, LLC, which was formed in June 2013 to enter the LTO business, has a limited operating history upon which investors may judge our performance and has incurred net losses. Our ability to achieve profitability in this business will depend upon many factors, including, without limitation, our ability to execute our growth strategy and technology development, obtain sufficient capital, develop relationships with third-party retail partners, adapt to fluctuations in the economy and modify our strategy based on the degree and nature of competition. Our senior management team has very limited experience in the LTO industry. While we believe our FlexShopper business model will be successful, prior success of our senior management in other businesses should not viewed as an indication that we will be profitable. We can provide no assurances that our operations will ever be profitable.

We will require additional financing in addition to any proceeds received from this offering to achieve our business plans.

We may be unable to successfully implement our ambitions of targeting very large markets in an intensely competitive industry segment without significantly increasing our resources. We do not currently have sufficient funds to fully implement our business plan and will need to raise capital through new financings in addition to the offering described in this prospectus. Such financings could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current stockholders. There can be no assurance that additional funds will be available on terms attractive to us, or at all. If adequate funds are not available, we may be required to curtail or reduce our operations or forced to sell or dispose of our rights or assets. An inability to raise adequate funds on commercially reasonable terms would have a material adverse effect on our business, results of operation and financial condition, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

Our business liquidity and capital resources are dependent upon our credit agreement with an institutional lender and our compliance with the terms thereof. We may lose access to new loans under our credit agreement on August 31, 2018 if this offering is not consummated prior to that date, in which case we will need to extend or replace the credit agreement before its maturity in August 2019. If we are unable to successfully extend or replace the credit agreement in a timely manner, our future financial condition and liquidity would be materially adversely affected.

FlexShopper, through FlexShopper 2, LLC (the “Borrower”), is party to a credit agreement (as amended, the “Credit Agreement”) with Wells Fargo Bank, National Association, various lenders from time to time party thereto and WE2014-1, LLC (the “Lender”). The Borrower is permitted to borrow funds under the Credit Agreement based on the Borrower’s cash on hand and the Amortized Order Value of the Borrower’s Eligible Leases (as such terms are defined in the Credit Agreement), less certain deductions described in the Credit Agreement. Under the terms of the Credit Agreement, subject to the satisfaction of certain conditions, the Borrower may borrow up to $25,000,000 from the Lender for a term of two years; however, as of June 30, 2018, there was approximately $8,798,528 in additional availability under the Credit Agreement and the outstanding balance under the Credit Agreement was $16,201,472. The Lender holds security interests in certain leases as collateral under the Credit Agreement. For the term of the Credit Agreement, FlexShopper and its subsidiaries may not incur additional indebtedness (subject to certain exceptions) without the permission of the Lender. In addition, the Lender and its affiliates have a right of first refusal on certain FlexShopper transactions involving leases or other financial products. The Credit Agreement includes customary events of default, including, among others, failures to make payment of principal and interest, breaches or defaults under the terms of the Credit Agreement and related agreements entered into with the Lender, breaches of representations, warranties or certifications made by or on behalf of the Borrower in the Credit Agreement and related documents (including certain financial and expense covenants), deficiencies in the borrowing base, certain judgments against the Borrower and bankruptcy events.

9

On January 9, 2018, the Lender extended the Commitment Termination Date (as defined in the Credit Agreement) from April 1, 2018 to August 31, 2018. Upon the Commitment Termination Date, the Lender is no longer obligated to lend money to the Borrower and all amounts outstanding under the Credit Agreement will be due on the twelve-month anniversary thereof. We are currently exploring various possible financing options that may be available to us, including the offering described in this prospectus and may include extension, modification or refinancing of the Credit Agreement. The Company expects that in connection with the completion of this offering (1) it will repay in full the subordinated promissory notes and (2) the Commitment Termination Date under the Credit Agreement will be extended to no earlier than [●]. However, have no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all. If we are unable to obtain such needed capital to service our future obligations under the Credit Agreement, we may be forced to significantly curtail or suspend our operations.

Failure to effectively manage our costs could have a material adverse effect on our profitability.

Certain elements of our cost structure are largely fixed in nature while consumer spending remains uncertain, which makes it challenging for us to maintain or increase our operating income. The competitiveness in our industry and increasing price transparency mean that the need to achieve efficient operations is greater than ever. As a result, we must continuously focus on managing our cost structure. Failure to manage our labor and benefit rates, advertising and marketing expenses, operating leases, charge-offs or indirect spending could materially adversely affect our profitability.

Our LTO business depends on the success of our third-party retail partners and our continued relationships with them.

Our revenues depend in part on the relationships we have with third-party retailers we work with to offer our LTO services. We have entered into a variety of such arrangements and expect to seek additional such relationships in the future. However, for a variety of reasons we may not be successful in these efforts. If our retail partners do not satisfy their obligations to us, we are unable to meet our retail partners’ expectations and demands or we are unable to reach agreements with additional suitable retail partners, we may fail to meet our business objectives. The terms of any additional retail partnerships or other strategic arrangements that we establish may not be favorable to us. Our inability to successfully implement retail partnerships and strategic arrangements could adversely affect our business, financial condition and results of operations. In addition, in most cases, our agreements with such third-party retailers may be terminated at the retailer’s election. There can be no assurance that we will be able to continue our relationships with our retail partners on the same or more favorable terms in future periods or that these relationships will continue beyond the terms of our existing contracts with our retail partners. The failure of our third-party retail partners to maintain quality and consistency in their operations and their ability to continue to provide products and services, or the loss of the relationship with any of these third-party retailers and an inability to replace them, could cause our business to lose customers, substantially decreasing our revenues and earnings growth.

Our growth will depend on our ability to develop our brands, and these efforts may be costly.

Our ability to develop the FlexShopper brand will be critical to achieving widespread acceptance of our services and will require a continued focus on active marketing efforts. We will need to continue to spend substantial amounts of money on, and devote substantial resources to, advertising, marketing, and other efforts to create and maintain brand loyalty among our customers. If we fail to promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to do so, our business would be harmed.

Our LTO business depends on the continued growth of online and mobile commerce.

The business of selling goods over the internet and mobile networks is dynamic and relatively new. Concerns about fraud, privacy and other problems or lack of access may discourage additional consumers from adopting the internet or mobile devices as modes of commerce or may prompt consumers to offline channels. In order to expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods and may prefer internet analogues to such traditional retail means, such as the retailer’s own website, to our offerings. If these consumers prove to be less active than we expect due to lower levels of willingness or ability to use the internet or mobile devices for commerce for any reason, including lack of access to high-speed communications equipment, traffic congestion on the internet or mobile network outages or delays, disruptions or other damage to users’ computers or mobile devices, and we are unable to gain efficiencies in our operating costs, including our cost of acquiring new users, our business could be adversely impacted.

Failure to successfully manage and grow our FlexShopper.com e-commerce platform could materially adversely affect our business and future prospects.

Our FlexShopper.com e-commerce platform provides customers the ability to apply, shop, review our product offerings and prices and enter into lease agreements as well as make payments on existing leases from the comfort of their homes and on their mobile devices. Our e-commerce platform is a significant and essential component of our strategic plan and we believe will drive future growth of our business. In order to promote our products and services and allow customers to transact online and reach new customers, we must effectively maintain, improve and grow our e-commerce platform. There can be no assurance that we will be able to maintain, improve or grow our e-commerce platform in a profitable manner.

The success of our business is dependent on factors affecting consumer spending that are not under our control.

Consumer spending is affected by general economic conditions and other factors including levels of employment, disposable consumer income, prevailing interest rates, consumer debt and availability of credit, inflation, recession and fears of recession, tax rates and rate increases, timing of receipt of tax refunds, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security. Unfavorable changes in factors affecting discretionary spending could reduce demand for our products and services, such as consumer electronics and residential furniture, resulting in lower revenue and negatively impacting our business and its financial results.

10

Our customer base presents significant risk of default for non-payment.

We bear the risk of non-payment or late payments by our customers. The nature of our customer base makes it sensitive to adverse economic conditions and, in the event of an economic downturn, less likely to meet our prevailing underwriting standards, which may be more restrictive in an adverse economic environment. As a result, during such periods we may experience decreases in the growth of new customers, and we may curtail spending limits to existing customers, which may adversely affect our net sales and potential profitability.

Our customers can return merchandise without penalty.

When our customers acquire merchandise through the FlexShopper LTO program, we purchase the merchandise from the retailer and enter the lease-to-own relationship with the customer. Because our customers can return merchandise without penalty, there is risk that we may end up owning a significant amount of merchandise that is difficult to monetize. While we have factored customer returns into our business model, customer return volume may exceed the levels we expect, which could adversely impact our collections, revenues and our financial performance. Returns totaled less than one percent of leased merchandise at June 30, 2018.

We rely on third-party credit/debit card and ACH (Automated Clearing House) processors to process collections from customers on a weekly basis. Our ability to collect from customers could be impaired if these processors do not work with us.

These third-party payment processors may consider our business a high risk since our customer base has a high incidence of insufficient funds and rejected payments. This could cause a processor to discontinue its services to us, and we may not be able to find a replacement processor. If this occurs, we would have to collect from our customers using less efficient methods, which would adversely impact our collections, revenues and our financial performance.

We rely on internal models to manage risk, to provide accounting estimates and to make other business decisions. Our results could be adversely affected if those models do not provide reliable estimates or predictions of future activity.

The accurate modeling of risks is critical to our business, particularly with respect to managing underwriting and spending limits for our customers. Our expectations regarding customer repayment levels, as well as our allowances for doubtful accounts and other accounting estimates, are based in large part on internal modeling. We also rely heavily on internal models in making a variety of other decisions crucial to the successful operation of our business. It is therefore important that our models are accurate, and any failure in this regard could have a material adverse effect on our results. However, models are inherently imperfect predictors of actual results because they are based on historical data available to us and our assumptions about factors such as demand, payment rates, default rates, delinquency rates and other factors that may overstate or understate future experience. Our models could produce unreliable results for a number of reasons, including the limitations or lack of historical data to predict results, invalid or incorrect underlying assumptions or data, the need for manual adjustments in response to rapid changes in economic conditions, incorrect coding of the models or inappropriate application of a model to products or events outside of the model’s intended use. In particular, models are less dependable when the economic environment is outside of historical experience, as has been the case recently. Due to the factors described above, resulting unanticipated and excessive default and charge-off experience can adversely affect our profitability and financial condition, breach covenants in our Credit Agreement, limit our ability to secure a future credit facility and adversely affect our ability to finance our business.

Our operations are regulated by and subject to the requirements of various federal and state laws and regulations. These laws and regulations, which may be amended or supplemented or interpreted by the courts from time to time, could expose us to significant compliance costs or burdens or force us to change our business practices in a manner that may be materially adverse to our operations, prospects or financial condition.

Currently, nearly every state and the District of Columbia specifically regulate LTO transactions. At the present time, no federal law specifically regulates the LTO industry, although federal legislation to regulate the industry has been proposed from time to time. Any adverse changes in existing laws, or the passage of new adverse legislation by states or the federal government could materially increase both our costs of complying with laws and the risk that we could be sued or be subject to government sanctions if we are not in compliance. In addition, new burdensome legislation might force us to change our business model and might reduce the economic potential of our sales and lease ownership operations. Most of the states that regulate LTO transactions have enacted disclosure laws that require LTO companies to disclose to their customers the total number of payments, the total amount and timing of all payments to acquire ownership of any item, any other charges that may be imposed and miscellaneous other items. In addition, certain restrictive state lease purchase laws limit the total amount that a customer may be charged for an item, or regulate the “cost-of-rental” amount that LTO companies may charge on LTO transactions, generally defining “cost-of-rental” as lease fees paid in excess of the “retail” price of the goods. There has been increased legislative attention in the United States, at both the federal and state levels, on consumer debt transactions in general, which may result in an increase in legislative regulatory efforts directed at the LTO industry. We cannot guarantee that the federal government or states will not enact additional or different legislation that would be disadvantageous or otherwise materially adverse to us. In addition to the risk of lawsuits related to the laws that regulate LTO transactions, we could be subject to lawsuits alleging violations of federal and/or state laws and regulations relating to consumer tort law, including fraud, consumer protection, information security and privacy. A large judgment against us could adversely affect our financial condition and results of operations. Moreover, an adverse outcome from a lawsuit, even one against one of our competitors, could result in changes in the way we and others in the industry do business, possibly leading to significant costs or decreased revenues or profitability.

11

Our virtual LTO business differs in some potentially significant respects from the risks of a typical LTO brick-and-mortar store business, which implicates certain additional regulatory risks.

We offer LTO products directly to consumers through our e-commerce marketplace and through the stores and e-commerce sites of third-party retailers. This novel business model implicates certain regulatory risk including, among others:

●	possibly different regulatory risks than applicable to traditional brick-and-mortar LTO stores, whether arising from the offer by third-party retailers of FlexShopper’s B2B solutions alongside traditional cash, check or credit payment options or otherwise, including the risk that regulators may mistakenly treat virtual LTO transactions as some other type of transaction that would face different and more burdensome and complex regulations;

●	reliance on automatic bank account drafts for lease payments, which may become disfavored as a payment method for these transactions by regulators;

●	potential that regulators may target the virtual LTO transaction and/or adopt new regulations or legislation (or existing laws and regulations may be interpreted in a manner) that negatively impact FlexShopper’s ability to offer virtual LTO programs through third-party retail partners;

●	potential that regulators may attempt to force the application of laws and regulations on FlexShopper’s virtual LTO business in inconsistent and unpredictable ways that could increase the compliance-related costs incurred by FlexShopper, and negatively impact FlexShopper’s financial and operational performance; and

●	indemnification obligations to FlexShopper retail partners and their service providers for losses stemming from FlexShopper’s failure to perform with respect to its products and services.

Any of these risks could have a material adverse effect on FlexShopper’s business.

Changes in regulations or customer concerns, in particular as they relate to privacy and protection of customer data, could adversely affect our business.

Our business is subject to laws relating to the collection, use, retention, security and transfer of personally identifiable information about our customers. The interpretation and application of privacy and customer data protection laws are in a state of flux and may vary from jurisdiction to jurisdiction. These laws may be interpreted and applied inconsistently and our current data protection policies and practices may not be consistent with those interpretations and applications. Complying with these varying requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business. Any failure, or perceived failure, by us to comply with our own privacy policies or with any regulatory requirements or orders or other privacy or consumer protection related laws and regulations could result in proceedings or actions against us by governmental entities or others, subject us to significant penalties and negative publicity and adversely affect our operating results.

If we fail to protect the integrity and security of customer and employee information, we could damage our reputation or be exposed to litigation or regulatory enforcement, and our business could be adversely impacted.

We collect and store certain personal information provided to us by our customers and employees in the ordinary course of our business. Despite instituted safeguards for the protection of such information, we cannot be certain that all of our systems are entirely free from vulnerability to attack. Computer hackers may attempt to penetrate our network security and, if successful, misappropriate confidential customer or employee information. In addition, one of our employees, contractors or other third party with whom we do business may attempt to circumvent our security measures in order to obtain such information, or inadvertently cause a breach involving such information. Loss of customer or employee information could disrupt our operations, damage our reputation and expose us to claims from customers, employees, regulators and other persons, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, the costs associated with information security, such as increased investment in technology, the costs of compliance with privacy laws and costs incurred to prevent or remediate information security breaches, could adversely impact our business.

12

The transactions offered to consumers by our businesses may be negatively characterized by consumer advocacy groups, the media and certain federal, state and local government officials, and if those negative characterizations become increasingly accepted by consumers and/or FlexShopper’s retail partners, demand for our goods and the transactions we offer could decrease and our business could be materially adversely affected.

Certain consumer advocacy groups, media reports and federal and state legislators have asserted that laws and regulations should be broader and more restrictive regarding LTO transactions. The consumer advocacy groups and media reports generally focus on the total cost to a consumer to acquire an item, which is often alleged to be higher than the interest typically charged by banks or similar lending institutions to consumers with better credit histories. This “cost-of-rental” amount, which is generally defined as lease fees paid in excess of the “retail” price of the goods, is from time to time characterized by consumer advocacy groups and media reports as predatory or abusive without discussing benefits associated with LTO programs or the lack of viable alternatives for our customers’ needs. If the negative characterization of these types of LTO transactions becomes increasingly accepted by consumers or FlexShopper’s retail and merchant partners, demand for our products and services could significantly decrease, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, if the negative characterization of these types of transactions is accepted by legislators and regulators, we could become subject to more restrictive laws and regulations, which could have a material adverse effect on our business, results of operations and financial condition. The vast expansion and reach of technology, including social media platforms, has increased the risk that our reputation could be significantly impacted by these negative characterizations in a relatively short amount of time. If we are unable to quickly and effectively respond to such characterizations, we may experience declines in customer loyalty and traffic and our relationships with our retail partners may suffer, which could have a material adverse effect on our business, results of operations and financial condition.

The loss of any of our key personnel could harm our business.

Our future financial performance will depend to a significant extent on our ability to motivate and retain key management personnel. Further, FlexShopper is seeking to hire additional qualified management for its FlexShopper business. Competition for qualified management personnel is intense, and there can be no assurance that we will be able to hire additional qualified management on terms satisfactory to FlexShopper. Further, in the event we experience turnover in our senior management positions, we cannot assure you that we will be able to recruit suitable replacements. We must also successfully integrate all new management and other key positions within our organization to achieve our operating objectives. Even if we are successful, turnover in key management positions may temporarily harm our financial performance and results of operations until new management becomes familiar with our business. At present, we do not maintain key-man life insurance on any of our executive officers, although we entered into employment contracts with Brad Bernstein, our Chief Executive Officer and President, and Russ Heiser, our Chief Financial Officer. Our Board of Directors is responsible for approval of all future employment contracts with our executive officers. We can provide no assurances that said future employment contracts and/or their current compensation is or will be on commercially reasonable terms to us in order to retain our key personnel. The loss of any of our key personnel could harm our business.

We depend on hiring an adequate number of hourly employees to run our business and are subject to government regulations concerning these and our other employees, including wage and hour regulations.

Our workforce is comprised primarily of employees who work on an hourly basis. To grow our operations and meet the needs and expectations of our customers, we must attract, train, and retain a large number of hourly associates, while at the same time controlling labor costs. These positions have historically had high turnover rates, which can lead to increased training, retention and other costs. In certain areas where we operate, there is significant competition for employees, including from retailers and the restaurant industries. The lack of availability of an adequate number of hourly employees, or our inability to attract and retain them, or an increase in wages and benefits to current employees could adversely affect our business, results of operations, cash flows and financial condition. We are subject to applicable rules and regulations relating to our relationship with our employees, including wage and hour regulations, health benefits, unemployment and payroll taxes, overtime and working conditions and immigration status. Accordingly, federal, state or local legislated increases in the minimum wage, as well as increases in additional labor cost components such as employee benefit costs, workers’ compensation insurance rates, compliance costs and fines, would increase our labor costs, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

13

Employee misconduct or misconduct by third parties acting on our behalf could harm us by subjecting us to monetary loss, significant legal liability, regulatory scrutiny and reputational harm.

Our reputation is critical to maintaining and developing relationships with our existing and potential customers and third parties with whom we do business. There is a risk that our employees or the employees of a third-party retailer with whom we partner could engage in misconduct that adversely affects our reputation and business. For example, if an employee or a third party associated with our business were to engage in, or be accused of engaging in, illegal or suspicious activities including fraud or theft of our customers’ information, we could suffer direct losses from the activity and, in addition, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial condition, customer relationships and ability to attract future customers. Employee or third-party misconduct could prompt regulators to allege or to determine based upon such misconduct that we have not established adequate supervisory systems and procedures to inform employees of applicable rules or to detect violations of such rules. The precautions that we take to detect and prevent misconduct may not be effective in all cases. Misconduct by our employees or third-party contractors, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business. Our operations are subject to certain laws generally prohibiting companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, such as the U.S. Foreign Corrupt Practices Act, and similar anti-bribery laws in other jurisdictions. Our employees, contractors or agents may violate the policies and procedures we have implemented to ensure compliance with these laws. Any such improper actions could subject us to civil or criminal investigations, could lead to substantial civil and criminal, monetary and non-monetary penalties, and related shareholder lawsuits, could cause us to incur significant legal fees, and could damage our reputation.

Competition in the LTO business is intense.

The LTO industry is highly competitive. Our operation competes with other national, regional and local LTO businesses, as well as with rental stores that do not offer their customers a purchase option. Some of these companies have, or may develop, systems that enable consumers to obtain through online facilities spending limits and payment terms and to enter into leases nearly instantaneously, in a manner similar to that provided by FlexShopper’s proprietary technology. Greater financial resources may allow our competitors to grow faster than us, including through acquisitions. This in turn may enable them to enter new markets before we can, which may decrease our opportunities in those markets. Greater name recognition, or better public perception of a competitor’s reputation, may help them divert market share away from us, even in our established markets. Some competitors may be willing to offer competing products on an unprofitable basis in an effort to gain market share, which could compel us to match their pricing strategy or lose business. With respect to customers desiring to purchase merchandise for cash or on credit, we also compete with retail stores. Competition is based primarily on store location, product selection and availability, customer service and lease rates and terms. We believe we do not currently have significant competition for our online LTO marketplace and patent-pending LTO payment method. However, such competition is likely to develop over time, and we may be unable to successfully compete in our target markets. We can provide no assurances that we will be able to successfully compete in the LTO industry.

Continuation or worsening of current economic conditions faced by a portion of our customer base could result in decreased revenues. The geographic concentration of our retail partners may magnify the impact of conditions in a particular region, including economic downturns and other occurrences.

Much of our customer base continues to experience prolonged economic uncertainty and, in certain areas, unfavorable economic conditions. We believe that the extended duration of that economic uncertainty and unfavorable economic conditions may be resulting in our customers curtailing purchases of the types of merchandise we offer, or entering into agreements that generate smaller amounts of revenue for us (i.e., a 90-day same-as-cash option), resulting in decreased revenues for FlexShopper. Any increases in unemployment or underemployment within our customer base may result in increased defaults on lease payments, resulting in increased merchandise return costs and merchandise losses. In addition, our retail partners as well as our online customer base are subject to the effects of adverse acts of nature, such as winter storms, hurricanes, hail storms, strong winds, earthquakes and tornadoes, which have in the past caused damage such as flooding and other damage to our retail partners and online customers.

We are subject to sales, income and other taxes, which can be difficult and complex to calculate due to the nature of our business. A failure to correctly calculate and pay such taxes could result in substantial tax liabilities and a material adverse effect on our results of operations.

The application of indirect taxes, such as sales tax, is a complex and evolving issue, particularly with respect to the LTO industry generally and our virtual LTO business more specifically. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the LTO industry and e-commerce and, therefore, in many cases it is not clear how existing statutes apply to our various businesses. In addition, governments are increasingly looking for ways to increase revenues, which has resulted in discussions about tax reform and other legislative action to increase tax revenues, including through indirect taxes. This also could result in other adverse changes in or interpretations of existing sales, income and other tax regulations. For example, from time to time, some taxing authorities in the United States have notified us that they believe we owe them certain taxes imposed on transactions with our customers. Although these notifications have not resulted in material tax liabilities to date, there is a risk that one or more jurisdictions may be successful in the future, which could have a material adverse effect on our results of operations.

14

System interruption and the lack of integration and redundancy in our order entry and online systems may adversely affect our net sales.

Customer access to our customer service center and websites is key to the continued flow of new orders. Anything that would hamper or interrupt such access could adversely affect our net sales, operating results and customer satisfaction. Examples of risks that could affect access include problems with the internet or telecommunication infrastructure, limited web access by our customers, local or more systemic impairment of computer systems due to viruses or malware, or impaired access due to breaches of internet security or denial of service attacks. Changes in the policies of service providers or others that increase the cost of telephone or internet access could inhibit our ability to market our products or transact orders with customers. In addition, our ability to operate our business from day-to-day largely depends on the efficient operation of our computer hardware and software systems and communications systems. Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins or denial of service attacks, improper operation by employees and similar events or disruptions. Any of these events could cause system interruption, delays and loss of critical data and could prevent us from accepting and fulfilling customer orders and providing services, which would impair our operations. Certain of our systems are not redundant, and we have not fully implemented a disaster recovery plan. In addition, we may have inadequate insurance coverage to compensate us for any related losses. Interruptions to customer ordering, particularly if prolonged, could damage our reputation and be expensive to remedy and have significant adverse effects on our financial results.

We face risk related to the strength of our operational, technological and organizational infrastructure.

We are exposed to operational risks that can be manifested in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees, contractors or third parties and exposure to external events. In addition, we are heavily dependent on the strength and capability of our technology systems that we use to manage our internal financial, credit and other systems, interface with our customers and develop and implement effective marketing campaigns. Our ability to operate our business to meet the needs of our existing customers and attract new ones and to run our business in compliance with applicable laws and regulations depends on the functionality of our operational and technology systems. Any disruptions or failures of our operational and technology systems, including those associated with improvements or modifications to such systems, could cause us to be unable to market and manage our products and services and to report our financial results in a timely and accurate manner, all of which could have a negative impact on our results of operations. In some cases, we outsource delivery, maintenance and development of our operational and technological functionality to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. Any increase in the amount of our infrastructure that we outsource to third parties may increase our exposure to these risks.

If we do not respond to technological changes, our services could become obsolete, and we could lose customers.

To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce websites and other technologies. We may face material delays in introducing new products and enhancements. If this happens, our customers may forego the use of our websites and use those of our competitors. The internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers’ orders and payments could harm our business, prospects, financial condition and results of operations.

We may not be able to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

FlexShopper received a Notice of Allowance from the USPTO for its patent application directed to a system that enables e-commerce servers the ability to complete LTO transactions through their e-commerce websites and may file additional patent applications in the future. We can provide no assurances that we will be granted any patents by the USPTO. We regard our pending patents, trademarks, service marks, copyrights, trade dress, trade secrets, proprietary technology, and similar intellectual property as critical to our success. In particular, we believe certain proprietary information, including but not limited to our underwriting model, and patent-pending systems are central to our business model, and we believe give us a key competitive advantage. We rely on trademark and copyright law, trade secret protection, and confidentiality, license and work product agreements with our employees, customers and others to protect our proprietary rights. We may be unable to prevent third parties from acquiring trademarks, service marks and domain names that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights. Failure to protect our domain names could affect adversely our reputation and brand, and make it more difficult for users to find our website. We may be unable to discover or determine the extent of any unauthorized use of our proprietary rights. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. In addition, the steps we take to protect our intellectual property may not adequately protect our rights or prevent parties from infringing or misappropriating our proprietary rights. We can be at risk that others will independently develop or acquire equivalent or superior technology or other intellectual property rights. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. We cannot be certain that the intellectual property used in our business does not and will not infringe the intellectual property rights of others, and we are from time to time subject to third party infringement claims. Due to recent changes in patent law, we face the risk of a temporary increase in patent litigation due to new restrictions on including unrelated defendants in patent infringement lawsuits in the future particularly from entities that own patents but that do not make products or services covered by the patents. Any third party infringement claims against us, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. Moreover, should we be found liable for infringement, we may be required to seek to enter into licensing agreements, which may not be available on acceptable terms or at all.

15

In deciding whether to provide a spending limit to customers, we rely on the accuracy and completeness of information furnished to us by or on behalf of our customers. If we and our systems are unable to detect any misrepresentations in this information, this could have a material adverse effect on our results of operations and financial condition.

In deciding whether to provide a customer with a spending amount, we rely heavily on information furnished to us by or on behalf of our customers and our ability to validate such information through third-party services, including personal financial information. If a significant percentage of our customers intentionally or negligently misrepresent any of this information, and we or our systems do not or did not detect such misrepresentations, it could have a material adverse effect on our ability to effectively manage our risk, which could have a material adverse effect on our results of operations and financial condition.

If we fail to timely contact delinquent customers, then the number of delinquent customer receivables eventually being charged off could increase.

We contact customers with delinquent account balances soon after the account becomes delinquent. During periods of increased delinquencies it is important that we are proactive in dealing with these customers rather than simply allowing customer receivables to go to charge-off. During periods of increased delinquencies, it becomes extremely important that we are properly staffed and trained to assist customers in bringing the delinquent balance current and ultimately avoiding charge-off. If we do not properly staff and train our collections personnel, or if we incur any downtime or other issues with our information systems that assist us with our collection efforts, then the number of accounts in a delinquent status or charged-off could increase. In addition, managing a substantially higher volume of delinquent customer receivables typically increases our operational costs. A rise in delinquencies or charge-offs could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our management information systems may not be adequate to meet our evolving business and emerging regulatory needs and the failure to successfully implement them could negatively impact the business and its financial results.

We are investing significant capital in new information technology systems to support our growth plan. These investments include redundancies, and acquiring new systems and hardware with updated functionality. We are taking appropriate actions to ensure the successful implementation of these initiatives, including the testing of new systems, with minimal disruptions to the business. These efforts may take longer and may require greater financial and other resources than anticipated, may cause distraction of key personnel, may cause disruptions to our systems and our business, and may not provide the anticipated benefits. The disruption in our information technology systems, or our inability to improve, integrate or expand our systems to meet our evolving business and emerging regulatory requirements, could impair our ability to achieve critical strategic initiatives and could adversely impact our sales, collections efforts, cash flows and financial condition.

If we fail to maintain adequate systems and processes to detect and prevent fraudulent activity, our business could be adversely impacted.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as paper instrument counterfeiting, fraudulent payment or refund schemes and identity theft. As we make more of our services available over the internet and other media we subject ourselves to consumer fraud risk. We use a variety of tools to protect against fraud; however, these tools may not always be successful.

Our failure to maintain an effective system of internal controls could result in inaccurate reporting of financial results and harm our business.

We are required to comply with a variety of reporting, accounting and other rules and regulations. As a public reporting company subject to the rules and regulations established from time to time by the SEC and the Nasdaq, we are required to, among other things, establish and periodically evaluate procedures with respect to our disclosure controls and procedures. In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 so that our management can certify, on an annual basis, that our internal control over financial reporting is effective. As such, we maintain a system of internal control over financial reporting, but there are limitations inherent in internal control systems. A control system can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be appropriate relative to their costs. Furthermore, compliance with existing requirements is expensive and we may need to implement additional finance and accounting and other systems, procedures and controls to satisfy our reporting requirements. If our internal control over financial reporting is determined to be ineffective, such failure could cause investors to lose confidence in our reported financial information, negatively affect the market price of our common stock, subject us to regulatory investigations and penalties, and adversely impact our business and financial condition.

16

Product safety and quality control issues, including product recalls, could harm our reputation, divert resources, reduce sales and increase costs.

The products we lease are subject to regulation by the U.S. Consumer Product Safety Commission and similar state regulatory authorities. Such products could be subject to recalls and other actions by these authorities. Product safety or quality concerns may require us to voluntarily remove selected products from our e-commerce site, or from our customers’ homes. Such recalls and voluntary removal of products can result in, among other things, lost sales, diverted resources, potential harm to our reputation and increased customer service costs, which could have a material adverse effect on our financial condition. In addition, given the terms of our lease agreements with our customers, in the event of such a product quality or safety issue, our customers who have leased the defective merchandise from us could terminate their lease agreements for that merchandise and/or not renew those lease arrangements, which could have a material adverse effect on our financial condition if we are unable to recover those losses from the vendor who supplied us with the defective merchandise.

Increased costs associated with corporate governance compliance may significantly impact our results of operations.

Changing laws, regulations and standards relating to corporate governance, public disclosure and compliance practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, and new SEC regulations, may create difficulties for companies such as ours in understanding and complying with these laws and regulations. As a result of these difficulties and other factors, devoting the necessary resources to comply with evolving corporate governance and public disclosure standards has resulted in and may in the future result in increased general and administrative expenses and a diversion of management time and attention to compliance activities. We also expect these developments to increase our legal compliance and financial reporting costs. In addition, these developments may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Moreover, we may be unable to comply with these new laws and regulations on a timely basis. These developments could make it more difficult for us to retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result. To the extent these costs are significant, our general and administrative expenses are likely to increase.

Risks Related to our Common Stock and this Offering

As an investor, you may lose all of your investment.

Investing in our securities involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

Because of their significant stock ownership and ability to select nominees to our Board of Directors, certain beneficial owners of our stock, as well as our executive officers and directors, will be able to exert control over the Company and significant corporate decisions.

B2 FIE V LLC (“B2 FIE”), a holder of our Series 2 Convertible Preferred Stock issued in June 2016, beneficially owns 31.1% of the voting power of our outstanding stock as of August 2, 2018. Our secured lender under our Credit Agreement beneficially owns 26.6% of the voting power of our outstanding stock as of August 2, 2018. Also, our executive officers and directors beneficially own an additional 9.3% of the voting power of our outstanding stock as of the same date. In the event that they act in concert on future stockholder matters, such persons may have the ability to affect the election of all of our directors and the outcome of all issues submitted to our stockholders. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Additionally, pursuant to Investor Rights Agreements entered into in connection with their investments in the Company, each of B2 FIE and our secured lender currently has the right to designate on our Board of Directors two and one nominee, respectively. As a result, the presence of directors on our Board of Directors nominated by these investors enables such investors to influence and impact future actions taken by our Board of Directors.

The price of our common stock may fluctuate significantly.

During the six months ended June 30, 2018, the price for our common stock on the Nasdaq Capital Market ranged from $4.80 to $2.62. The market price for our common stock can fluctuate as a result of a variety of factors, including the factors listed in this Risk Factors section, many of which are beyond our control. These factors include: actual or anticipated variations in quarterly operating results; announcements of new services by our competitors or us; announcements relating to strategic relationships or acquisitions; our ability to meet market expectations with respect to the growth and profitability of each of our operating segments; quarterly variations in our competitors’ results of operations; state or federal legislative or regulatory proposals, initiatives, actions or changes that are, or are perceived to be, adverse to our operations; changes in financial estimates or other statements by securities analysts; and other changes in general economic conditions. Because of this, we may fail to meet or exceed the expectations of our stockholders or others, and the market price for our common stock could fluctuate as a result. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

17

We have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We currently intend to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay cash dividends will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as our Board of Directors may deem relevant.

If we sell shares of our common stock or securities convertible into our common stock in future financings, the ownership interest of existing shareholders will be diluted and, as a result, our stock price may go down.

We may from time to time issue additional shares of common stock, possibly at a discount from the current trading price of our common stock. As a result, our existing shareholders will experience immediate dilution upon the purchase of any shares of our Common Stock sold at a discount. For example, in connection with the sale of Series 2 Preferred Stock in June 2016, FlexShopper raised approximately $22.0 million in net proceeds through direct sales of 21,952 shares of Series 2 Preferred Stock, each share of which is convertible into 123.4568 shares of our common stock. As other capital raising opportunities present themselves, we may enter into financing or similar arrangements in the future. If we issue common stock or securities convertible into common stock, our shareholders will experience dilution and this dilution will be greater if we find it necessary to sell securities at a discount to prevailing market prices. Furthermore, this offering and any future offering of our common stock at a price per share less than the then-current conversion price of Series 2 Preferred Stock will increase the conversion rate of the Series 2 Preferred Stock, increasing the dilutive properties of such preferred stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the offering price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock immediately prior to the offering, purchasers of our common stock in this offering will incur immediate dilution of $[●] per share in the net tangible book value of the common stock they acquire, assuming a public offering price of $[●], which was the last reported sale price of our common stock on the Nasdaq Capital Market on [●], 2018. In addition, this offering will result in the conversion rate per share of Series 2 Preferred Stock increasing from 123.4568 shares of common stock to [●] shares. For a further description of the dilution that investors in this offering will experience, see “Dilution.”

Our certificate of incorporation allows for our Board of Directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock and to issue up to 500,000 shares of our preferred stock (of which 250,000 shares have been designated as Series 1 Convertible Preferred Stock and 25,000 shares have been designated as Series 2 Convertible Preferred Stock; see “Description of Capital Stock”) without further stockholder approval. As a result, our Board of Directors could authorize the issuance of additional series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of additional series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may decide to issue such shares in the future.

We may allocate the net proceeds from this offering in ways that differ from the estimates discussed in the section titled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of this offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth.  We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.  Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below.  You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds.  As a result, you and other stockholders may not agree with our decisions.  See “Use of Proceeds” for additional information.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction (other than any shares that may be sold to our directors or any of their affiliates in this offering, which will be subject to the lock-up restrictions set forth in the section titled “Underwriting”) or further registration under the Securities Act.

18

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER

INFORMATION CONTAINED IN THIS PROSPECTUS

Certain information set forth in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely” or other comparable terms and references to future periods. All statements other than statements of historical facts included in this prospectus regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding: the expansion of our lease-to-own program; expectation concerning our partnerships with retail partners; investments in, and the success of, our underwriting technology and risk analytics platform; our ability to collect payments due from customers; expected future operating results and; expectations concerning our business strategy.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

●	our limited operating history, limited cash and history of losses;

●	our ability to obtain adequate financing to fund our business operations in the future;

●	the failure to successfully manage and grow our FlexShopper.com e-commerce platform;

●	our ability to maintain compliance with financial covenants under our Credit Agreement;

●	our dependence on the success of our third-party retail partners and our continued relationships with them;

●	our compliance with various federal, state and local laws and regulations, including those related to consumer protection;

●	the failure to protect the integrity and security of customer and employee information; and

●	the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required under applicable law. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

19

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $            from this offering, or approximately $             if the underwriters exercise their over-allotment option in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We expect to use $[●] of the net proceeds of this offering to repay indebtedness owing under our Credit Agreement, approximately $[●] to repay outstanding subordinated notes and the balance for working capital and other general corporate purposes.

Amounts borrowed under the Credit Agreement accrue interest at a rate equal to LIBOR plus 14% per annum. The date upon which we must repay all remaining amounts owing under the Credit Agreement is one year after the “Commitment Termination Date,” which is currently August 31, 2018. Pursuant to the Credit Agreement, if the Company raises at least $20 million in equity funding (an “Equity Raise”) on or before August 31, 2018, the Commitment Termination Date will be a date determined by the Credit Agreement’s administrative agent in its sole discretion, but in no event earlier than August 31, 2018 or later than February 28, 2021. In addition, upon completion of the Equity Raise, the interest rate charged will be reduced to LIBOR plus 11% per annum. If this offering is not consummated prior to August 31, 2018, we will need to extend or replace the Credit Agreement before its maturity in August 2019. If we are unable to successfully extend or replace the Credit Agreement in a timely manner, our future financial condition and liquidity would be materially adversely affected.

The subordinated promissory notes accrue interest at a rate of 3% per annum in excess of the non-default rate of interest from time to time in effect under the Credit Agreement with respect to $2.5 million of principal and at a rate of 5% per annum in excess of such non-default rate of interest with respect to $1.0 million of principal. Payments of principal and accrued interest on the subordinated promissory notes are due and payable upon 30 days’ prior written notice from the respective noteholder; the holder of a subordinated promissory note in the principal amount of $2.5 million has demanded payment on or before August 31, 2018. However, pursuant to the terms of the subordinated promissory notes, repayment is not permitted until all obligations under the Credit Agreement have been paid in full and such holder will be prohibited from exercising remedies (other than the imposition of default rate interest at a rate of 2% per annum).

Except as set forth above, we have not yet determined the amount of net proceeds to be used specifically for any particular purposes or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

20

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “FPAY.” Prior to November 18, 2016, our common stock was quoted on the OTC Market (OTCQB) under the same symbol.

As of August 2, 2018, 5,469,501 shares of our common stock were issued and outstanding and were held by approximately 127 stockholders of record.

The following table sets forth the high and low sales prices (or closing bid prices with respect to periods prior to November 18, 2016) for our common stock for the fiscal quarters indicated, as reported on Nasdaq (or on OTC Markets with respect to closing bids for periods prior to November 18, 2016). OTC Market quotations for periods prior to November 18, 2016 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Period	High	Low

Fiscal year ended December, 2016
Quarter ended March 31, 2016	$6.80	$2.50
Quarter ended June 30, 2016	6.00	3.00
Quarter ended September 30, 2016	5.80	4.60
Quarter ended December 31, 2016	8.00	4.80

Fiscal year ended December 31, 2017
Quarter ended March 31, 2017	6.00	4.24
Quarter ended June 30, 2017	4.80	3.66
Quarter ended September 30, 2017	6.56	3.10
Quarter ended December 31, 2017	5.55	3.21

Fiscal year ending December 31, 2018
Quarter ended March 31, 2018	4.79	2.63
Quarter ended June 30, 2018	4.80	2.62
Quarter ending September 30, 2018 (through August 10, 2018)	4.10	3.16

Dividend Policy

We have not paid or declared any cash dividends on our common stock. We currently intend to retain any earnings for future growth and, therefore, do not expect to pay cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements, investment opportunities and other factors that our Board of Directors deems relevant.

21

CAPITALIZATION

The following table sets forth our actual cash and capitalization, each as of June 30, 2018:

●	on an actual basis;

●	on a pro forma basis to reflect the sale by us of [●] shares of our common stock at an assumed offering price to the public of $[●] per share, and after deducting the underwriting discount and estimated offering expenses payable by us and the receipt by us of the expected net proceeds of such sale, and the application of such net proceeds as described in the section of this prospectus titled “Use of Proceeds.”

You should read the following table in conjunction with the sections of this prospectus titled “Use of Proceeds” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016 and the notes thereto and our unaudited consolidated financial statements for the three and six months ended June 30, 2018 and 2017 and the notes thereto, each of which is included herein, for additional information.

	June 30, 2018
	Actual	Pro Forma
ASSETS
CURRENT ASSETS:
Cash	$2,055,948	$	[●]
Accounts receivable, net	4,104,683		[●]
Prepaid expenses	382,758		[●]
Lease merchandise, net	17,806,583		[●]
Total current assets	24,349,972		[●]

PROPERTY AND EQUIPMENT, net	3,073,049		[●]

OTHER ASSETS, net	94,185		[●]
	$27,517,206	$	[●]

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of loan payable under credit agreement to beneficial shareholder net of $449,226 at 2018 and $118,404 at 2017 of unamortized issuance costs	$14,402,123	$	[●]
Accounts payable	4,513,971		[●]
Accrued payroll and related taxes	365,514		[●]
Promissory notes	3,500,000		[●]
Accrued expenses	767,921		[●]
Total current liabilities	23,549,529		[●]

Loan payable under credit agreement to beneficial shareholder net of $40,839 at June 30, 2018 and $39,468 at Dec 31, 2017 of unamortized issuance costs and current portion	1,309,284		[●]
Total liabilities	24,858,813		[●]

STOCKHOLDERS’ EQUITY
Series 1 Convertible Preferred Stock, $0.001 par value- authorized 250,000 shares, issued and outstanding 239,405 shares at $5.00 stated value	1,197,025		[●]
Series 2 Convertible Preferred Stock, $0.001 par value- authorized 25,000 shares, issued and outstanding 21,952 shares at $1,000 stated value	21,952,000		[●]
Common stock, $0.0001 par value- authorized 15,000,000 shares, issued and outstanding 5,469,501 shares as of 2018 and 5,294,501 as of 2017	547		[●]
Additional paid in capital	23,041,404		[●]
Accumulated deficit	(43,532,583)		[●]
Total stockholders’ equity	2,658,393		[●]
	$27,517,206	$	[●]

The foregoing table and calculations are based on 5,469,501 shares of common stock outstanding as of June 30, 2018 and excludes the following:

●	377,303 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $7.89;

●	425,400 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our 2007 Omnibus Equity Compensation Plan and 2015 Omnibus Equity Compensation Plan, or our Prior Incentive Plans, at a weighted average exercise price of $5.02 per share;

22

●	1,000 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our 2018 Omnibus Equity Compensation Plan at a weighted average exercise price of $4.35 per share;

●	749,000 shares of our common stock that are reserved for future issuance under our 2018 Omnibus Equity Compensation Plan.

●	145,197 shares of our common stock issuable upon conversion of outstanding shares of Series 1 Convertible Preferred Stock;

●	an estimated [●] shares of our common stock issuable upon conversion of outstanding shares of Series 2 Convertible Preferred Stock, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●]; and

●	an estimated [●] shares of our common stock issuable upon conversion of shares of Series 2 Convertible Preferred Stock issuable upon exercise of outstanding warrants, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●].

DILUTION

If you purchase shares of common stock in this offering, you will experience dilution to the extent of the difference between the public offering price per share in this offering and our pro forma net tangible book value per share immediately after this offering.

Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our historical net tangible book value as of June 30, 2018 was $2,642,666, or $0.48 per share of common stock. After giving effect to our sale of [●] shares of common stock in this offering at an assumed public offering price of $[●] per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on [●], 2018, and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value as of June 30, 2018 would have been $[●], or $[●] per share. This represents an immediate increase in net tangible book value of $[●] per share to existing stockholders and an immediate dilution in net tangible book value of $[●] per share to investors in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share			$	[●]
Historical net tangible book value per share as of June 30, 2018		$0.48
Increase in net tangible book value per share attributable to this offering	$	[●]
As adjusted tangible book value per share, after giving effect to this offering				[●]
Dilution per share to investors in this offering			$	[●]

If the underwriters exercise in full their option to purchase additional shares of common stock, the tangible book value per share after giving effect to this offering would be $[●] per share, which amount represents an immediate increase in net tangible book value of $[●] per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $[●] per share of our common stock to investors purchasing shares in this offering.

The above discussion and tables are based on 5,469,501 shares of common stock outstanding as of June 30, 2018 and excludes the following:

●	377,303 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $7.89 per share;

●	425,400 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our Prior Incentive Plans at a weighted average exercise price of $5.02 per share;

●	1,000 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our 2018 Omnibus Equity Compensation Plan at a weighted average exercise price of $4.35 per share;

●	749,000 shares of our common stock that are reserved for future issuance under our 2018 Omnibus Equity Compensation Plan;

●	145,197 shares of our common stock issuable upon conversion of outstanding shares of Series 1 Convertible Preferred Stock;

●	an estimated [●] shares of our common stock issuable upon conversion of outstanding shares of Series 2 Convertible Preferred Stock, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●]; and

●	an estimated [●] shares of our common stock issuable upon conversion of outstanding shares of Series 2 Convertible Preferred Stock issuable upon exercise of warrants, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●].

To the extent that any of these options or warrants are exercised, new options are issued under our 2018 Omnibus Equity Compensation Plan or we issue additional shares of common stock or other equity securities in the future, there may be further dilution to new investors participating in this offering.

23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of our financial condition and results of operations should be read together with the section of this prospectus titled “Summary Historical and Condensed Combined Financial Data” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Other Information Contained in this Prospectus.” Our actual results may differ materially from those described below. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Executive Overview

The results of operations reflect the operations of FlexShopper, LLC (together with the Company and its direct and indirect wholly owned subsidiaries, “FlexShopper”), which provide certain types of durable goods to consumers on a lease-to-own (“LTO”) basis and also provides LTO terms to consumers of third-party retailers and e-retailers. FlexShopper began generating revenues from this line of business in December 2013. Management believes that the introduction of FlexShopper’s LTO programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. FlexShopper and its online LTO platforms provide consumers the ability to acquire durable goods, including electronics, computers and furniture, on an affordable payment, lease basis. Concurrently, e-retailers and retailers that work with FlexShopper may increase their sales by utilizing FlexShopper’s online channels to connect with consumers that want to acquire products on an LTO basis. FlexShopper’s sales channels include (1) selling directly to consumers via the online FlexShopper.com LTO Marketplace featuring thousands of durable goods, (2) utilizing FlexShopper’s patent pending LTO payment method at check out on e-commerce sites and through in-store terminals and (3) facilitating LTO transactions with retailers that have not yet become part of the FlexShopper.com LTO marketplace.

Summary of Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to credit provisions, intangible assets, contingencies, litigation and income taxes.  Management bases its estimates and judgments on historical experience as well as various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, reflect the more significant judgments and estimates used in the preparation of our financial statements.

Accounts Receivable and Allowance for Doubtful Accounts - FlexShopper seeks to collect amounts owed under its leases from each customer on a weekly basis by charging their bank accounts or credit cards. Accounts receivable are principally comprised of lease payments currently owed to FlexShopper which are past due as FlexShopper has been unable to successfully collect in the manner described above. An allowance for doubtful accounts is estimated based upon revenues and historical experience of balances charged off as a percentage of revenues. The accounts receivable balances consisted of the following as of June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017

Accounts receivable	$9,905,651	$6,399,233
Allowance for doubtful accounts	(5,800,968)	(2,139,765)
Accounts receivable, net	$4,104,683	$4,259,468

24

The allowance is a significant percentage of the balance because FlexShopper does not charge off any customer account until it has exhausted all collection efforts with respect to each account including attempts to repossess items. In addition, while collections are pursued, the same delinquent customers will continue to accrue weekly charges until they are charged off. Accounts receivable balances charged off against the allowance were $3,013,914 and $7,442,190 for the three and six months ended June 30, 2018 and $7,162,533 and $13,580,054 for the three and six months ended June 30, 2017, respectively.

Lease Merchandise - Until all payment obligations required for ownership are satisfied under the lease agreement, FlexShopper maintains ownership of the lease merchandise. Lease merchandise consists primarily of residential furniture, consumer electronics, computers, appliances and household accessories and is recorded at cost net of accumulated depreciation. The Company depreciates leased merchandise using the straight-line method over the applicable agreement period for a consumer to acquire ownership, generally twelve months with no salvage value. Upon transfer of ownership of merchandise to customers resulting from satisfaction of their lease obligations, the related cost and accumulated depreciation are eliminated from lease merchandise. For lease merchandise returned or anticipated to be returned either voluntarily or through repossession, the Company provides an impairment reserve for the undepreciated balance of the merchandise net of any estimated salvage value with a corresponding charge to cost of lease revenue. The cost, accumulated depreciation and impairment reserve related to such merchandise are written off upon determination that no salvage value is obtainable. The impairment charge amounted was approximately $1,312,000 and $2,119,000 for the three and six months ended June 30, 2018 and $1,782,000 and $3,284,000 for the three and six months ended June 30, 2017, respectively.

Stock Based Compensation - The fair value of transactions in which FlexShopper exchanges its equity instruments for employee services (share-based payment transactions) is recognized as an expense in the financial statements as services are performed. Compensation expense is determined by reference to the fair value of an award on the date of grant and is amortized on a straight-line basis over the vesting period. We have elected to use the Black Scholes pricing model (BSM) to determine the fair value of all stock option awards.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Key performance metrics for the three months ended June 30, 2018 and 2017 are as follows:

	Three months ended June 30,
	2018	2017	$ Change	% Change
Adjusted Gross Profit:
Lease revenues and fees	$18,588,477	$16,363,033	$2,225,444	13.6
Lease merchandise sold	487,830	324,227	163,603	50.5
Cost of merchandise sold	(324,705)	(226,310)	(98,395)	43.5
Provision for doubtful accounts	(5,483,487)	(4,759,879)	(723,608)	15.2
Net revenues	13,268,115	11,701,071	1,567,044	13.4
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise	(8,987,412)	(8,126,839)	(860,573)	10.6
Adjusted Gross Profit	$4,280,703	$3,574,232	$706,471	19.8
Gross profit margin	32%	31%
Net revenues as a percentage of cost of lease revenue	148%	144%

25

	Three months ended June 30,
	2018		2017		$ Change	% Change
Adjusted EBITDA:
Net loss	$(1,974,906)		$(1,563,003)		$(411,903)	26.4
Amortization of debt costs	160,903		118,404		42,499	35.9
Other amortization and depreciation	462,530		394,600		67,930	17.2
Interest expense	884,435		432,899		451,536	104.3
Stock compensation	22,779		19,321		3,458	17.9
Adjusted EBITDA	$(444,259	)*	$(597,779	)*	$153,520	25.7

* Represents loss

Key performance metrics for the six months ended June 30, 2018 and 2017 are as follows:

	Six months ended June 30,
	2018	2017	$ Change	% Change
Adjusted Gross Profit:
Lease revenues and fees	$37,925,373	$33,313,925	$4,611,448	13.8
Lease merchandise sold	1,102,348	814,952	287,396	35.3
Cost of merchandise sold	(658,468)	(535,928)	(122,540)	22.9
Provision for doubtful accounts	(10,658,805)	(9,675,629)	(983,176)	10.2
Net revenues	27,710,448	23,917,320	3,793,128	15.9
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise	(19,395,158)	(16,587,622)	(2,807,536)	16.9
Adjusted Gross Profit	$8,315,290	$7,329,698	$985,592	13.5
Gross profit margin	30%	31%
Net revenues as a percentage of cost of lease revenue	143%	144%

	Six months ended June 30,
	2018		2017		$ Change	% Change
Adjusted EBITDA:
Net loss	$(4,261,250)		$(2,617,514)		$(1,643,736)	(62.8)
Amortization of debt costs	293,307		236,808		56,499	23.9
Other amortization and depreciation	898,204		765,836		132,368	17.3
Interest expense	1,685,698		870,486		815,212	93.7
Stock compensation	72,481		42,211		30,270	71.7
Adjusted EBITDA	$(1,311,560	)*	$(702,173	)*	$(609,387)	86.8

* Represents loss

Key performance metrics for the years ended December 31, 2017 and 2016 are as follows:

	Year ended December 31,
Adjusted Gross Profit	2017	2016	$ Change	% Change

Lease revenues and fees	$65,412,131	$46,513,235	$18,898,896	40.6
Lease merchandise sold	1,634,233	1,066,350	567,883	53.3
Cost of merchandise sold	(998,800)	(687,991)	310,809	45.2
Provision for doubtful accounts	(19,135,207)	(13,281,242)	5,853,965	44.0
Net revenues	46,912,357	33,610,352	13,302,005	39.6
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise	(31,453,246)	(22,734,553)	8,718,693	38.4
Adjusted Gross Profit	$15,459,111	$10,875,799	$4,583,312	42.1
Gross profit margin	33%	32%
Net revenues as a percentage of cost of lease revenue	149%	148%

26

	Year ended December 31,
Adjusted EBITDA	2017		2016		$ Change	% Change

Net Loss	$(8,330,761)		$(12,253,707)		$3,922,946	(32.0)
Amortization of debt costs	473,616		451,304		22,312	4.9
Other amortization and depreciation	1,616,964		1,115,203		501,761	44.9
Interest expense	1,694,645		1,473,880		220,765	15.0
Stock compensation	113,952		136,308		(22,356)	(16.4)
Adjusted EBITDA	$(4,431,584	)*	$(9,077,012	)*	$4,645,428	(51.2)

* Represents loss

Management believes that Adjusted Gross Profit and Adjusted EBITDA, provide relevant and useful information which is widely used by analysts, investors and competitors in our industry in assessing performance.

Adjusted Gross Profit represents GAAP revenue less the provision for doubtful accounts and cost of leased inventory and inventory sold. Adjusted Gross Profit provides us with an understanding of the results from the primary operations of our business. We use Adjusted Gross Profit to evaluate our period-over-period operating performance. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

Adjusted EBITDA represents net income before interest, stock-based compensation, taxes, depreciation (other than depreciation of leased inventory) and amortization. We believe that Adjusted EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

●	is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company;

●	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our credit worthiness; and

●	is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

Adjusted Gross Profit and Adjusted EBITDA are supplemental measures of FlexShopper’s performance that are neither required by, nor presented in accordance with, GAAP. Adjusted Gross Profit and Adjusted EBITDA should not be considered as substitutes for GAAP metrics such as operating loss, net income or any other performance measures derived in accordance with GAAP.

Results of Operations

Three Months Ended June 30, 2018 compared to Three Months Ended June 30, 2017

The following table details operating results for the three months ended June 30, 2018 and 2017:

	2018	2017	$ Change	% Change

Total revenues	$19,076,307	$16,687,260	$2,389,047	14.3
Cost of lease revenue and merchandise sold	9,312,117	8,353,149	958,968	11.5
Provision for doubtful accounts	5,483,487	4,759,879	723,608	15.2
Marketing	1,260,237	818,609	441,628	53.9
Salaries and benefits	2,031,788	1,898,005	133,783	7.0
Other operating expenses	1,918,246	1,869,317	48,929	2.6
Operating loss	(929,568)	(1,011,699)	82,131	8.1
Interest expense	1,045,338	551,304	494,034	89.6
Net loss	$(1,974,906)	$(1,563,003)	$(411,903)	26.4

FlexShopper originated 23,488 leases for the three months ended June 30, 2018 compared to 16,722 leases for the comparable period last year. Total lease revenues for the three months ended June 30, 2018 were $19,076,307 compared to $16,687,260 for the three months ended June 30, 2017, representing an increase of $2,389,047, or 14.3%. Continued growth in repeat customers coupled with acquiring new customers with additional marketing spend is primarily responsible for the increase in leases and related revenue.

27

Cost of lease revenue and merchandise sold for the three months ended June 30, 2018 was $9,312,117 compared to $8,353,149 for the three months ended June 30, 2017, representing an increase of $958,968, or 11.5%. Cost of lease revenue and merchandise sold for the three months ended June 30, 2018 is comprised of depreciation expense on lease merchandise of $8,987,412 and the net book value of merchandise sold of $324,705. Cost of lease revenue and merchandise sold for the three months ended June 30, 2017 is comprised of depreciation expense on lease merchandise of $8,126,839, the net book value of merchandise sold of $226,310. As the Company’s lease revenues increase, the direct costs associated with them also increase.

Provision for doubtful accounts was $5,483,487 and $4,759,879 for the three months ended June 30, 2018 and 2017, respectively. The primary reason for the increase is that the Company does not charge off any customer accounts until it has exhausted all collection efforts, including attempts to repossess items. While collection efforts are pursued, delinquent customers continue to accrue weekly charges resulting in a significant balance requiring a reserve. During the three months ended June 30, 2018 and 2017, $3,013,914 and $7,162,533 of accounts receivable balances were charged off against the allowance, respectively, after the Company exhausted all collection efforts with respect to such accounts. The provision increase was primarily driven by the increase in FlexShopper’s lease portfolio revenue.

Marketing expenses in the three months ended June 30, 2018 was $1,260,237 compared to $818,609 in the three months ended June 30, 2017, an increase of $441,628, or 53.9%. The Company strategically increased marketing expenditures in its digital channels where it is acquiring customers efficiently at it targeted acquisition cost.

Salaries and benefits in the three months ended June 30, 2018 was $2,031,788 compared to $1,898,005 in the three months ended June 30, 2017, an increase of $133,783, or 7.0%. Investments in our software engineering team, much of which occurred throughout 2017, and certain key management hires are the primary reasons for the increase in salaries and benefits expenses.

Other operating expenses for the three months ended June 30, 2018 and 2017 included the following:

	Three months ended	Three months ended
	June 30, 2018	June 30, 2017
Amortization and depreciation	$462,530	$394,600
Computer and internet expenses	317,834	287,677
Legal and professional fees	156,293	305,084
Merchant bank fees	315,794	254,138
Stock compensation expense	22,779	19,321
Customer verification expenses	264,867	201,951
Other	378,149	406,546
Total	$1,918,246	$1,869,317

Six Months Ended June 30, 2018 compared to Six Months Ended June 30, 2017

The following table details operating results for the six months ended June 30, 2018 and 2017:

	2018	2017	$ Change	% Change

Total revenues	$39,027,721	$34,128,877	$4,898,844	14.4
Cost of lease revenue and merchandise sold	20,053,626	17,123,550	2,930,076	17.1
Provision for doubtful accounts	10,658,805	9,675,629	983,176	10.2
Marketing	2,429,187	1,630,791	798,396	49.0
Salaries and benefits	4,211,164	3,666,157	545,007	14.9
Other operating expenses	3,957,184	3,542,969	414,215	11.7
Operating loss	(2,282,245)	(1,510,219)	(772,026)	51.1
Interest expense	1,979,005	1,107,295	871,710	78.7
Net loss	$(4,261,250)	$(2,617,514)	$(1,643,736)	62.8

FlexShopper originated 45,559 leases for the six months ended June 30, 2018 compared to 35,238 leases for the comparable period last year. Total lease revenues for the six months ended June 30, 2018 were $39,027,721 compared to $34,128,877 for the six months ended June 30, 2017, representing an increase of $4,898,844, or 14.4%. Continued growth in repeat customers coupled with acquiring new customers with additional marketing spend is primarily responsible for the increase in leases and related revenue.

28

Cost of lease revenue and merchandise sold for the six months ended June 30, 2018 was $20,053,626 compared to $17,123,550 for the six months ended June 30, 2017, representing an increase of $2,930,076, or 17.1%. Cost of lease revenue and merchandise sold for the six months ended June 30, 2018 is comprised of depreciation expense on lease merchandise of $19,395,158 and the net book value of merchandise sold of $658,468. Cost of lease revenue and merchandise sold for the six months ended June 30, 2017 is comprised of depreciation expense on lease merchandise of $16,587,622, the net book value of merchandise sold of $535,928. As the Company’s lease revenues increase, the direct costs associated with them also increase.

Provision for doubtful accounts was $10,658,805 and $9,675,629 for the six months ended June 30, 2018 and 2017, respectively. The primary reason for the increase is that the Company does not charge off any customer accounts until it has exhausted all collection efforts, including attempts to repossess items. While collection efforts are pursued, delinquent customers continue to accrue weekly charges resulting in a significant balance requiring a reserve. During the six months ended June 30, 2018 and 2017, $7,442,190 and $13,580,054 of accounts receivable balances were charged off against the allowance, respectively, after the Company exhausted all collection efforts with respect to such accounts. The provision increase was primarily driven by the increase in FlexShopper’s lease portfolio revenue.

Marketing expenses in the first half of 2018 were $2,429,187 compared to $1,630,791 in the first half of 2017, an increase of $798,396, or 49.0%. The Company strategically increased marketing expenditures in the first half of 2018 in its digital channels where it is acquiring customers efficiently at its targeted acquisition cost.

Salary and benefits expenses in the first half of 2018 were $4,211,164 compared to $3,666,157 in the first half of 2017, an increase of $545,007, or 14.9%. Investments in our software engineering team, much of which occurred throughout 2017, and certain key management hires are the primary reasons for the increase in salaries and benefits expenses.

Other operating expenses for the six months ended June 30, 2018 and 2017 included the following:

	Six months ended	Six months ended
	June 30, 2018	June 30, 2017
Amortization and depreciation	$898,204	$765,836
Computer and internet expenses	681,040	545,149
Legal and professional fees	402,268	521,188
Merchant bank fees	634,484	491,936
Stock compensation expense	72,481	42,211
Customer verification expenses	499,948	334,795
Other	768,759	841,854
Total	$3,957,184	$3,542,969

Twelve Months Ended December 31, 2017 compared to Twelve Months Ended December 31, 2016

The following table details the operating results from operations for the twelve months ended December 31, 2017 and 2016.

	Year ended December 31,
	2017	2016	$ Change	% Change

Total revenues	$67,046,364	$47,579,585	$19,466,779	40.9
Cost of lease revenue and merchandise sold	32,452,046	23,422,544	9,029,502	38.6
Provision for doubtful accounts	19,135,207	13,281,242	5,853,965	44.1
Marketing	6,094,330	10,193,052	(4,098,722)	(40.2)
Salaries and benefits	7,862,714	5,946,401	1,916,313	32.2
Operating expenses	7,664,566	5,064,869	2,599,697	51.3
Operating loss	(6,162,499)	(10,328,523)	4,166,024	40.3
Interest expense	2,168,262	1,925,184	243,078	12.6
Net loss	$(8,330,761)	$(12,253,707)	$3,922,946	32.0

29

Lease revenues for the twelve months ended December 31, 2017 were $67,046,364 compared to $47,579,585 for the year ended December 31, 2016, representing an increase of 40.9%. FlexShopper originated 87,031 leases in the year ended December 31, 2017 compared to 76,496 leases in year ended December 31, 2016. Growth in repeat customers is primarily responsible for the increase in revenue and leases.

Cost of lease revenue and merchandise sold for the year ended December 31, 2017 was comprised of depreciation expense on lease merchandise of $31,453,246 and the net book value of merchandise sold of $998,800. Cost of lease revenue and merchandise sold for the year ended December 31, 2016 was comprised of depreciation expense on lease merchandise of $22,734,553, the net book value of merchandise sold of $687,991. As the Company’s lease revenues increase, the associated direct costs also increase.

Provision for bad debts was $19,135,207 and $13,281,242 for the years ended December 31, 2017 and 2016, respectively. A factor that causes the provision to increase is that the Company does not charge off any customer accounts until it has exhausted all collection efforts including attempts to repossess items. While collection efforts are pursued, delinquent customers continue to accrue weekly charges resulting in a significant balance requiring a reserve. The Company anticipates continued improvement as it continues to refine its underwriting model, enhances its risk department and accumulates additional lease data. The Company charged off $26,462,674 and $8,541,289 of customer accounts to the allowance for doubtful accounts in the years ended December 31, 2017 and 2016 respectively, after it exhausted all collection efforts with respect to such accounts.   The significant increase was due to there being a much smaller and younger portfolio of leases against which charge-offs were made in the prior year.

Marketing expenses for the year ended December 31, 2017 were $6,094,330, compared to $10,193,052 in 2016 for a decrease of $4,098,722 or 40.2%. Recognizing the seasonality of its business and periods of less consumer demand for consumer electronics, the Company strategically reduced marketing expenditures to continue to optimize customer acquisition costs.

Salary and benefits expenses for the year ended December 31, 2017 were $7,862,714, compared to $5,946,401 in 2016 for an increase of $1,916,313 or 32.2%. Our continued investment in our software engineering team to innovate and enhance our technology platform, as well as our customer support and collections teams, and certain key management hires are the primary reasons for the increase in salaries and benefits expenses.

Operating expenses for the years ended December 31, 2017 and 2016 were $7,664,566 and $5,064,869 respectively.

Key operating expenses for the years ended December 31, 2017 and 2016 included the following:

	Year ended	Year ended
	December 31, 2017	December 31, 2016
Amortization and depreciation	$1,616,964	$1,566,507
Computer and internet expenses	1,254,967	265,505
Legal and professional fees	890,022	465,620
Merchant bank fees	998,940	612,260
Stock compensation expense	113,952	136,308
Other	2,789,721	2,018,669
Total	$7,664,566	$5,064,869

Our computer and internet expenses represented the most significant increase, which was primarily due to our transition to another e-commerce platform in 2017. We are maintaining two platforms which we anticipate will no longer be necessary in the second quarter of 2018 when we should see reductions in this cost.

The increased revenues were offset by the increase in expenses to enhance and scale the Company’s LTO channels and support its growth resulting in net losses of $8,330,761 and $12,253,707 for the years ended December 31, 2017 and 2016, respectively.

30

Plan of Operation

We plan to promote our FlexShopper products and services across all sales channels through strategic partnerships, direct response marketing, and affiliate and internet marketing, all of which are designed to increase our lease transactions and name recognition. Our advertisements emphasize such features as instant spending limit and affordable weekly payments. We believe that as the FlexShopper name gains familiarity and national recognition through our advertising efforts, we will continue to educate our customers and potential customers about the lease-to-own payment alternative as well as solidify our reputation as a leading provider of high quality branded merchandise and services.

For each of our sales channels, FlexShopper has a marketing strategy that includes the following:

Online LTO Marketplace	Patent pending LTO Payment Method	In-store LTO technology platform
Search engine optimization; pay-per click	Direct to retailers/e-retailers	Direct to retailers/e-retailers
Online affiliate networks	Partnerships with payment aggregators	Consultants & strategic relationships
Direct response television campaigns	Consultants & strategic relationships
Direct mail

The Company believes it has a competitive advantage over competitors in the LTO industry by providing all three channels as a bundled package to retailers and e-retailers. Management is anticipating a rapid development of the FlexShopper business as we are able to penetrate each of our sales channels. To support our anticipated growth, FlexShopper will need the availability of substantial capital resources. See the section captioned “Liquidity and Capital Resources” below.

Liquidity and Capital Resources

As of June 30, 2018, the Company had cash of $2,055,948 compared to $4,968,915 as of December 31, 2017.

As of June 30, 2018, the Company had accounts receivable of $9,905,651 offset by an allowance for doubtful accounts of $5,800,968, resulting in net accounts receivable of $4,104,683. Accounts receivable are principally comprised of lease payments owed to the Company. An allowance for doubtful accounts is estimated based upon historical collection and delinquency percentages.

Recent Financings

From January 1, 2017, FlexShopper completed the following transactions, each of which has provided liquidity and cash resources to FlexShopper.

1.	On January 27, 2017, FlexShopper 2, LLC (the “Borrower”) entered into a fifth amendment (the “Omnibus Amendment”) to its Credit Agreement, dated March 6, 2015 (the “Credit Agreement”) with Wells Fargo Bank, National Association, various lenders from time to time party thereto and WE2014-1, LLC. The Omnibus Amendment amended the Credit Agreement to, among other things, extend the date after which we may no longer borrow additional funds, lower the interest rate, require the Borrower to refinance the debt under the Credit Agreement upon a Permitted Change of Control (as defined in the Credit Agreement) and modify certain permitted debt and financial covenants.

2.	On January 9, 2018, the Credit Agreement was modified to extend the Commitment Termination Date from April 1, 2018 to August 31, 2018.

3.	On January 29, 2018 and January 30, 2018, we entered into letter agreements with Russ Heiser, FlexShopper’s Chief Financial Officer, and NRNS Capital Holdings LLC (“NRNS”), respectively (such letter agreements, together, the “Commitment Letters”), pursuant to which we issued a subordinated promissory note to each of Mr. Heiser and NRNS (together, the “Notes”). The Commitment Letters provide that Mr. Heiser and NRNS each shall make advances to the Borrower under the applicable Note in aggregate amounts up to $1,000,000 and $2,500,000, respectively. Upon issuance of the Notes, we drew $500,000 and a subsequent $500,000 on February 20, 2018, on the Note held by Mr. Heiser and $2,500,000 on the Note held by NRNS. Payments of principal and accrued interest are due and payable by us upon 30 days’ prior written notice from the applicable noteholder and we can prepay principal and interest at any time without penalty.

4.	On April 3, 2018, the Company and WE2014-1, LLC amended the Credit Agreement (the “Sixth Amendment”) to increase advance rates thus providing additional borrowing capacity under the Credit Agreement. Furthermore, the Amendment provides that if the Company raises at least $20 million in equity funding (the “Equity Raise”) on or before July 31, 2018, the Commitment Termination Date (as defined in the Credit Agreement) will be extended to February 28, 2021; provided, however, if the Equity Raise is not completed on or before July 31, 2018, the Commitment Termination Date will be a date determined by the Administrative Agent in its sole discretion, but in no event earlier than July 31, 2018 or later than August 31, 2020. The Commitment Maturity Date (as defined in the Credit Agreement) is one year after the Commitment Termination Date. In addition, upon completion of the Equity Raise, the interest rate charged will be reduced to LIBOR plus eleven percent (11%) per annum.

5.	On July 31, 2018, the Company and WE2014-1, LLC amended the Credit Agreement (the “Seventh Amendment”) to extend the deadline to raise at least $20 million in equity funding set forth in the Sixth Amendment to be August 31, 2018. If the Equity Raise is not completed on or before August 31, 2018, the Commitment Termination Date will be a date determined by the Lender in its sole discretion, but in no event earlier than August 31, 2018 or later than February 28, 2021.

31

Cash Flow Summary

Cash Flows from Operating Activities

Net cash used in operating activities was $2,412,710 for the six months ended June 30, 2018 and was primarily due to the net loss for the period. Net cash provided by operating activities was $1,873,670 for the six months ended June 30, 2017 and was primarily due to the increase in net revenues and gross profit and more efficient marketing spend for the period.

Net cash used by operating activities was $6,598,834 for the year ended December 31, 2017 and was primarily due to the net loss for the period combined with cash used for the purchases of leased merchandise. Net cash used by operating activities was $17,372,429 for the year ended December 31, 2016 and was primarily due to the net loss for the period combined with cash used for the purchases of leased merchandise.

Cash Flows from Investing Activities

For the six months ended June 30, 2018, net cash used in investing activities was $1,021,551, comprised of $14,164 for the purchase of property and equipment and $1,007,387 for capitalized software costs. For the six months ended June 30, 2017, net cash used in investing activities was $979,562, comprised of $41,595 for the purchase of property and equipment and $937,967 for capitalized software costs.

For the year ended December 31, 2017, net cash used in investing activities was $2,021,538 comprised of $127,367 for the purchase of property and equipment and $1,894,171 for capitalized software costs. For the year ended December 31, 2016, net cash used in investing activities was $1,855,088 comprised of $81,514 for the purchase of property and equipment and $1,773,574 for capitalized software costs.

Cash Flows from Financing Activities

Net cash provided by financing activities was $521,294 for the six months ended June 30, 2018 due to $3,465,000 of funds drawn on the Promissory Notes and $3,550,000 of funds drawn on the Credit Agreement, partially offset by loan repayments on the Credit Agreement of $6,420,852.

Net cash provided by financing activities was $8,176,792 for the year ended December 31, 2017 primarily due to the funds drawn on the Credit Agreement of $10,450,000, offset by repayments of amounts borrowed under the Credit Agreement of $2,288,208. Net cash provided by financing activities was $21,243,806 for the year ended December 31, 2016 primarily due to the proceeds from the sale of Series 2 Convertible Preferred Stock of $21,952,000 offset by related costs of $1,519,339, funds drawn on the Credit Agreement of $4,941,359, offset by repayments of amounts borrowed under the Credit Agreement of $4,172,714.

Capital Resources

To date, funds derived from the sale of FlexShopper’s common stock and Series 2 Convertible Preferred Stock and the Company’s ability to borrow funds against the lease portfolio have provided the liquidity and capital resources necessary to fund its operations. The Company’s ability to borrow additional funds under its credit agreement can be terminated if the Company does not raise $20 million of equity prior to August 31, 2018 (see Note 6). Additionally, the holder of one of its subordinated promissory notes (as described in Notes 5 and 13) provided the Company with a 30-day written notice for payment of $2.5 million of principal and accrued interest. Repayment has been extended to August 31, 2018. Further, pursuant to the terms of the subordinated promissory notes, repayment is not permitted and remedies are not available, other than default interest, without the consent of the Credit Agreement lender. The Company is currently exploring various financing options to provide additional equity capital as well as both extend and lower the cost of our credit facilities going forward, including the offering described in this prospectus. The Company expects that in connection with the completion of this offering (1) it will repay in full the subordinated promissory notes and (2) the Commitment Maturity Date under the credit agreement will be extended to no earlier than [●]. If the Company is unable to obtain additional equity capital and extend the credit facilities, management believes the Company would be able to maintain a positive cash position by servicing and collecting its existing lease portfolio and paying its obligations as they become due but would be forced to curtail or suspend normal business operations, including its discretionary marketing expenditures.

Off-Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements.

32

BUSINESS

Introduction

Since December 2013, we have developed a business that focuses on improving the quality of life of our customers by providing them the opportunity to obtain ownership of high-quality durable products, such as consumer electronics, appliances, computers (including tablets and wearables), smartphones, tires, jewelry and furniture (including accessories), under affordable payment lease-to-own (“LTO”) purchase agreements with no long-term obligation, including through an extensive online experience. Our customers can acquire well-known brands such as Samsung, Frigidaire, Hewlett-Packard, LG, Whirlpool, Simmons, Philips, Ashley, Apple and more. We believe that the introduction of FlexShopper’s LTO programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. We have successfully developed and are currently processing LTO transactions using our “LTO Engine,” FlexShopper’s proprietary technology that automates the process of consumers receiving spending limits and entering into leases for durable goods to within seconds. The LTO Engine is the basis for FlexShopper’s primary sales channels, which include business to consumer (“B2C”) and business to business (“B2B”) channels, as described in further detail below. Concurrently, e-tailers and retailers that work with FlexShopper may increase their sales by utilizing FlexShopper’s online channels to connect with consumers that want to acquire products on an LTO basis. FlexShopper’s sales channels include (1) selling directly to consumers via the online FlexShopper.com LTO Marketplace featuring thousands of durable goods, (2) utilizing FlexShopper’s LTO payment method at check out on e-commerce sites and through in-store terminals and (3) facilitating LTO transactions with retailers that have not yet become part of the FlexShopper.com LTO marketplace.

The Company is quickly penetrating the LTO market as evidenced by the increase in its gross revenue, illustrated in the chart below.

Industry Overview

The LTO industry offers consumers an alternative to traditional methods of obtaining electronics, computers, home furnishings, appliances and other durable goods. FlexShopper’s customers typically do not have sufficient cash or credit to obtain these goods, so they find the short-term nature and affordable payments of LTO attractive.

The Lease-Purchase Transaction

A lease-purchase transaction is a flexible alternative for consumers to obtain and enjoy brand name merchandise with no long-term obligation. Key features of our lease-purchase transactions include:

Brand name merchandise. FlexShopper offers well-known brands such as LG, Samsung, Sony and Vizio home electronics; Frigidaire, General Electric, LG, Samsung and Whirlpool appliances; Acer, Apple, Asus, Samsung and Toshiba computers and/or tablets; Samsung and Apple smartphones; and Ashley, Powell and Standard furniture, among other brands.

Convenient payment options. Our customers make payments on a weekly, bi-weekly or monthly basis. Payments are automatically deducted from the customer’s authorized checking account or debit card. Additionally, customers may make additional payments or exercise early payment options, which enable them to save money.

No long-term commitment. A customer may terminate a lease-purchase agreement at any time with no long-term obligation by paying amounts due under the lease-purchase agreement and returning the leased item to FlexShopper.

33

Applying has no impact on credit or FICO score. We do not use FICO scores to determine customers’ spending limits so our underwriting does not impact consumers’ credit with the three main credit bureaus.

Flexible options to obtain ownership. Ownership of the merchandise generally transfers to the customer if the customer makes all payments during the lease term, which is one year, or exercises early payment options, which typically save the customer money.

Key Trends Driving the Industry:

Non-prime consumers represent the largest segment of the credit market.    Today, 38% of Americans have low credit scores according to Experian, and approximately one in ten adult Americans are credit invisible, or have no credit history, according to the Consumer Financial Protection Bureau. This segment of consumers represents a significant and underserved market.

According to Wall Street and industry research, the current addressable market size for non-prime consumers is between $20 and $25 billion, with consumer electronics constituting 44% of such amount. We believe that underwriting consumer electronics online is one of our competitive advantages since this is the majority of our business and has not been a focus of our peers.

Additional industry trends include:

●	Consumers recognizing that they have more convenient options to acquire the products they want.

●	The difficult retail climate leading retailers to embrace “save the sale” financing to increase sales with new consumers.

●	Technology advances in online underwriting and LTO digital functionality continuing to drive the B2B market segment by making it easier for retailers and consumers to transact on an LTO basis in an efficient and timely manner.

34

Growth Opportunities and Strategies

Like many industries, the internet and other technology is transforming the LTO industry. FlexShopper has positioned itself to take advantage of this transformation by focusing on the expansion of the LTO industry online and into mainstream retail and e-tail. The brick-and-mortar LTO industry currently serves approximately 3.4 million consumers annually, generating approximately $6.1 billion in sales primarily through approximately 6,700 LTO brick and mortar stores. Through its strategic sales channels FlexShopper believes it can expand the LTO industry, also known as the rent-to-own or RTO industry. FlexShopper has successfully developed and is currently processing LTO transactions using its “LTO Engine,” FlexShopper’s proprietary technology that automates the process of consumers receiving spending limits and entering into leases for durable goods to within seconds. The LTO Engine is the basis for FlexShopper’s primary sales channels, which include B2C and B2B channels, illustrated in the diagram below:

We believe we have created a unique platform whereby our B2B and B2C sales channels beneficially support and advance each other. For our B2C channels, we directly market to our consumers LTO opportunities at FlexShopper.com, where they can choose from over 150,000 of the latest products shipped directly to them by certain of the nation’s largest retailers. This generates sales with no acquisition cost for our retail partners; FlexShopper uses this incremental business we have provided to encourage them to incorporate our B2B solutions into their online and in-store sales channels. The lease originations by our retail partners using our B2B channels, which have no customer acquisition cost to us, subsidize our B2C customer acquisition costs.

To achieve our goal of being the preeminent “pure play” virtual LTO leader, we intend to execute the following strategies:

Continue to grow FlexShopper into a dominant LTO brand.   Given strong consumer demand and organic growth potential for our LTO solutions, we believe that significant opportunities exist to expand our presence within current markets via existing marketing channels. As non-prime consumers become increasingly familiar and comfortable with our retail kiosk partnerships, online marketplace and mobile solutions, we plan to capture the new business generated as they migrate away from less convenient legacy brick-and-mortar LTO stores.

Expand the range of customers served.  We continue to evaluate new product and market opportunities that fit into our overall strategic objective of delivering next-generation retail, online and mobile LTO terms that span the non-prime/near-prime credit spectrum. For example, we are evaluating products with lower fees that would be more focused on the needs of more creditworthy subprime consumers that prefer a less expensive LTO option. In addition, we are continually focused on improving our analytics to effectively underwrite and serve consumers within those segments of the non-prime credit spectrum that we do not currently reach, including profitable deeper penetration of the sub-prime spectrum. We believe the current generation of our underwriting model is performing well and will continue to improve over time as its data set expands.

35

Pursue additional strategic retail partnerships.    We intend to continue targeting regional and national retailers to expand our B2B sales channels. As illustrated in the diagram above, we believe we have the best omnichannel solution for retailers to “save the sale” with LTO options. In retail, the phrase “save the sale” means offering consumers other finance options when they do not qualify for traditional credit. We expect these partnerships to provide us with access to a broad range of potential new customers, with low customer acquisition costs.

Expand our relationships with existing customers and retail partners.    Customer acquisition costs represent one of the most significant expenses for us due to our high percentage of online customers. In comparison, no acquisition cost is incurred for customers acquired through our retail partnerships. We will seek to expand our strong relationships with existing customers by providing qualified customers with increased spending limits or offering other products and services to them, as well as seek to grow our retail partnerships to reduce our overall acquisition cost.

Continue to optimize marketing across all channels. Since we began marketing our services to consumers in 2014, we have made significant progress in targeting our customers and lowering our customer acquisition costs. This is across different media including direct response television and digital channels such as social media, email, and search engines.

Our Competitive Strengths

The LTO industry is highly competitive. Our operation competes with other national, regional and local LTO businesses, as well as with rental stores that do not offer their customers a purchase option. Some of these companies have, or may develop, systems that enable consumers to obtain through online facilities spending limits and payment terms and to enter into leases nearly instantaneously, in a manner similar to that provided by FlexShopper’s proprietary technology. We believe the following competitive strengths differentiate us:

Underwriting and Risk Management

Specialized technology and proprietary risk analytics optimized for the non-prime credit market. We have made substantial investments in our underwriting technology and analytics platforms to support rapid scaling, innovation and regulatory compliance. Our team of data scientists and risk analysts uses our risk infrastructure to build and test strategies across the entire underwriting process, using alternative credit data, device authentication, identity verification, and many more data elements. We believe our real-time proprietary technology and risk analytics platform is unique among our competitors in successfully underwriting online consumers and consumer electronics; most of our peers focus on in-store consumers that acquire furniture and appliances, which we believe are easier to underwrite based on our own experiences. In addition, all our applications are processed instantly with approvals and spending limits provided within seconds of submission.

LTO Products for Consumers and Retailers

Expansive online LTO marketplace. We have made substantial investments in our custom e-commerce platform to provide consumers the greatest selection of popular brands delivered by certain of the nation’s largest retailers, including Best Buy, Walmart, Overstock, Serta and many more. Our platform is custom-built for online LTO transactions, which include underwriting our consumers, serving them LTO leases, syncing and communicating with our retail partners to fulfill orders and all front- and back-end customer relationship management functions, including collections and billing. The result is a comprehensive technology platform that manages all facets of our business and enables us to scale with hundreds of thousands of visitors and products.

Omnichannel “save the sale” product for retailers. In retail, the phrase “save the sale” means offering consumers other finance options when they do not qualify for traditional credit. We believe that we have the best omnichannel solution for retailers to “save the sale” with LTO options. To our knowledge, no competitor has an LTO marketplace that provides retailers incremental sales with no acquisition cost. In addition, compared to our peers, our product for consumers typically requires no money down and fewer application fields. We believe this leads to more in-store and online sales. We also believe that we have the best LTO payment technology at checkout for e-tailers, whereby consumers can seamlessly checkout out on a third party’s e-commerce site with our LTO payment plugin. In addition, our “integrationless” in-store technology was a strong selling point for our recent 726 store rollout since it required no equipment or technology investment from either party.

Providing LTO consumers an “endless aisle” of products for lease-to-own. As illustrated by our B2C channels in the above diagram, we offer consumers three ways to acquire products on an LTO basis. At FlexShopper.com our customers can choose from over 150,000 of the latest products shipped by certain of the nation’s largest retailers. If customers want products that are not available on our marketplace, they may use our “personal shopper” service and simply complete a form with a link to the webpage of the desired durable good. We will then facilitate their purchase by providing an LTO arrangement. We also offer consumers the ability to acquire durable goods with our FlexShopper Wallet smartphone application available on Apple and Android devices. With FlexShopper Wallet, consumers may apply for a spending limit and take a picture of a qualifying item in any major retail store and we will fill the order for them. With our B2C channels we believe we are providing LTO consumers with a superior LTO experience and fulfilling our mission to help improve their quality of life by shopping for what they want where they want.

36

A Lean and Scalable Model

Compared to the brick-and-mortar LTO industry, which is suffering from the same headwinds as traditional retail stores, we have been successful in addressing the LTO consumer through online channels as illustrated in the above diagram illustrating our B2C and B2B sales channels.

We believe our model is more efficient and scalable for the following reasons:

We have no inventory risk and are completely drop-ship. We do not have any of the costs associated with buying, storing and shipping inventory. Instead, our suppliers ship goods directly to consumers.

We serve LTO consumers across the United States without brick-and-mortar stores. We do not have any of the costs associated with physical stores and the personnel needed to operate them.

As our sales grow we achieve more operating leverage. Our model is primarily driven by a technology platform that does not require significant increases in operating overhead to support sales growth.

Sales and Marketing

B2C Channels

We use a multi-channel, analytics-powered approach to marketing our products and services, with both broad-reach and highly-targeted channels, including television, digital, telemarketing and marketing affiliates. The goal of our marketing is to promote our brand and primarily to directly acquire new customers at a targeted acquisition cost. Our marketing strategies include the following:

Direct response television advertising. We use television advertising supported by our internal analytics and media buys from a key agency to drive and optimize website traffic and lease originations.

Digital acquisition. Our online marketing efforts include pay-per-click, keyword advertising, search engine optimization, marketing affiliate partnerships, social media programs and mobile advertising integrated with our operating systems and technology from vendors that allow us to optimize customer acquisition tactics within the daily operations cycle. In 2017 we created and launched our automated digital pay-per-click advertising platform, FLEX-AADS, which enabled us to scale up our pay-per-click marketing by utilizing better segmentation techniques and statistical models that can optimize our bidding adjustments.

37

User experience and conversion. We measure and monitor website visitor usage metrics and regularly test website design strategies to improve customer experience and conversion rates.

B2B Channels

We use internal business development personnel and outside consultants that focus on engaging retailers and e-tailers to use our services. This includes promoting FlexShopper at key trade shows and conferences.

Management Information Systems

FlexShopper uses computer-based management information systems to facilitate its entire business model, including underwriting, processing transactions through its sales channels, managing collections and monitoring leased inventory. Through the use of our proprietary software developed in-house, each of our retail partners uses our online merchant portal that automates the process of consumers receiving spending limits and entering into leases for durable goods generally to within seconds. The management information system generates reports which enable us to meet our financial reporting requirements.

Government Regulations

The LTO industry is regulated by and subject to the requirements of various federal, state and local laws and regulations, many of which are in place for consumer protection. In general, such laws regulate, among other items, applications for leases, late fees, finance rates, disclosure statements, the substance and sequence of required disclosures, the content of advertising materials and certain collection procedures. Violations of certain provisions of these laws and regulations may result in penalties ranging from nominal amounts up to and including forfeiture of fees and other amounts due on leases. We are unable to predict the nature or effect on our operations or earnings of unknown future legislation, regulations and judicial decisions or future interpretations of existing and future legislation or regulations relating to our operations, and there can be no assurance that future laws, decisions or interpretations will not have a material adverse effect on our operations and earnings. In 2016, the Company enhanced its compliance department by hiring a Chief Compliance Counsel. See the section of this report captioned “Risk Factors” below for more information with respect to governmental laws and regulations and their effect on our business.

Intellectual Property

FlexShopper has received a Notice of Allowance from the USPTO for its patent application directed to a system that enables e-commerce servers the ability to complete LTO transactions through their e-commerce websites and may file additional patent applications in the future. We can provide no assurances that FlexShopper will be granted any patents by the USPTO. We regard our pending patents, trademarks, service marks, copyrights, trade dress, trade secrets, proprietary technology, and similar intellectual property as critical to our success. In particular, we believe certain proprietary information, including but not limited to our underwriting model, and patent pending systems are central to our business model and we believe give us a key competitive advantage. We also rely on trademark and copyright law, trade secret protection, and confidentiality, license and work product agreements with our employees, customers, and others to protect our proprietary rights. See the section captioned “Risk Factors” below for more information on and risk associated with respect to our intellectual property.

Operations and Employees of FlexShopper

Brad Bernstein, our Chief Executive Officer, manages our day-to-day operations and internal growth and oversees our growth strategy. FlexShopper’s management also includes a Chief Financial Officer and a Chief Risk Officer. In addition, FlexShopper has a customer service and collections call center. As of June 30, 2018, FlexShopper had 151 employees, all of whom were full time.

Properties

Our principal office is located in Boca Raton, Florida, where we currently lease 8,836 square feet of office space to accommodate FlexShopper’s business and its employees. The monthly rent for this space is approximately $14,000 with annual three percent increases throughout the lease term, which expires in June 2019.

In September 2015, we entered into a 48-month lease for additional office space in Fort Lauderdale, Florida to accommodate our call and customer service center. The monthly base rent including operating expenses is approximately $5,200 with annual three percent increases throughout the lease term.

In August 2017, FlexShopper entered into a 12 month lease with options for two additional three year terms for storefront space in West Palm Beach, Florida to accommodate FlexShopper’s repossession retail sales operation. The monthly base rent including operating expenses is approximately $2,000 with annual four percent increases throughout the lease term. In April 2018, FlexShopper exercised its option to extend the term of the lease to September 30, 2021.

Legal Proceedings

We are not a party to any material pending legal proceedings as of the date of this prospectus. To our knowledge, as of the date of this prospectus, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party. We may, however, be subject to various claims and legal actions arising in the ordinary course of business from time to time.

38

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Set forth below is background information relating to all of our directors.

Director’s Name	Year First Became Director	Position with the Company
James D. Allen	2016	Director
Daniel Ballen	2016	Director
Brad Bernstein	2007	Chief Executive Officer, President and Chairman of the Board
T. Scott King	2014	Director
Carl Pradelli	2014	Director
Katherine Verner	2016	Director

James D. Allen, age 58, has been a director since February 2016. Mr. Allen currently serves as Chief Financial Officer of Hollander Sleep Products, LLC, the largest supplier of utility bedding products in North America. From July 2003 through November 2014, Mr. Allen served as VP Operations and Group CFO of Sun Capital Partners, a leading global private equity firm with an excess of $10 billion under management. From August 2008 through September 2014, Mr. Allen was a Partner and Group CFO of London-based Sun European Partners, the European affiliate of Sun Capital Partners. From July 2002 to July 2003, Mr. Allen was CAO of Mattress Firm, Inc., a leading bedding specialty retailer. Prior to joining Mattress Firm, Inc., Mr. Allen served for eight years in various capacities (President and COO, CFO and President of two operating divisions) at Tandycrafts, Inc. (NYSE: TAC), which operated a diversified portfolio of retail and consumer products businesses. Prior to Tandycrafts, Inc., Mr. Allen was a Senior Manager at the accounting firm of Price Waterhouse (now PwC). Mr. Allen received a B.B.A. degree, majoring in management and accounting, from Evangel University in Springfield, Missouri. Mr. Allen brings to the Board proven leadership and management experience and a deep knowledge of audit and accounting matters that make him well qualified to serve on the Board.

Daniel Ballen, age 35, has been a director since November 2016. Mr. Ballen is a Senior Vice President and Portfolio Manager for the alternative investment complex of Pacific Investment Management Company LLC (“PIMCO”), where he focuses on corporate private equity and special situations investing in both North America and Europe. Prior to joining PIMCO in 2014, Mr. Ballen was a member of the private equity investment teams at Pine Brook Partners and Bain Capital, where he executed and managed a number of private equity investments, with a particular focus on companies in the financial services sector. Mr. Ballen started his career in the investment banking division of Bear, Stearns & Co., where he was a member of the U.S. financial institutions advisory team. Mr. Ballen received a Bachelors degree, Summa Cum Laude, from Emory University. Mr. Ballen’s experience in finance makes him a valuable addition to the Board.

Mr. Ballen was appointed to the Board in connection with that certain Investor Rights Agreement dated June 10, 2016 (the “B2 FIE Investor Rights Agreement”) entered into by the Company, Brad Bernstein and B2 FIE in connection with B2 FIE’s purchase of Series 2 Preferred Stock. Pursuant to the B2 FIE Investor Rights Agreement, so long as B2 FIE and its affiliate transferees’ ownership percentage of the Company’s outstanding Common Stock, determined on a fully-diluted basis taking into account the conversion of all outstanding shares of Series 1 Preferred Stock and Series 2 Preferred Stock, exceeds 22%, B2 FIE shall have the right to nominate two directors to the Board. For more information regarding the B2 FIE Investor Rights Agreement, please refer to our Form 8-K filed with the SEC on June 13, 2016.

Brad Bernstein, age 53, is a co-founder of FlexShopper and its Chief Executive Officer, President, and Chairman of the Board. Mr. Bernstein served as President and Chief Financial Officer of the Company from January 2007 through December 2014, during which time the Company was named Anchor Funding Services, Inc. and primarily engaged in the business of providing accounts receivable financing to businesses in the United States. Mr. Bernstein became CEO of FlexShopper in December 2014. Previously, Mr. Bernstein was employed by Preferred Labor LLC from March 1999 through January 2007. Mr. Bernstein served Preferred Labor LLC as its Chief Financial Officer and later as its President. Before joining Preferred Labor LLC, Mr. Bernstein was a partner of Miller, Ellin Consulting Group, LLP, where he advised commercial and investment banks, asset-based lenders, and alternative finance companies in connection with debt or equity investments. Mr. Bernstein has used his banking relationships to raise debt and negotiate and structure financing for companies. Mr. Bernstein brings to the Board his financial and business expertise as a Certified Public Accountant. Mr. Bernstein received a Bachelor of Arts degree from Columbia University. Mr. Bernstein’s executive experience with FlexShopper positions him well to serve as the Chairman of the Board.

T. Scott King, age 66, has been a director since November 2014. From April 2014 through September 2014, Mr. King served as Interim Chief Executive Officer of Gordmans Stores, Inc. (NASD: GMAN), an Omaha, NE-based apparel and home décor retailer with approximately 100 stores. Mr. King has also served as Chairman of the Board of Gordmans Stores, Inc. From 2003 through 2014, Mr. King served as Senior Managing Director of Operations of Sun Capital Partners, a Boca Raton-based private equity firm with in excess of $10 billion assets under management. From 1999 through 2003, he served as President and Chief Executive Officer of Waterlink Inc., an Ohio-based, international provider of water and waste water solutions. Prior to his tenure at Waterlink Inc., Mr. King was employed for approximately 20 years with Sherwin-Williams Company, an international manufacturer and retailer of paint and coatings. Mr. King has served on the Board of Directors of The Limited, ShopKo, Furniture Brands Inc. and Boston Market. He also served on the Board of Advisors of State University of New York at Oswego, School of Business, where he received his Bachelor of Arts in Business. Mr. King brings to the Board his financial and business experience as well as serving as a director on various boards of directors of public entities, making him an ideal candidate to serve as an independent director and as a financial expert on the Board.

39

Carl Pradelli, age 51, has been a director since July 2014. Since 2002, Mr. Pradelli has served as President, CEO, co-founder and a director of Nature City LLC, a developer and direct-to-consumer marketer of premium dietary supplements. Nature City LLC principally markets via direct mail and e-commerce channels. From 2002 through 2011, Mr. Pradelli also served as President, CEO and co-founder of Advanced Body Care Solutions, a marketer of health and beauty products using direct response television. Previously, he served as Senior Vice President of the investment banking firm Donaldson, Lufkin & Jenrette, which was acquired in 2000 by Credit Suisse First Boston. From 1999 to 2004, Mr. Pradelli served as a director of Duane Reade, Inc. and on its compensation and governance committees. Mr. Pradelli received an MBA from Wharton Business School at the University of Pennsylvania and a Bachelors of Science in Finance and Accounting from Stern School of Business at New York University. Mr. Pradelli brings to the Board his financial and business experience as well as his experience serving as a public company director, making him an ideal candidate to serve as an independent director and as a financial expert on the Board.

Katherine Verner, age 50, has been a director since November 2016. Ms. Verner is a Senior Vice President and Portfolio Manager at PIMCO focused on the oversight of private equity investments within the firm’s alternative investment complex. Ms. Verner has over 25 years of experience in finance and real estate investing for private equity funds, including Oaktree Capital, ORIX and Goldman Sachs/Whitehall. Prior to joining PIMCO, she was a Managing Director of a start-up NPL platform in Europe for Oaktree Capital and Chief Operating Officer of two corporate finance companies, Goldman Sachs Specialty Lending Group and ORIX Finance, and Director of Executive Operations for Goldman Sachs’ international asset management platform. Ms. Verner received a Bachelor of Science degree from Texas A&M University and a Masters in Real Estate from the University of Denver. Ms. Verner’s executive and finance experience make her a valuable addition to the Board.

Ms. Verner was appointed to the Board pursuant to the B2 FIE Investor Rights Agreement. For more information regarding the B2 FIE Investor Rights Agreement, please refer to our Form 8-K filed with the SEC on June 13, 2016.

Board Independence

The Board of Directors has determined that each of Mr. Allen, Mr. Ballen, Mr. King, Mr. Pradelli and Ms. Verner is an independent director within the meaning of the director independence standards of the Nasdaq Stock Market. Furthermore, the Board has determined that all of the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent within the meaning of the director independence standards of NASDAQ and the rules of the SEC applicable to each such committee.

Executive Officers

Set forth below is background information relating to all of our executive officers. Our executive officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
Brad Bernstein	53	Chief Executive Officer, President, Chairman of the Board and Co-Founder
H. Russell Heiser	44	Chief Financial Officer
Ravi Radhakrishnan	38	Chief Risk Officer

Brad Bernstein is discussed above under “Executive Officers, Directors and Corporate Governance—Board of Directors.”

Russ Heiser has served as our Chief Financial Officer since December 2015. From July 2015 to December 2015, Mr. Heiser served as a consultant to the Company. From 2008 to 2015, Mr. Heiser served as an advisor to family offices in South Florida. In this role, Mr. Heiser focused on venture capital and private equity investments and was responsible for sourcing, financial analysis, transaction execution and management of portfolio companies across a variety of sectors. From 2004 to 2008, Mr. Heiser was an Executive Director in the Investment Banking Division at UBS in New York and, from 2001 to 2004, was an Associate in the Investment Banking Division at Bear, Stearns & Co. in New York. Mr. Heiser received his BS in Accounting from the University of Richmond and an MBA from Columbia Business School. Over the course of his career, Mr. Heiser has earned both CPA and CFA designations.

Ravi Radhakrishnan has served as our Chief Risk Officer since February 2016 and was appointed as an executive officer of the Company in April 2018. In his role, Mr. Radhakrishnan manages the Company’s underwriting and lease portfolio strategies and heads the Company’s data science team. From 2012 to 2016, Mr. Radhakrishnan led credit valuations strategy for Bank of America’s card division as a Senior Vice President. There, he helped implement profitability-driven underwriting across the risk segments and products for its multi-billion dollar consumer portfolio asset. Previously, he managed the Decision Insights group for JPMorgan Chase Bank to drive growth through advanced analytics. Before that, he spent a decade at Capital One and HSBC Banks managing their customer acquisition programs for direct channels. Mr. Radhakrishnan received his MS in Industrial & Systems Engineering from Virginia Tech and BS in Engineering from Regional Engineering College in India.

40

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances. The principal elements of our executive compensation program have to date included base salary and long-term equity compensation in the form of stock options.

The following table sets forth information concerning the compensation earned by the individual that served as our Principal Executive Officer during 2017 and our two most highly compensated executive officers other than the individual who served as our Principal Executive Officer during 2017 (collectively, “named executive officers”):

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	TOTAL ($)
Brad Bernstein	2017		300,000	50,000	15,504	26,170	391,675
CEO and President	2016		265,000	25,000	7,323	27,903	325,226

Russ Heiser	2017		237,000	35,000	15,002	10,992	297,994
CFO	2016		205,000	51,700	21,634	500	278,834

Marc Malaga	2017	(3)	126,058	—	12,040	22,422	160,520
EVP of Operations	2016		195,000	20,000	5,755	21,979	242,734

(1)

FASB ASC Topic 718 requires FlexShopper to determine the overall full grant date fair value of the stock options as of the date of grant based upon the Black-Scholes method of valuation, which total amounts are set forth in the table above, and to then expense that value over the service period over which the stock options become vested. As a general rule, for time-in-service-based stock options, FlexShopper will immediately expense any stock option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the stock options. For a description of Topic 718 and the assumptions used in determining the value of the stock options under the Black-Scholes model of valuation, see the Notes to our audited financial statements included in this prospectus.

(2)	The amounts set forth in this column consist of (i) automobile provisions, (ii) consulting fees, (iii) medical costs not covered by the Company’s insurance, and (iv) health and life insurance payments.
(3)	Represents a partial year of employment. Mr. Malaga’s employment ended on July 27, 2017.

Outstanding Equity Awards at December 31, 2017

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Brad Bernstein	25,000	—		6.20	3/23/2019
	25,000	—		1.70	3/20/2022
	25,000	—		7.00	3/24/2024
	4,167	8,333	(1)	5.70	3/1/2026
		20,000	(2)	4.26	5/10/2027

Russ Heiser	10,000	—		5.00	10/09/2025
	10,000	—		5.00	12/01/2025
		15,000	(2)	4.26	5/10/2027

Marc Malaga	25,000	—		7.00	3/24/2024
	3,333	6,667	(3)	5.70	3/1/2026
	—	15,000	(4)	4.26	5/10/2027

(1)	Reflects options granted under our 2015 Omnibus Equity Compensation Plan on March 1, 2016. Unvested options vest in two equal annual installments beginning on March 31, 2018.
(2)	Reflects options granted under our 2015 Omnibus Equity Compensation Plan on May 10, 2017. Unvested options vest in three equal annual installments beginning on May 10, 2018.
(3)	Reflects options granted under our 2015 Omnibus Equity Compensation Plan on March 1, 2016. Unvested options vested on January 1, 2018.
(4)	Reflects options granted under our 2015 Omnibus Equity Compensation Plan on May 10, 2017. Unvested options vested on January 1, 2018.

41

Employment Agreements and Change of Control Arrangements

The following is a summary of the employment and change of control arrangements with our named executive officers.

Brad Bernstein Employment Agreement

On January 31, 2007, we entered into an employment agreement to retain the services of Brad Bernstein as President. Mr. Bernstein currently serves as President and Chief Executive Officer of the Company. In March 2017, the Board approved an increase in Mr. Bernstein’s salary to $300,000. The Board may periodically review Mr. Bernstein’s base salary and may determine to increase (but not decrease) the base salary, in accordance with such policies as FlexShopper may hereafter adopt from time to time, if it deems appropriate. The following summarizes Mr. Bernstein’s employment agreement.

●	The Agreement shall be automatically renewed for additional one-year terms unless either party notifies the other, in writing, at least 60 days prior to the expiration of the term, of such party’s intention not to renew the Agreement. In December 2016, the Agreement renewed for one additional year through the close of business on January 31, 2018;

●	Mr. Bernstein is required to devote his full business time and efforts to the business and affairs of FlexShopper. Mr. Bernstein is entitled to indemnification to the full extent permitted by law. Mr. Bernstein is subject to provisions relating to non-competition and nonsolicitation of employees and customers during the term of the Agreement and for a specified period thereafter (other than for termination without cause or by Mr. Bernstein for good reason);

●	Mr. Bernstein is entitled to participate in our benefit and other compensatory or non-compensatory plans that are available to similarly situated executives of FlexShopper and is entitled to be reimbursed for up to $25,000 of medical costs not covered by FlexShopper’s health insurance per year

●	FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Bernstein with disability insurance benefits of at least 60% of his gross base salary per month. In the event of Mr. Bernstein’s disability, Mr. Bernstein and his family shall continue to be covered by all of our executive welfare benefit plans at our expense, to the extent such benefits may, by law, be provided, for the lesser of the term of such disability and 24 months, in accordance with the terms of such plans; and

●	FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Bernstein with life insurance benefits in the amount of at least $500,000. In the event of Mr. Bernstein’s death, his family shall continue to be covered by all of our executive welfare benefit plans, at our expense, to the extent such benefits may, by law, be provided, for 12 months following Mr. Bernstein’s death in accordance with the terms of such plans.

Termination of Employment

Mr. Bernstein’s employment with FlexShopper may be terminated by mutual agreement. The following description summarizes his severance pay (exclusive of base salary, car allowances and benefits due up to the date of termination), if any, in the event of termination (other than by mutual agreement) and the treatment of his options:

Termination for Cause. In the event of any termination for Cause (as defined in the agreement), Mr. Bernstein shall not receive any severance pay and any and all stock options granted to him shall terminate according to their terms of grant with any such vested options being exercisable for the shorter of (i) 90 days from the date of termination and (ii) the exercise term of each relevant option grant.

Termination for Disability or Death. In the event of termination for Disability (as defined in the agreement) or death, Mr. Bernstein shall receive all bonuses then earned, six months’ severance pay in the case of death, and the acceleration of certain options. Such options may be exercised for the longer of (i) 12 months from the date of the date of termination and (ii) the exercise term of each relevant option grant.

42

Termination without Cause. Mr. Bernstein’s employment with FlexShopper may be terminated by us, in the absence of Cause, and by Mr. Bernstein for Good Reason (as defined in the agreement, including upon a change of control of the Company). In such event, Mr. Bernstein shall receive 12 months’ severance pay, targeted bonuses, continuation of certain benefits and full vesting of all options. Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant.

Voluntary Resignation. Mr. Bernstein’s employment with FlexShopper may be terminated by him without Good Reason. In such event, Mr. Bernstein shall not receive any severance pay and unless termination occurs in the first year of employment, all vested options shall be retained by him for the full exercise term of each relevant option.

Option Grants

Mr. Bernstein is eligible to receive stock options and other compensation as determined at the discretion of the board. See the section captioned “Outstanding Equity Awards at December 31, 2017” above for a description of outstanding options granted to Mr. Bernstein.

Russ Heiser Employment Agreement

On December 1, 2015, we entered into an employment agreement to retain the services of Russ Heiser as Chief Financial Officer of the Company. In March 2017, the Board approved an increase in Mr. Heiser’s salary to $237,000. The Board may periodically review Mr. Heiser’s base salary and may determine to increase (but not decrease) the base salary, in accordance with such policies as FlexShopper may hereafter adopt from time to time, if it deems appropriate. The following summarizes Mr. Heiser’s employment agreement.

●	The Agreement shall be automatically renewed for additional one-year terms unless either party notifies the other, in writing, at least 60 days prior to the expiration of the term, of such party’s intention not to renew the Agreement;

●	Mr. Heiser is required to devote his full business time and efforts to the business and affairs of FlexShopper. Mr. Heiser is entitled to indemnification to the full extent permitted by law. Mr. Heiser is subject to provisions relating to non-compete (other than in the event of any termination by the Company without cause or by Mr. Heiser for good reason) and non-solicitation of employees and customers during the term of the Agreement and for a specified period thereafter;

●	Mr. Heiser is entitled to participate in our benefit and other compensatory or non-compensatory plans that are available to similarly situated executives of FlexShopper and is entitled to be reimbursed for up to $25,000 of medical costs not covered by FlexShopper’s health insurance per year;

●	FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Heiser with disability insurance benefits of at least 60% of his gross base salary per month. In the event of Mr. Heiser’s disability, Mr. Heiser and his family shall continue to be covered by all of our employee welfare benefit plans at our expense, to the extent such benefits may, by law, be provided, for the lesser of the term of such disability and 24 months, in accordance with the terms of such plans; and

●	FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Heiser with life insurance benefits in the amount of at least $500,000. In the event of Mr. Heiser’s death, his family shall continue to be covered by all of our executive welfare benefit plans, at our expense, to the extent such benefits may, by law, be provided, for 12 months following Mr. Heiser’s death in accordance with the terms of such plans.

Termination of Employment

Mr. Heiser’s employment with FlexShopper may be terminated by mutual agreement. The following description summarizes his severance pay (exclusive of base salary, car allowances and benefits due up to the date of termination), if any, in the event of termination (other than by mutual agreement) and the treatment of his options:

Termination for Cause. In the event of any termination for Cause (as defined in the agreement), Mr. Heiser shall not receive any severance pay and any and all stock options granted to him shall terminate according to their terms of grant with any such vested options being exercisable for the shorter of (i) 90 days from the date of termination and (ii) the exercise term of each relevant option grant.

43

Termination for Disability or Death. In the event of termination for Disability (as defined in the agreement) or death, Mr. Heiser shall receive all bonuses then earned, six months’ severance pay in the case of death, and the acceleration of certain options. Such options may be exercised for the longer of (i) 12 months from the date of the date of termination and (ii) the exercise term of each relevant option grant.

Termination without Cause. Mr. Heiser’s employment with FlexShopper may be terminated by us, in the absence of Cause, and by Mr. Heiser for Good Reason (as defined in the agreement, including upon a change in control of the Company). In such event, Mr. Heiser shall receive 12 months’ severance pay, plus targeted bonuses, continuation of certain benefits and full vesting of all options. Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant.

Voluntary Resignation. Mr. Heiser’s employment with FlexShopper may be terminated by him without Good Reason. In such event, Mr. Heiser shall not receive any severance pay and all vested options shall be retained by him for the full exercise term of each relevant option. Any such vested options would continue to be exercisable for the full exercise term of each relevant option grant.

Option Grant

Pursuant to his employment agreement, on December 1, 2015, Mr. Heiser was granted an option to purchase 10,000 shares of Common Stock of the Company with the exercise price based on the closing share price as of December 1, 2015. The option vested and became exercisable as follows: (i) one-third on the six month anniversary of the grant date; (ii) one-third on the one-year anniversary of the grant date and (iii) one-third on the two-year anniversary of the grant date.

Director Compensation

Independent directors who are not employees of the Company or any subsidiary of the Company and have not been appointed to the Board in connection with an Investor Rights Agreement (“Non-Employee Directors”), receive an annual retainer in the amount of $30,000, an additional cash retainer of $2,500 if the member serves on a committee, and an additional $5,000 if the member chairs a committee, all paid quarterly in arrears, as well as options to purchase 6,000 shares of common stock on the first trading day following December 31 of each year.

The following table sets forth information with respect to compensation earned by or awarded to each of our Non-Employee Directors who served on our Board during the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James Allen	$40,000	$21,950	$61,950
T. Scott King	$40,000	$8,874	$48,807
Carl Pradelli	$40,000	$8,874	$48,807

(1)

FASB ASC Topic 718 requires FlexShopper to determine the overall full grant date fair market value of the options as of the date of grant based upon the Black-Scholes method of valuation, which total amounts are set forth in the table above, and then to expense that value over the service period over which options become exercisable. As a general rule, for time-in-service-based options, FlexShopper will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description of Topic 718 and the assumptions used in determining the value of the options under the Black-Scholes method of valuation, see the notes to the consolidated financial statements included in this prospectus.

44

The following table shows the number of shares subject to vested option awards held by each Non-Employee Director as of December 31, 2017:

Name	Shares Subject to Outstanding Stock Option Awards (#)
James Allen	12,000
T. Scott King	24,000
Carl Pradelli	24,000

Mr. Ballen, Mr. Bernstein, Mr. Gitler and Ms. Verner receive no compensation for their service on the Board.

Equity Compensation Plan Table

The following table presents information on the Company’s equity compensation plans as of December 31, 2017. All outstanding awards relate to our common stock.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	335,900	(1)	$5.61	307,000	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	335,900		$5.61	307,000

(1)	Includes outstanding stock options exercisable for 242,900 shares of common stock issued under our 2007 Omnibus Equity Compensation Plan and outstanding stock options exercisable for 93,000 shares of common stock issued under our 2015 Omnibus Equity Compensation Plan.
(2)	Consists of shares of common stock available for future issuance under our 2015 Omnibus Equity Compensation Plan. No shares of common stock were available for future issuance under our 2007 Omnibus Equity Compensation Plan as of December 31, 2017.

45

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our voting stock as of August 2, 2018 by:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of any class of our voting stock;

●	each executive officer included in the Summary Compensation Table above;

●	each of our directors;

●	each person nominated to become director; and

●	all executive officers, directors and nominees as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o FlexShopper, Inc. at 2700 North Military Trail, Ste. 200, Boca Raton, Florida 33431. To our knowledge, each person listed below has sole voting and investment power over the shares shown as beneficially owned except to the extent jointly owned with spouses or otherwise noted below.

Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of stock which a person has the right to acquire (i.e., by the exercise of any option or the conversion of such person’s Series 1 or Series 2 Preferred Stock) within 60 days after March 5, 2018 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The percentage of shares owned as of August 2, 2018 is based upon 5,469,501 shares of common stock outstanding on that date.

Name and Address of Beneficial Owner	Shares of Common Stock		Number of Shares Underlying Convertible Preferred Stock, Options and Warrants		Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Stockholders
B2 FIE V, LLC(1)	—		2,469,136	(2)	2,469,136	31.1%
Waterfall Asset Management, LLC(3)	1,454,546		—		1,454,546	26.6%
Morry F. Rubin(4)	541,326	(5)	66,667	(6)	607,993	11.0%
George Rubin(7)	285,526	(8)	66,667	(9)	352,193	6.6%

Directors and Executive Officers
James Allen	—		24,000	(10)	24,000	*
Daniel Ballen	—		—		—	*
Brad Bernstein	200,000	(11)	90,000	(12)	290,000	5.2%
H. Russell Heiser	46,622		25,000	(13)	71,622	1.3%
T. Scott King	—		24,000	(14)	24,000	*
Marc Malaga(15)	191,494		158,005	(16)	312,655	6.4%
Carl Pradelli	18,750	(17)	24,000	(18)	42,750	*
Ravi Radhakrishnan	65,400		10,000	(19)	75,400	1.4%
Katherine Verner	—		—		—	*
All directors and executive officers as a group (9 persons)	522,266		355,005		877,271	15.1%

*	Less than one percent.
(1)	Based solely on the Schedule 13D filed on June 21, 2016 by Pacific Investment Management Company LLC (“PIMCO”). According to the filing, B2 FIE V LLC (“B2 FIE”) was formed solely for the purpose of investing in FlexShopper. PIMCO BRAVO Fund II, L.P. (“Bravo II”) is the sole member of B2 FIE and operates as a pooled investment fund and invests (among other things) in operating companies. PIMCO GP XII, LLC (“PIMCO GP”) is the sole general partner of Bravo II. PIMCO is the sole managing member of PIMCO GP and has the power to make voting and investment decisions regarding the Preferred Stock held by B2 FIE. Each of Bravo II, PIMCO GP and PIMCO disclaims beneficial ownership of the Series 2 Preferred Stock except to the extent of its pecuniary interest therein. The address for this investor is 650 Newport Center Drive, Newport Beach, CA 92660.

46

(2)

Consists of shares of common stock issuable upon the conversion of 20,000 shares of Series 2 Preferred Stock. Each share of Series 2 Preferred Stock is convertible into 123.4568 shares of common stock, based on the Series 2 Preferred Stock per share price of $1,000 and a conversion rate of $8.10 per share. This offering will result in the conversion rate per share of Series 2 Preferred Stock increasing from 123.4568 shares of common stock to [●] shares.

(3)	Based solely on the Schedule 13D filed by the Reporting Persons (as defined below) with the SEC on March 16, 2015. According to the filing, Waterfall Eden Master Fund, Ltd. (“WEMF”) owns 788,277 shares of common stock, or approximately 14.9% of the outstanding shares of common stock. Waterfall Delta Offshore Master Fund, LP (“WDOMF”) owns 442,065 shares of common stock, or approximately 8.4% of the outstanding shares of common stock. Waterfall Delta GP, LLC (“WDGP”), as general partner of WDOMF, may be deemed to share beneficial ownership of the shares owned by WDOMF. Waterfall Sandstone Fund, LP (“WSF”) owns 224,204 shares of common stock, or approximately 4.2% of the outstanding shares of common stock. Waterfall Sandstone GP, LLC (“WSGP” and, collectively with WEMF, WDOMF and WSF, the “Waterfall Funds”), as general partner of WSF, may be deemed to share beneficial ownership of the shares owned by WSF. Waterfall Asset Management, LLC (“Waterfall”), as the investment adviser to the Waterfall Funds, and Messrs. Thomas Capasse and Jack Ross, as members of Waterfall, may be deemed to share beneficial ownership of the 1,454,546 shares of common stock owned by the Waterfall Funds, or approximately 27.5% of the outstanding shares of common stock. Because of the relationships described above, Mr. Capasse, Mr. Ross, WEMF, WDGP, WDOMF, WSGP and WSF (collectively, the “Reporting Persons”) may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act and, as such, each member of the group could be deemed to beneficially own, in the aggregate, all of the shares of common stock held by members of the group. The Reporting Persons do not admit that they constitute a group within the meaning of Rule 13d-5. Each of the Reporting Persons disclaims beneficial ownership of the shares of common stock referred to herein that such Reporting Person does not hold directly. Waterfall and Messrs. Thomas Capasse and Jack Ross share the power to vote and direct the disposition of the shares owned by the Waterfall Funds. WDGP may be deemed to share the power to vote and direct the disposition of the shares owned by the WDOMF, and WSGP may be deemed to share the power to vote and direct the disposition of the shares owned by WSF. The address for each of the Waterfall-associated companies is c/o Waterfall Management, LLC, 1140 Avenue of the Americas, 7th Floor, New York, NY 10036.

(4)	Morry Rubin’s address is 17853 Key Vista Way, Boca Raton, Florida 33496.
(5)	Based solely on the Schedule 13D filed on March 30, 2012 by Morry Rubin, as modified by the Form 4 filed on May 5, 2016, this amount consists of 515,126 shares of common stock held directly and 26,200 shares of common stock held in certain family trusts of which Morry Rubin’s spouse and father, George Rubin, are co-trustees.
(6)	This amount consists of warrants to purchase 66,667 shares of common stock.
(7)	George Rubin’s address is 120 Central Park South, New York City, New York 10019.
(8)	According to the Schedule 13D/A filed on November 30, 2015 by George Rubin, 26,200 shares of common stock are held in certain family trusts of which he and Morry Rubin’s spouse are co-trustees.
(9)	Based solely on the Schedule 13D/A filed on November 30, 2015 by George Rubin. Consists of warrants to purchase 66,667 shares of common stock.
(10)	Consists of vested options to purchase 24,000 shares of common stock.
(11)	These shares of common stock are owned directly by Mr. Bernstein’s spouse. Mr. Bernstein disclaims beneficial ownership of these shares of common stock.
(12)	Consists of vested options to purchase 90,000 shares of common stock.
(13)	Consists of vested options to purchase 25,000 shares of common stock.
(14)	Consists of vested options to purchase 24,000 shares of common stock.

(15)	The employment of Marc Malaga ended on July 27, 2017.
(16)	Consists of warrants to purchase 66,667 shares of common stock, vested options to purchase 50,000 shares of common stock, and Series 1 Preferred Stock convertible into 41,338 shares of common stock.
(17)	Consists of 6,250 shares held in a trust, of which Mr. Pradelli is trustee and beneficial owner, and 12,500 shares held by a limited liability company owned by Mr. Pradelli and his spouse.
(18)	Consists of vested options to purchase 24,000 shares of common stock.
(19)	Consists of vested options to purchase 10,000 shares of common stock.

47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2016, our Board of Directors adopted a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the SEC or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Corporate Governance and Nominating Committee shall review the material facts of all related person transactions (as defined in the related person transaction approval policy) and either approve or disapprove of the entry into any related person transaction. In the event that obtaining the advance approval of the Corporate Governance and Nominating Committee is not feasible, the Corporate Governance and Nominating Committee shall consider the related person transaction and, if the Corporate Governance and Nominating Committee determines it to be appropriate, may ratify the related person transaction. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Other than as described below, and compensation agreements and other arrangements which are described under the heading “Compensation And Other Information Concerning Directors And Officers” beginning on page 41, for the period from January 1, 2016 through the date of this prospectus there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.

Promissory Note

On February 11, 2016, FlexShopper entered into a promissory note for $1,000,000, in favor of Marc Malaga, who was then a vice president of the Company. Interest on the promissory note accrued at the rate of 15.0% per annum and all outstanding principal and accrued interest was payable on demand by Mr. Malaga. The promissory note was secured by substantially all of the Company’s assets. The promissory note was paid in full with interest amounting to $51,250 on June 13, 2016.

Sale of Series 2 Preferred Stock

On June 10, 2016, FlexShopper entered into a Subscription Agreement with B2 FIE, an entity affiliated with PIMCO, providing for the issuance and sale of 20,000 shares of Series 2 Preferred Stock for gross proceeds of $20.0 million. The Series 2 Preferred Stock was sold for $1,000 per share (the “Stated Value”) and accrues dividends on the Stated Value at an annual rate of 10%. Each share of Series 2 Preferred Stock is convertible at a conversion rate of $8.10 into approximately 123.4568 shares of Common Stock, subject to reduction pursuant to a weighted average anti-dilution provision contained in the Series 2 Preferred Stock’s Certificate of Designations. Pursuant to the Investor Rights Agreement entered into in connection with this sale of Series 2 Preferred Stock, B2 FIE nominated to the Board Daniel Ballen and Katherine Verner, who are both employees of PIMCO. Additionally, the Investor Rights Agreement provides that so long as B2 FIE and its affiliates’ Ownership Percentage (as defined in the Investor Rights Agreement) exceeds 20%, B2 FIE must approve any change of control transaction involving the Company at a valuation per share of the Series 2 Preferred Shares below the Stated Value and any increase in the size of the Board beyond nine directors. The Investor Rights Agreement also entitles the Investor to certain demand registration rights, piggyback registration rights, and a right of first offer on future issuances of equity securities of FlexShopper.

Amendments to Credit Agreement

On March 29, 2016, a wholly-owned indirect subsidiary of FlexShopper (the “Borrower”) entered into a fourth amendment (the “Fourth Amendment”) to the Credit Agreement pursuant to which WE 2014-1, LLC (the “Lender”) waived the violation of the Equity Book Value covenant at December 31, 2015, as well as compliance with financial covenants (other than the unrestricted cash covenant) through the completion of FlexShopper’s raising at least $10 million in equity funding, which occurred upon the issuance of Series 2 Preferred Stock on June 10, 2016. In addition, the Fourth Amendment, among other things, provided that Borrower maintain Unrestricted Cash of at least $500,000 on each day and $1,000,000 at the end of each calendar month. The Lender is an entity affiliated with Waterfall Asset Management, LLC a large shareholder of the Company with the right to nominate one director to the Board pursuant to an Investor Rights Agreement.

On January 27, 2017, the Borrower entered into a fifth amendment (the “Omnibus Amendment”) to the Credit Agreement. The Omnibus Amendment amended the Credit Agreement to, among other things, extend the Commitment Termination Date (as defined in the Credit Agreement), require the Borrower to refinance the debt under the Credit Agreement upon a Permitted Change of Control (as defined in the Credit Agreement) and modify certain permitted debt and financial covenants.

On January 9, 2018, the Borrower entered into a letter agreement with the Lender to extend the Commitment Termination Date from April 1, 2018 to August 31, 2018.

On January 29, 2018 and January 30, 2018, we entered into letter agreements with Russ Heiser, FlexShopper’s Chief Financial Officer, and NRNS Capital Holdings LLC (“NRNS”), respectively (such letter agreements, together, the “Commitment Letters”), pursuant to which we issued a subordinated promissory note to each of Mr. Heiser and NRNS (together, the “Notes”). The Commitment Letters provide that Mr. Heiser and NRNS each shall make advances to the Borrower under the applicable Note in aggregate amounts up to $1,000,000 and $2,500,000, respectively. Upon issuance of the Notes, we drew $500,000 and a subsequent $500,000 on February 20, 2018, on the Note held by Mr. Heiser and $2,500,000 on the Note held by NRNS. Payments of principal and accrued interest are due and payable by us upon 30 days’ prior written notice from the applicable noteholder and we can prepay principal and interest at any time without penalty.

48

On April 3, 2018, the Company and WE2014-1, LLC amended the Credit Agreement (the “Sixth Amendment”) to increase advance rates thus providing additional borrowing capacity under the Credit Agreement. Furthermore, the Amendment provides that if the Company raises at least $20 million in equity funding (the “Equity Raise”) on or before July 31, 2018, the Commitment Termination Date (as defined in the Credit Agreement) will be extended to February 28, 2021; provided, however, if the Equity Raise is not completed on or before July 31, 2018, the Commitment Termination Date will be a date determined by the Administrative Agent in its sole discretion, but in no event earlier than July 31, 2018 or later than August 31, 2020. The Commitment Maturity Date (as defined in the Credit Agreement) is one year after the Commitment Termination Date. In addition, upon completion of the Equity Raise, the interest rate charged will be reduced to LIBOR plus eleven percent (11%) per annum.

On July 31, 2018, the Company and WE2014-1, LLC amended the Credit Agreement (the “Seventh Amendment”) to extend the deadline to raise at least $20 million in equity funding set forth in the Sixth Amendment to be August 31, 2018. If the Equity Raise is not completed on or before August 31, 2018, the Commitment Termination Date will be a date determined by the Lender in its sole discretion, but in no event earlier than August 31, 2018 or later than February 28, 2021.

Commitment Letter and Subordinated Promissory Note

On January 29, 2018, FlexShopper, LLC, a wholly-owned subsidiary of FlexShopper, entered into a letter agreement with Russ Heiser, our Chief Financial Officer, pursuant to which FlexShopper, LLC issued a subordinated promissory note to Mr. Heiser. The letter agreement provides that Mr. Heiser shall make advances to FlexShopper, LLC under the promissory note in an aggregate amount up to $1,000,000. Such amounts may be drawn until July 31, 2018 in one or more advances. As of March 5, 2018, FlexShopper, LLC had drawn $1,000,000 on such note. Payments of principal and accrued interest are due and payable by FlexShopper, LLC upon 30 days’ prior written notice from Mr. Heiser and FlexShopper, LLC can prepay principal and interest at any time without penalty. Amounts outstanding under the promissory note bear interest at a rate equal to 3.00% per annum in excess of the non-default rate of interest from time to time in effect under the Credit Agreement. Obligations under the promissory note are subordinated to obligations under the Credit Agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our Restated Certificate of Incorporation (the “Certificate of Incorporation”), and our amended and restated bylaws, copies of which have been filed with the SEC and are also available upon request from us.

Authorized Capitalization

We have 15,500,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 15,000,000 shares of common stock, $0.0001 par value per share, and 500,000 shares of preferred stock, $0.001 par value per share, of which 250,000 shares of preferred stock have been designated as Series 1 Convertible Preferred Stock and 25,000 shares of preferred stock have been designated as Series 2 Convertible Preferred Stock. As of June 30, 2018, we had 5,469,501 shares of common stock outstanding held of record by 519 stockholders and 239,405 shares of Series 1 Convertible Preferred Stock and 21,952 shares of Series 2 Convertible Preferred Stock outstanding. Our authorized but unissued shares of common and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Common Stock

Based on the 5,469,501 shares of common stock outstanding as of June 30, 2018, and assuming the issuance by us of [●] shares of common stock in this offering, there will be [●] shares of common stock outstanding upon the closing of this offering (or [●] shares if the underwriters exercise their option to purchase additional shares of common stock in full).

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.  No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities.  All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “FPAY.”

Stock Options and Warrants

As of June 30, 2018, we had reserved the following shares of common stock for issuance pursuant to stock options, warrants, conversion of preferred stock and equity plans:

●	377,303 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $7.89 per share;

●	425,400 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our Prior Incentive Plans at a weighted average exercise price of $5.02 per share;

49

●	1,000 shares of our common stock issuable upon the exercise of outstanding stock options issued pursuant to our 2018 Omnibus Equity Compensation Plan, at a weighted average exercise price of $4.35 per share;

●	749,000 shares of our common stock that are reserved for future issuance under our 2018 Omnibus Equity Compensation Plan;

●	145,197 shares of our common stock issuable upon conversion of outstanding shares of Series 1 Convertible Preferred Stock;

●	an estimated [●] shares of our common stock issuable upon conversion of outstanding shares of Series 2 Convertible Preferred Stock, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●]; and

●	an estimated [●] shares of our common stock issuable upon conversion of shares of Series 2 Convertible Preferred Stock issuable upon exercise of warrants, which includes the effect of an estimated anti-dilution reduction in the Series 2 Convertible Preferred Stock conversion price to $[●] based on an assumed offering price of $[●].

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock from time to time in one or more series, including the Series 1 Convertible Preferred Stock and Series 2 Convertible Preferred Stock described below. The board of directors also has the authority to fix the designations, voting powers, preferences, privileges and relative rights and the limitations of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting, economic and other rights of the holders of common stock.

Series 1 Convertible Preferred Stock

On January 31, 2007, the Company filed a Certificate of Designations with the Secretary of State of Delaware. 250,000 shares of preferred stock are designated as Series 1 Convertible Preferred Stock, which ranks senior to common stock.

As of June 30, 2018, each share of Series 1 Convertible Preferred Stock was convertible into 0.60649 shares of the Company’s common stock, subject to certain anti-dilution rights. The holders of Series 1 Convertible Preferred Stock have the option to convert the shares to common stock at any time. Upon conversion, all accumulated and unpaid dividends, if any, will be paid as additional shares of common stock. The holders of Series 1 Convertible Preferred Stock have the same dividend rights as holders of common stock, as if the Series 1 Convertible Preferred Stock had been converted to common stock. Additionally, the holders of Series 1 Convertible Preferred Stock vote with holders of common stock, together as a single class, with each share of Series 1 Convertible Preferred Stock entitled to 5.7877 votes.

During the year ended December 31, 2017, 3,660 shares of Series 1 Convertible Preferred Stock were converted into 2,220 shares of common stock. As of June 30, 2018, there were 239,405 shares of Series 1 Convertible Preferred Stock outstanding which are convertible into 145,197 shares of common stock.

Series 2 Convertible Preferred Stock

On June 10, 2016, the Company entered into a Subscription Agreement with B2 FIE, providing for the issuance and sale of 20,000 shares of Series 2 Convertible Preferred Stock for gross proceeds of $20.0 million. The Company sold an additional 1,952 shares of Series 2 Convertible Preferred Stock to a different investor for gross proceeds of $1.95 million at a subsequent closing.

50

Pursuant to the authority expressly granted to the Company’s board of directors by the provisions of the Certificate of Incorporation, the board of directors created and designated 25,000 shares of Series 2 Convertible Preferred Stock, par value $0.001 per share (“Series 2 Preferred Shares”), by filing a Certificate of Designations with the Delaware Secretary of State (the “Series 2 Certificate of Designations”). The Series 2 Preferred Shares were sold for $1,000 per share (the “Stated Value”) and accrue dividends on the Stated Value at an annual rate of 10% compounded annually.

Each Series 2 Preferred Share is convertible at a conversion price of $8.10 into approximately 124 shares of common stock; provided, the conversion price is subject to reduction pursuant to a weighted average anti-dilution provision contained in the Series 2 Certificate of Designations. As a result of this offering, the conversion price of the Series 2 Preferred Shares will be decreased to a price determined by multiplying the current conversion price of $8.10 by a fraction, (i) the numerator of which is the number of shares of common stock outstanding immediately prior to the offering (including shares of common stock issuable upon the exercise of warrants and conversion of outstanding preferred stock) plus the number of shares of common stock that the aggregate consideration received by the Company from this offering would purchase at the current conversion price, and (ii) the denominator of which is the number of shares of common stock outstanding immediately prior to the offering (including shares of common stock issuable upon the exercise of warrants and conversion of outstanding preferred stock) plus the number of shares of common stock issued in this offering. The sale of [●] shares of common stock in this offering for a per share price of $[●] would thus result in the conversion price being decreased to $[●]. As a result, each Series 2 Preferred Share would be convertible into approximately [●] shares of common stock.

The holders of the Series 2 Preferred Shares have the option to convert such shares into shares of common stock and have the right to vote with holders of common stock on an as-converted basis. If the average closing price during any 45 day consecutive trading day period or Change of Control Transaction (as defined in the Series 2 Certificate of Designations) values the common stock at a price equal to or greater than $23.00 per share, then conversion shall be automatic. Upon a Liquidation Event or Deemed Liquidation Event (each as defined in the Series 2 Certificate of Designations), holders of Series 2 Preferred Shares shall be entitled to receive out of the assets of the Company prior to and in preference to the common stock and Series 1 Convertible Preferred Stock an amount equal to the greater of (1) the Stated Value, plus any accrued and unpaid dividends thereon, and (2) the amount per share as would have been payable had all Series 2 Preferred Shares been converted to common stock immediately before the Liquidation Event or Deemed Liquidation Event.

As of June 30, 2018, there were 21,952 shares of Series 2 Convertible Preferred Stock outstanding convertible into 2,710,124 shares of common stock; however, such amount will increase as a result of the offering due to the weighted average anti-dilution provision discussed above.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

51

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock.  One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management.  If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Vacancies. Our bylaws provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  Our bylaws provide that special meetings of our stockholders may be called by the chairman of the board of directors, the chief executive officer, or the president (in the absence of the chief executive officer) or by resolution of the board of directors or by the secretary at the request in writing of stockholders owning a majority of the voting power of the outstanding voting stock.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Amendment of Bylaws.  Our directors are expressly authorized to amend our bylaws.

52

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc. is acting as representative of the underwriters of the offering. We have entered into an underwriting agreement dated [●], 2018 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.	[●]
Total	[●]

The underwriters are committed to purchase all the shares common stock offered by us, other than those covered by the over-allotment option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of [●] additional shares (15% of the shares of common stock sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $ and the total net proceeds, before expenses, to us will be $         ..

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Public offering price	$	$	$
Underwriting discount (7.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the securities to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $            per share. If all of the securities offered by us are not sold at the public offering price, the representative may change the offering price and other selling terms by means of a supplement to this prospectus.

53

We have also agreed to pay certain expenses of the representative relating to the offering, subject to a cap of $100,000, including: (a) all filing fees and communication expenses associated with the review of this offering by the Financial Industry Regulatory Authority, Inc. (“FINRA”); (b) fees, expenses and disbursements relating to background checks of our officers and directors, in an amount not to exceed $15,000; (c)  fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and foreign jurisdictions designated by the representative; (d)  fees and expenses of the representative’s legal counsel; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones; (f) $29,500 for fees and expenses for the underwriters’ use of book-building, prospectus tracking and compliance software for this offering; (g) fees and expenses for data services and communications expenses; and (h) up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We have paid an advance of $25,000 to the representative, which will be applied against actual out-of-pocket accountable expenses and reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $300,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our executive officers, directors and 5% or greater holders of outstanding common stock have agreed, subject to limited exceptions, without the prior written consent of the underwriters’ representative not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus, in the case of our directors and officers, and for a period of 90 days from the date of this prospectus, in the case of us and any 5% or greater holder of outstanding common stock.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of 6 months from the consummation of this offering, to act as sole investment banker, book-runner and/or placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such 6 month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such Subject Transactions.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

54

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “FPAY.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

55

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

56

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

57

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

58

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

59

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by K&L Gates LLP, Charlotte, North Carolina. Sichenzia Ross Ference Kesner LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated balance sheets of FlexShopper, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits thereto, under the Securities Act that registers the shares of common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our website can be accessed at www.flexshopper.com. The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that they have gathered their information from sources they believe to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

60

FLEXSHOPPER, INC.

FLEXSHOPPER, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,055,948	$4,968,915
Accounts receivable, net	4,104,683	4,259,468
Prepaid expenses	382,758	321,035
Lease merchandise, net	17,806,583	21,415,322
Total current assets	24,349,972	30,964,740

PROPERTY AND EQUIPMENT, net	3,073,049	2,948,164

OTHER ASSETS, net	94,185	95,722
	$27,517,206	$34,008,626

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of loan payable under credit agreement to beneficial shareholder net of $449,226 at 2018 and $118,404 at 2017 of unamortized issuance costs	$14,402,123	$14,094,096
Accounts payable	4,513,971	7,702,145
Accrued payroll and related taxes	365,514	404,346
Promissory notes	3,500,000	-
Accrued expenses	767,921	786,095
Total current liabilities	23,549,529	22,986,682

Loan payable under credit agreement to beneficial shareholder net of $40,839 at June 30, 2018 and $39,468 at Dec 31, 2017 of unamortized issuance costs and current portion	1,309,284	4,698,032
Total liabilities	24,858,813	27,684,714

STOCKHOLDERS’ EQUITY
Series 1 Convertible Preferred Stock, $0.001 par value- authorized 250,000 shares, issued and outstanding 239,405 shares at $5.00 stated value	1,197,025	1,197,025
Series 2 Convertible Preferred Stock, $0.001 par value- authorized 25,000 shares, issued and outstanding 21,952 shares at $1,000 stated value	21,952,000	21,952,000
Common stock, $0.0001 par value- authorized 15,000,000 shares, issued and outstanding 5,469,501 shares as of 2018 and 5,294,501 as of 2017	547	529
Additional paid in capital	23,041,404	22,445,691
Accumulated deficit	(43,532,583)	(39,271,333)
Total stockholders’ equity	2,658,393	6,323,912
	$27,517,206	$34,008,626

The accompanying notes are an integral part of these consolidated statements.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017

Revenues:
Lease revenues and fees	$18,588,477	$16,363,033	$37,925,373	$33,313,925
Lease merchandise sold	487,830	324,227	1,102,348	814,952
Total revenues	19,076,307	16,687,260	39,027,721	34,128,877

Costs and expenses:
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise	8,987,412	8,126,839	19,395,158	16,587,622
Cost of lease merchandise sold	324,705	226,310	658,468	535,928
Provision for doubtful accounts	5,483,487	4,759,879	10,658,805	9,675,629
Marketing	1,260,237	818,609	2,429,187	1,630,791
Salaries and benefits	2,031,788	1,898,005	4,211,164	3,666,157
Operating expenses	1,918,246	1,869,317	3,957,184	3,542,969
Total costs and expenses	20,005,875	17,698,959	41,309,966	35,639,096

Operating loss	(929,568)	(1,011,699)	(2,282,245)	(1,510,219)

Interest expense including amortization of debt issuance costs	1,045,338	551,304	1,979,005	1,107,295
Net loss	(1,974,906)	(1,563,003)	(4,261,250)	(2,617,514)

Dividends on Series 2 Convertible Preferred Shares	604,824	560,236	1,208,504	1,109,036
Net loss attributable to common shareholders	$(2,579,730)	(2,123,239)	(5,469,754)	(3,726,550)

Basic and diluted (loss) per common share:
Net loss	$(0.48)	$(0.40)	$(1.03)	$(0.70)

WEIGHTED AVERAGE COMMON SHARES:
Basic and diluted	5,368,390	5,290,670	5,331,445	5,288,975

The accompanying notes are an integral part of these consolidated statements.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2018

(unaudited)

	Series 1 Convertible Preferred Stock		Series 2 Convertible Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2018	239,405	$1,197,025	21,952	$21,952,000	5,294,501	$529	$22,445,691	$(39,271,333)	$6,323,912
Provision for compensation expense related to stock options	-	-	-	-	-	-	72,481	-	72,481
Warrants issued in connection with amended credit agreement and subsequent issuance of common stock upon exercise of the warrants					175,000	18	523,232		523,250
Net loss	-	-	-	-	-	-		(4,261,250)	(4,261,250)
Balance, June 30, 2018	239,405	$1,197,025	21,952	$21,952,000	5,469,501	$547	$23,041,404	$(43,532,583)	$2,658,393

The accompanying notes are an integral part of these consolidated statements.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2018 and 2017

(unaudited)

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,261,250)	$(2,617,514)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and impairment of lease merchandise	19,395,158	16,587,622
Other depreciation and amortization	1,191,510	1,002,644
Compensation expense related to issuance of stock options	72,481	42,211
Provision for doubtful accounts	10,658,805	9,675,629
Changes in operating assets and liabilities:
Accounts receivable	(10,504,020)	(9,885,543)
Prepaid expenses and other	(60,167)	(110,749)
Lease merchandise	(15,786,419)	(11,532,939)
Security deposits	-	(5,928)
Accounts payable	(3,188,174)	(1,337,021)
Accrued payroll and related taxes	(38,832)	(25,312)
Accrued expenses	108,198	80,570
Net cash (used in) provided by operating activities	(2,412,710)	1,873,670

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, including capitalized software costs	(1,021,551)	(979,562)
Net cash (used in) investing activities	(1,021,551)	(979,562)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	-	15,000
Proceeds from exercise of warrants	1,750	-
Proceeds from promissory notes	3,465,000	-
Proceeds from loan payable under credit agreement	3,550,000	-
Repayment of loan payable under credit agreement	(6,420,852)	(788,207)
Repayment of installment loan	(5,604)	-
Debt issuance related costs	(69,000)	-
Net cash provided by (used in) financing activities	521,294	(773,207)

(DECREASE)/INCREASE IN CASH	(2,912,967)	120,901

CASH, beginning of period	4,968,915	5,412,495

CASH, end of period	$2,055,948	$5,533,396

Supplemental cash flow information:
Interest paid	$1,422,484	$416,407

The accompanying notes are an integral part of these consolidated statements.

FLEXSHOPPER, INC.

Notes To Consolidated Financial Statements

For the six months ended June 30, 2018 and 2017

(Unaudited)

1. BASIS OF PRESENTATION

Our interim financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applicable to interim financial information. Accordingly, the information presented in our interim financial statements does not include all information and disclosures necessary for a fair presentation of our financial position, results of operations and cash flows in conformity with GAAP for annual financial statements. In the opinion of management, these financial statements reflect all adjustments consisting of normal recurring accruals, necessary for a fair statement of our financial position, results of operations and cash flows for such periods. The results of operations for any interim period are not necessarily indicative of the results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The consolidated balance sheet as of December 31, 2017 contained herein has been derived from audited financial statements.

2. BUSINESS

FlexShopper, Inc. (the “Company”) is a corporation organized under the laws of the State of Delaware on August 16, 2006. The Company owns 100% of FlexShopper, LLC, a limited liability company incorporated under the laws of North Carolina on June 24, 2013. The Company is a holding corporation with no operations except for those conducted by FlexShopper, LLC. FlexShopper, LLC provides through e-commerce sites certain types of durable goods to consumers, including customers of third party retailers and e-tailers, on a lease-to-own basis (“LTO”).

In January 2015, in connection with the credit agreement entered into in March 2015 (see Note 6), FlexShopper 1 LLC and FlexShopper 2 LLC were organized as wholly owned Delaware subsidiaries of FlexShopper, LLC to conduct operations. FlexShopper, LLC together with its subsidiaries are hereafter referred to as “FlexShopper.”

To date, funds derived from the sale of FlexShopper’s common stock and Series 2 Convertible Preferred Stock and the Company’s ability to borrow funds against the lease portfolio have provided the liquidity and capital resources necessary to fund its operations. The Company’s ability to borrow additional funds under its credit agreement can be terminated in August if the Company does not raise $20 million of equity prior to August 31, 2018 (see Note 6). Additionally, the holder of one of its subordinated promissory notes (as described in Notes 5 and 13) provided the Company with a 30-day written notice for payment of $2.5 million of principal and accrued interest. Repayment has been extended to August 31, 2018. Further, pursuant to the terms of the subordinated promissory notes, repayment is not permitted and remedies are not available, other than default interest, without the consent of the Credit Agreement lender. The Company is currently exploring various financing options to provide additional equity capital as well as both extend and lower the cost of our credit facilities going forward. If the Company is unable to obtain additional equity capital and extend the credit facilities, management believes the Company would be able to maintain a positive cash position by servicing and collecting its existing lease portfolio and paying its obligations as they become due but would be forced to curtail or suspend normal business operations, including its discretionary marketing expenditures.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany balances and transactions.

Estimates - The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition - Merchandise is leased to customers pursuant to lease purchase agreements which provide for weekly lease terms with non-refundable lease payments. Generally, the customer has the right to acquire title either through a 90 day same as cash option, an early purchase option, or through payments of all required lease payments, generally 52 weeks, for ownership. On any current lease, customers have the option to cancel the agreement in accordance with lease terms and return the merchandise. Accordingly, customer agreements are accounted for as operating leases with lease revenues recognized in the month they are due on the accrual basis of accounting. Merchandise sales revenue is recognized when the customer exercises the purchase option and pays the purchase price. Revenue for lease payments received prior to their due date is deferred and recognized as revenue in the period to which the payments relate. Revenues from leases and sales are reported net of sales taxes.

Accounts Receivable and Allowance for Doubtful Accounts - FlexShopper seeks to collect amounts owed under its leases from each customer on a weekly basis by charging their bank accounts or credit cards. Accounts receivable are principally comprised of lease payments currently owed to FlexShopper which are past due, as FlexShopper has been unable to successfully collect in the manner described above. The allowance for doubtful accounts is based upon revenues and historical experience of balances charged off as a percentage of revenues. The accounts receivable balances consisted of the following as of June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017

Accounts receivable	$9,905,651	$6,399,233
Allowance for doubtful accounts	(5,800,968)	(2,139,765)
Accounts receivable, net	$4,104,683	$4,259,468

The allowance is a significant percentage of the balance because FlexShopper does not charge off any customer account until it has exhausted all collection efforts with respect to each account, including attempts to repossess items. In addition, while collections are pursued, the same delinquent customers continue to accrue weekly charges until they are charged off with such charges being fully reserved for. Accounts receivable balances charged off against the allowance were $3,013,914 and $7,442,190 for the three and six months ended June 30, 2018, respectively, and $7,162,533 and $13,580,054 for the three and six months ended June 30, 2017, respectively.

Lease Merchandise - Until all payment obligations for ownership are satisfied under the lease agreement, the Company maintains ownership of the lease merchandise. Lease merchandise consists primarily of residential furniture, consumer electronics, computers, appliances and household accessories and is recorded at cost net of accumulated depreciation. The Company depreciates leased merchandise using the straight-line method over the applicable agreement period for a consumer to acquire ownership, generally twelve months with no salvage value. Upon transfer of ownership of merchandise to customers resulting from satisfaction of their lease obligations, the related cost and accumulated depreciation are eliminated from lease merchandise. For lease merchandise returned or anticipated to be returned either voluntarily or through repossession, the Company provides an impairment reserve for the undepreciated balance of the merchandise net of any estimated salvage value with a corresponding charge to cost of lease revenue. The cost, accumulated depreciation and impairment reserve related to such merchandise are written off upon determination that no salvage value is obtainable. The impairment charge amounted to approximately $1,312,000 and $2,119,000 for the three and six months ended June 30, 2018, respectively, and $1,782,000 and $3,284,000 for the three and six months ended June 30, 2017, respectively.

The net leased merchandise balances consisted of the following as of June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
Lease merchandise at cost	$34,655,190	$34,501,555
Accumulated depreciation	(15,050,985)	(11,974,953)
Impairment reserve	(1,797,622)	(1,111,280)
Lease merchandise, net	$17,806,583	$21,415,322

Lease merchandise at cost represents the undepreciated cost of rental merchandise at the time of sale.

Deferred Debt Issuance Costs - Debt issuance costs incurred in conjunction with the Credit Agreement entered into on March 6, 2015 (see Note 6) are offset against the outstanding balance of the loan payable and are amortized using the straight-line method over the remaining term of the related debt, which approximates the effective interest method. Amortization, which is included in interest expense, was $139,903 and $258,307 for the three and six months ended June 30, 2018, respectively, and $118,404 and $236,808 for the three and six months ended June 30, 2017, respectively.

Debt issuance costs of $35,000 incurred in conjunction with the subordinated Promissory Notes entered into on January 29, 2018 and January 30, 2018 (see Note 5) are offset against the outstanding balance of the loan payable and are amortized using the straight-line method over the remaining term of the related debt, which approximates the effective interest method. Amortization, which is included in interest expense, was $35,000 for the six months ended June 30, 2018.

Intangible Assets - Intangible assets consist of a pending patent on the Company’s LTO payment method at check-out for third party e-commerce sites. Patents are stated at cost less accumulated amortization. Patent costs are amortized by using the straight-line method over the legal life, or if shorter, the useful life of the patent, which has been estimated to be 10 years.

Software Costs - Costs related to developing or obtaining internal-use software incurred during the preliminary project and post-implementation stages of an internal use software project are expensed as incurred and certain costs incurred in the project’s application development stage are capitalized as property and equipment. The Company expenses costs related to the planning and operating stages of a website. Costs associated with minor enhancements and maintenance for the website are included in expenses as incurred. Direct costs incurred in the website’s development stage are capitalized as property and equipment. Capitalized software costs amounted to $709,561 and $1,007,387 for the three and six months ended June 30, 2018, respectively, and $498,049 and $937,967 for the three and six months ended June 30, 2017, respectively.

Operating Expenses - Operating expenses include corporate overhead expenses such as salaries, stock-based compensation, insurance, occupancy, and other administrative expenses.

Marketing Costs - Marketing costs, primarily consisting of advertising, are charged to expense as incurred.

Per Share Data - Per share data is computed by use of the two-class method as a result of outstanding Series 1 Convertible Preferred Stock, which participates in dividends with the common stock and accordingly has participation rights in undistributed earnings as if all such earnings had been distributed during the period (see Note 7). Under such method income available to common shareholders is computed by deducting both dividends declared or, if not declared, accumulated on Series 2 Convertible Preferred Stock from income from continuing operations and from net income. Loss attributable to common shareholders is computed by increasing loss from continuing operations and net loss by such dividends. Where the Company has undistributed net income available to common shareholders, basic earnings per common share is computed based on the total of any dividends paid or declared per common share plus undistributed income per common share determined by dividing net income available to common shareholders reduced by any dividends paid or declared on common and participating Series 1 Convertible Preferred Stock by the total of the weighted average number of common shares outstanding plus the weighted average number of common shares issuable upon conversion of outstanding participating Series 1 Convertible Preferred Stock during the period. Where the Company has a net loss, basic per share data (including income from continuing operations) is computed based solely on the weighted average number of common shares outstanding during the period. As the participating Series 1 Convertible Preferred Stock has no contractual obligation to share in the losses of the Company, common shares issuable upon conversion of such preferred stock are not included in such computations.

Diluted earnings per share is based on the more dilutive of the if-converted method (which assumes conversion of the participating Series 1 Convertible Preferred Stock as of the beginning of the period) or the two-class method (which assumes that the participating Series 1 Convertible Preferred Stock is not converted) plus the potential impact of dilutive non-participating Series 2 Convertible Preferred Stock, options and warrants. The dilutive effect of stock options and warrants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price during the period. Under the treasury stock method, options and warrants will have a dilutive effect when the average price of common stock during the period exceeds the exercise price of options or warrants. When there is a loss from continuing operations, potential common shares are not included in the computation of diluted loss per share, since they have an anti-dilutive effect.

In computing diluted loss per share, no effect has been given to the issuance of common stock upon conversion or exercise of the following securities as their effect is anti-dilutive:

	Six Months ended
	June 30,
	2018	2017
Series 1 Convertible Preferred Stock	145,197	147,417
Series 2 Convertible Preferred Stock	2,710,124	2,710,124
Series 2 Convertible Preferred Stock issuable upon exercise of warrants	54,217	54,217
Common Stock Options	426,400	297,900
Common Stock Warrants	377,303	511,553
	3,713,241	3,721,211

Stock-Based Compensation - The fair value of transactions in which the Company exchanges its equity instruments for employee services (share-based payment transactions) is recognized as an expense in the financial statements as services are performed.

Compensation expense is determined by reference to the fair value of an award on the date of grant and is amortized on a straight-line basis over the vesting period. We have elected to use the Black-Scholes-Merton (BSM) pricing model to determine the fair value of all stock option awards (see Note 8).

Fair Value of Financial Instruments - The carrying value of loans payable under the Credit Agreement increased by unamortized issuance costs (see Note 6) approximates fair value.

Income Taxes - Deferred tax assets and liabilities are determined based on the estimated future tax effects of net operating loss carryforwards and temporary differences between the tax bases of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records a valuation allowance for its deferred tax assets when management concludes that it is not more likely than not that such assets will be recognized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of June 30, 2018, and 2017, the Company had not recorded any unrecognized tax benefits.

Interest and penalties related to liabilities for uncertain tax positions will be charged to interest and operating expenses, respectively.

Recent Accounting Pronouncements - In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, on revenue recognition. The new standard provides for a single five-step model to be applied to all revenue contracts with customers as well as requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company adopted this guidance on January 1, 2018 but it did not have a material impact on its financial statements as a majority of the Company’s revenue generating activities are leasing arrangements which are outside the scope of the guidance.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. Under ASU 2016-02, lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and a right-to-use asset, which is an asset that represents the lessee’s right to use or control the use of a specified asset for the lease term. Lessor guidance is largely unchanged. The Company is currently evaluating the effect that the new guidance will have on its financial statements.

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Estimated Useful Lives	June 30, 2018	December 31, 2017
Furniture, fixtures and vehicle	2-5 years	$155,165	$153,909
Website and internal use software	3 years	6,835,158	5,827,771
Computers and software	3-7 years	704,407	691,499
		7,694,730	6,673,179
Less: accumulated depreciation and amortization		(4,621,681)	(3,725,015)
		$3,073,049	$2,948,164

Depreciation and amortization expense was $461,761 and $393,830 for the three months ended June 30, 2018 and 2017, respectively, and $896,666 and $764,298 for the six months ended June 30, 2018 and 2017, respectively.

5. PROMISSORY NOTES

On January 29, 2018 and January 30, 2018, the Company entered into letter agreements with Russ Heiser, the Company’s Chief Financial Officer, and NRNS Capital Holdings LLC (“NRNS”), respectively (such letter agreements, together, the “Commitment Letters”), for consideration of a one-time commitment fee of 1% of the lenders’ aggregate commitment, totaling $35,000, pursuant to which the Company issued a subordinated promissory note to each of Mr. Heiser and NRNS (together, the “Notes”). The Commitment Letters provide that Mr. Heiser and NRNS each shall make advances to the Company under the applicable Note in aggregate amounts up to $1,000,000 and $2,500,000, respectively. Payments of principal and accrued interest are due and payable by the Company upon 30 days’ prior written notice from the applicable noteholder and the Company can prepay principal and interest at any time without penalty. However, repayment is not permitted without the consent of the Credit Agreement Lender. Upon issuance of the Notes, the Company drew $500,000 and a subsequent $500,000 on February 20, 2018 on the Note held by Mr. Heiser and $2,500,000 on the Note held by NRNS. The Notes bear interest at a rate equal to three (3%) per annum in excess of the non-default rate of interest from time to time in effect under the Credit Agreement entered into on March 6, 2015 (see Note 6) computed on the basis of a 360-day year, which equaled 15.9% at June 30, 2018. Interest expense incurred under the Notes amounted to $47,829 for Mr. Heiser’s Note and $119,574 for NRNS’ Note, totaling $167,403 for the three months ended June 30, 2018, and $73,988 for Mr. Heiser’s Note and $195,931 for NRNS’ Note, totaling $269,919 for the six months ended June 30, 2018.

On July 31, 2018, FlexShopper agreed to extend and modify the terms of the “Note” (see Note 11).

6. LOAN PAYABLE UNDER CREDIT AGREEMENT

On March 6, 2015, FlexShopper entered into a credit agreement (as amended from time-to-time and including the Fee Letter (as defined therein), the “Credit Agreement”) with Wells Fargo Bank, National Association as paying agent, various lenders from time to time party thereto and WE 2014-1, LLC as administrative agent and lender (the “Lender”). FlexShopper is permitted to borrow funds under the Credit Agreement based on FlexShopper’s cash on hand and the Amortized Order Value of its Eligible Leases (as such terms are defined in the Credit Agreement) less certain deductions described in the Credit Agreement. Under the terms of the Credit Agreement, subject to the satisfaction of certain conditions, FlexShopper may borrow up to $25,000,000 from the Lender for a term of two years from the date of the Credit Agreement (which term has since been extended, as described below). The Lender receives security interests in certain leases as collateral under the Credit Agreement.

The Credit Agreement provides that FlexShopper may not incur additional indebtedness (other than expressly permitted indebtedness) without the permission of the Lender and also prohibits dividends on common stock. The Credit Agreement includes customary events of default, including, among others, failures to make payment of principal and interest, breaches or defaults under the terms of the Credit Agreement and related agreements entered into with the Lender, breaches of representations, warranties or certifications made by or on behalf of FlexShopper in the Credit Agreement and related documents (including certain financial and expense covenants), deficiencies in the borrowing base, certain judgments against FlexShopper and bankruptcy events.

On January 27, 2017, FlexShopper entered into a fifth amendment to the Credit Agreement (the “Omnibus Amendment”). The Omnibus Amendment amended the Credit Agreement to, among other things, (1) extend the date after which the Company may no longer borrow additional funds (the “Commitment Termination Date”) from May 6, 2017 to April 1, 2018 (with a one-time right of extension by the Lender up to August 31, 2018 that was exercised by the Lender on January 9, 2018), (2) require the Company to refinance the debt under the Credit Agreement upon a Permitted Change of Control (as defined in the Credit Agreement), subject to the payment of an early termination fee, (3) reduce the interest rate charged on amounts borrowed to be LIBOR plus 14% per annum and reduce the non-usage fee on undrawn amounts if the facility is less than 75% drawn on average, and (4) modify certain permitted debt and financial covenants. These modified covenants consist of a reduction of Equity Book Value to be not less than the sum of $6 million and 20% of any additional equity capital invested into the Company after December 31, 2016; maintaining at least $1.5 million in Unrestricted Cash; and the ratio of Consolidated Total Debt to Equity Book Value not exceeding 4.75:1. The date upon which we must repay all remaining amounts owing under the Credit Agreement (the “Commitment Maturity Date”) is one year after the Commitment Termination Date.

On April 3, 2018, FlexShopper entered into a sixth amendment to the Credit Agreement (the “Sixth Amendment”). The Sixth Amendment amended the Credit Agreement to increase advance rates, thus providing additional borrowing capacity under the Credit Agreement. The Sixth Amendment also provided for 175,000 warrants with an exercise price of $0.01 to be issued to the Lender, which warrants were exercised by the Lender on May 23, 2018. The warrants were accounted for at fair value based on the date of issuance. The portion of the proceeds allocated to the warrants was accounted for as paid-in capital with a corresponding discount to the loan payable which was amortized over the remaining life of the agreement.

Principal payable within twelve months of the balance sheet date based on the outstanding loan balance at such date is reflected as a current liability in the accompanying balance sheets. Interest expense incurred under the Credit Agreement amounted to $716,272 and $1,414,224 for the three and six months ended June 30, 2018, respectively, and $432,899 and $870,486 for the three and six months ended June 30, 2017, respectively. As of June 30, 2018, the outstanding balance under the Credit Agreement was $16,201,472. Such amount is presented in the consolidated balance sheet net of unamortized issuance costs of $490,065. The Company repaid $565,852 in the second quarter of 2018. Interest is payable monthly on the outstanding balance of the amounts borrowed.

On July 31, 2018, FlexShopper entered into a seventh amendment to the Credit Agreement (see Note 11).

7. CAPITAL STRUCTURE

The Company’s capital structure consists of preferred and common stock as described below:

The Company is authorized to issue 250,000 shares of $0.001 par value Series 1 Convertible Preferred Stock and 25,000 shares of $0.001 par value Series 2 Convertible Preferred Stock. The Company’s Board of Directors determines the rights and preferences of the Company’s preferred stock.

Series 1 Convertible Preferred Stock - On January 31, 2007, the Company filed a Certificate of Designations with the Secretary of State of Delaware. On November 9, 2017, the Company filed a Certificate of Decrease of the Number of Authorized Shares of Preferred Stock of FlexShopper, Inc. Designated as Series 1 Preferred Stock, reducing the number of shares designated as Series 1 Convertible Preferred Stock to 250,000. Series 1 Convertible Preferred Stock ranks senior to common stock.

As of June 30, 2018, each share of Series 1 Convertible Preferred Stock was convertible into 0.60649 shares of the Company’s common stock, subject to certain anti-dilution rights. The holders of the Series 1 Convertible Preferred Stock have the option to convert the shares to common stock at any time. Upon conversion, all accumulated and unpaid dividends, if any, will be paid as additional shares of common stock. The holders of Series 1 Convertible Preferred Stock have the same dividend rights as holders of common stock, as if the Series 1 Convertible Preferred Stock had been converted to common stock.

During the year ended December 31, 2017, 3,660 shares of Series 1 Convertible Preferred Stock were converted into 2,220 shares of common stock. As of June 30, 2018, there were 239,405 shares of Series 1 Convertible Preferred Stock outstanding, which are convertible into 145,197 shares of common stock.

Series 2 Convertible Preferred Stock - On June 10, 2016, the Company entered into a Subscription Agreement with B2 FIE V LLC (the “Investor”), an entity affiliated with Pacific Investment Management Company LLC, providing for the issuance and sale of 20,000 shares of Series 2 Convertible Preferred Stock for gross proceeds of $20.0 million. The Company sold an additional 1,952 shares of Series 2 Convertible Preferred Stock to a different investor for gross proceeds of $1.95 million at a subsequent closing.

Pursuant to the authority expressly granted to the Board of Directors by the provisions of the Company’s Certificate of Incorporation, the Board of Directors of the Company created and designated 25,000 shares of Series 2 Convertible Preferred Stock, par value $0.001 per share (“Series 2 Preferred Shares”), by filing a Certificate of Designations with the Delaware Secretary of State (the “Series 2 Certificate of Designations”). The Series 2 Preferred Shares were sold for $1,000 per share (the “Stated Value”) and accrue dividends on the Stated Value at an annual rate of 10% compounded annually. Cumulative accrued dividends as of June 30, 2018 total approximately $4,736,865. Each Series 2 Preferred Share is convertible at a conversion price of $8.10 into approximately 124 shares of common stock; provided, the conversion price is subject to reduction pursuant to a weighted average anti-dilution provision contained in the Series 2 Certificate of Designations. The holders of the Series 2 Preferred Shares have the option to convert such shares into shares of common stock and have the right to vote with holders of common stock on an as-converted basis. If, during the two year period commencing on the date of issuance, the average closing price during any 45 consecutive trading day period equals or exceeds $17.50 per common share, or a change of control transaction (as defined in the Series 2 Certificate of Designations) values the Company’s common stock at $17.50 per share or greater; or after this two year period the average closing price during any 45 day consecutive trading day period or change of control transaction values the common stock at a price equal to or greater than $23.00 per share, then conversion shall be automatic. Upon a Liquidation Event or Deemed Liquidation Event (each as defined in the Series 2 Certificate of Designations), holders of Series 2 Preferred Shares shall be entitled to receive out of the assets of the Company prior to and in preference to the common stock and Series 1 Convertible Preferred Stock an amount equal to the greater of (1) the Stated Value, plus any accrued and unpaid dividends thereon, and (2) the amount per share as would have been payable had all Series 2 Preferred Shares been converted to common stock immediately before the Liquidation Event or Deemed Liquidation Event.

Common Stock - The Company was authorized to issue 100,000,000 shares of $0.0001 par value common stock. On May 10, 2017, at the Company’s annual meeting of stockholders, the Company’s stockholders approved an amendment to the Certificate of Incorporation to reduce the Company’s authorized shares of common stock to 15,000,000. Each share of common stock entitles the holder to one vote at all stockholder meetings.

In connection with entering into the Credit Agreement on March 6, 2015, the Company raised approximately $8.6 million in net proceeds through direct sales of 1.7 million shares of its common stock to certain affiliates of the Lender and other accredited investors for a purchase price of $5.50 per share. As a result of the sale to certain affiliates, the Lender is considered a beneficial shareholder of the Company.

Warrants - On April 3, 2018, FlexShopper entered into the Sixth Amendment to the Credit Agreement. The Sixth Amendment provided for warrants exercisable for 175,000 shares of common stock with an exercise price per share of $0.01 to be issued to the Lender. On May 23, 2018, the Lender exercised the warrants. As of June 30, 2018, FlexShopper had outstanding warrants exercisable for (i) 377,303 shares of common stock and (ii) 439 shares of series 2 preferred stock warrants outstanding. See Note 9.

8. STOCK OPTIONS

On April 26, 2018 at the Company’s annual meeting, the Company’s stockholders approved the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan (the “2018 Plan”). Upon the 2018 Plan’s approval, approximately 1,057,000 shares of Company common stock were available for issuance, consisting of 750,000 shares authorized for issuance under the 2018 Plan and an aggregate 307,000 shares then remaining available for issuance under the Company’s 2007 Omnibus Equity Compensation Plan (the “2007 Plan”) and 2015 Omnibus Equity Compensation Plan (the “2015 Plan, and together with the 2007 Plan, the “Prior Plans”). The 2018 Plan replaced the Prior Plans. No new awards will be granted under the Prior Plans; however, awards outstanding under the Prior Plans upon approval of the 2018 Plan remain subject to and will be paid under the applicable Prior Plan.

Grants under the 2018 Plan and the Prior Plans consist of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, stock unit awards, dividend equivalents and other stock-based awards. Employees, directors and consultants and other service providers are eligible to participate in the 2018 Plan and the Prior Plans. Options granted under the 2018 Plan and the Prior Plans vest over periods ranging from immediately upon grant to a three-year period and expire ten years from date of grant.

Activity in stock options for the six months ended June 30, 2018 follows:

	Number of options	Weighted average exercise price	Weighted average contractual term (years)	Aggregate intrinsic value
Outstanding at January 1, 2018	335,900	$5.61
Granted	109,500	3.12
Canceled/Forfeited	(19,000)	4.61
Outstanding at June 30, 2018	426,400	$5.02	7.36	$59,192
Vested and exercisable at June 30, 2018	275,034	$5.86	6.25	$37,302
Vested and exercisable at June 30, 2018 and expected to vest thereafter	426,400	$5.02	7.36	$59,193

The weighted average grant date fair value of options granted during the six month period ending June 30, 2018 was $1.26 per share. The Company measured the fair value of each option award on the date of grant using the Black-Scholes-Merton (BSM) pricing model with the following assumptions:

Exercise price	$2.95 to $ 4.35
Expected life	6 years
Expected volatility	38%
Dividend yield	0%
Risk-free interest rate	2.27% to 2.88%

The expected dividend yield is based on the Company’s historical dividend yield. The expected volatility was based on the average of historical volatilities for a period comparable to the expected life of the options of certain entities considered to be similar to the Company. The expected life is based on the simplified expected term calculation permitted by the Securities and Exchange Commission (the “SEC”), which defines the expected life as the average of the contractual term of the options and the weighted-average vesting period for all option tranches. The risk-free interest rate is based on the annual yield on the grant date of a zero-coupon U.S. Treasury bond the maturity of which equals the option’s expected life.

The value of stock options is recognized as compensation expense by the straight-line method over the vesting period. Compensation expense recorded for options in the statements of operations was $22,779 and $72,481, for the three and six months ended June 30, 2018, respectively, and $19,321 and $42,211 for the three and six months ended June 30, 2017, respectively. Unrecognized compensation cost related to non-vested options at June 30, 2018 amounted to approximately $169,551, which is expected to be recognized over a weighted average period of 2.2 years.

9. WARRANTS

The following table summarizes information about outstanding stock warrants as of June 30, 2018, all of which are exercisable:

		Series 2 Preferred	Weighted Average
Exercise	Common Stock Warrants	Stock Warrants	Remaining
Price	Outstanding	Outstanding	Contractual Life

$10.00	200,000		1 years
$5.50	177,303		3 years
$1,250	-	439	5 years
	377,303	439

On April 3, 2018, FlexShopper entered into the Sixth Amendment to the Credit Agreement. The Sixth Amendment provided for 175,000 warrants with an exercise price of $0.01 to be issued to the Lender. On May 23, 2018, the Lender exercised the stock warrants.

10. INCOME TAXES

As of December 31, 2017, the Company has federal net operating loss carryforwards of approximately $30,008,000 and state net operating loss carryforwards of approximately $16,011,000 available to offset future taxable income which expire from 2024 to 2037.

Management believes that the federal and state deferred tax asset as of December 31, 2017 does not satisfy the realization criteria and has recorded a full valuation allowance to offset the tax asset.

11. SUBSEQUENT EVENTS

Amendment to Credit Agreement

On July 31, 2018, FlexShopper, through a wholly-owned indirect subsidiary, entered into Amendment No. 7 (the “Amendment”) to the Credit Agreement.  The Amendment amended the Credit Agreement provides that, among other things, if the Company raises at least $20 million in equity funding (the “Equity Raise”) on or before August 31, 2018, the Commitment Termination Date (as defined in the Credit Agreement) will be extended to February 28, 2021; provided, however, if the Equity Raise is not completed on or before August 31, 2018, the Commitment Termination Date will be a date determined by the Administrative Agent in its sole discretion, but in no event earlier than August 31, 2018 or later than February 28, 2021. In addition, upon completion of the Equity Raise, the interest rate charged will be reduced to LIBOR plus eleven percent (11%) per annum. The Commitment Maturity Date (as defined in the Credit Agreement) is one year after the Commitment Termination Date.

Modification to Promissory Note

On July 5, 2018, FlexShopper, pursuant to the terms of the Promissory Note, received a 30-day written notice for payment of principal and interest from NRNS Capital Holdings LLC (“NRNS”). On July 31, 2018, NRNS rescinded notice and extended the payment in full of all principal and interest under NRNS’ Note (as described in Note 5) until on or before August 31, 2018 (or any later date agreed to by NRNS). In consideration of the extension, FlexShopper agreed that from July 31, 2018 until August 31, 2018, the unpaid principal balance of the Note will bear interest at a rate equal to five percent (5.00%) per annum in excess of the non-default rate of interest from time to time in effect under the Senior Credit Agreement (as defined in the Note). Pursuant to the terms of the subordinated promissory notes, repayment is not permitted and remedies are not available, other than default interest, without the consent of the Credit Agreement lender.

Report of Independent Registered Public Accounting Firm

_______

The Board of Directors and Stockholders of

FlexShopper, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FlexShopper, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2014.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, NY

March 8, 2018

FLEXSHOPPER, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash	$4,968,915	$5,412,495
Accounts receivable, net	4,259,468	2,181,787
Prepaid expenses	321,035	361,777
Lease merchandise, net	21,415,322	18,570,460
Total current assets	30,964,740	26,526,519

PROPERTY AND EQUIPMENT, net	2,948,164	2,540,514

OTHER ASSETS, net	95,722	88,591

	$34,008,626	$29,155,624

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of loan payable under credit agreement to beneficial shareholder net of $118,404 of unamortized issuance costs	$14,094,096	$-
Accounts payable	7,702,145	3,917,747
Accrued payroll and related taxes	404,346	296,333
Accrued expenses	786,095	259,104
Total current liabilities	22,986,682	4,473,184

Loan payable under credit agreement to beneficial shareholder net of $39,468 in 2017 and $631,488 in 2016 of unamortized issuance costs and current portion	4,698,032	10,156,719
Total liabilities	27,684,714	14,629,903

COMMITMENTS (Note 10)

STOCKHOLDERS’ EQUITY
Series 1 Convertible Preferred stock, $0.001 par value- authorized 250,000 shares, issued and outstanding 239,405 shares in 2017 and 243,065 in 2016 at $5.00 stated value	1,197,025	1,215,325
Series 2 Convertible Preferred stock, $0.001 par value- authorized 25,000 shares, issued and outstanding 21,952 shares at $1,000 stated value	21,952,000	21,952,000
Common stock, $0.0001 par value- authorized 15,000,000 shares, issued and outstanding 5,294,501 shares in 2017 and 5,287,281 in 2016	529	529
Additional paid in capital	22,445,691	22,298,439
Accumulated deficit	(39,271,333)	(30,940,572)
Total stockholders’ equity	6,323,912	14,525,721
	$34,008,626	$29,155,624

The accompanying notes to consolidated financial statements are an integral part of these statements.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31,
	2017	2016
Revenues:
Lease revenues and fees	$65,412,131	$46,513,235
Lease merchandise sold	1,634,233	1,066,350
Total revenues	67,046,364	47,579,585

Costs and expenses:
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise	31,453,246	22,734,553
Cost of lease merchandise sold	998,800	687,991
Provision for doubtful accounts	19,135,207	13,281,242
Marketing	6,094,330	10,193,052
Salaries and benefits	7,862,714	5,946,401
Other operating expenses	7,664,566	5,064,869
Total costs and expenses	73,208,863	57,908,108

Operating loss	(6,162,499)	(10,328,523)
Interest expense including amortization of debt issuance costs	2,168,262	1,925,184
Net loss	(8,330,761)	(12,253,707)
Cumulative dividends on Series 2 Convertible Preferred Shares	2,316,396	1,211,964
Net loss attributable to common shareholders	$(10,647,157)	$(13,465,671)

Basic and diluted (loss) per common share:
Net loss	$(2.01)	$(2.57)

Weighted average common shares outstanding:
Basic and diluted	5,290,944	5,249,476

The accompanying notes to consolidated financial statements are an integral part of these statements.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2017 and 2016

	Series 1 Convertible Preferred Stock		Series 2 Convertible Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2016	328,197	$1,640,985	-	-	5,210,408	$521	$23,213,318	$(18,686,865)	$6,167,959
Sale of Series 2 Preferred Stock	-	-	21,952	$21,952,000	-	-	-	-	21,952,000
Fair value of warrants issued to placement agent in conjunction with sale of Series 2 Preferred Stock	-	-	-	-	-	-	150,451	-	150,451
Costs related to sale of Series 2 Preferred Stock	-	-	-	-	-	-	(1,669,790)	-	(1,669,790)
Provision for compensation expense related to issued stock options	-	-	-	-	-	-	136,308	-	136,308
Conversion of preferred stock to common stock	(85,132)	(425,660)	-	-	51,873	5	425,655	-	-
Exercise of stock options	-	-	-	-	25,000	3	42,497	-	42,500
Net loss	-	-	-	-	-	-	-	(12,253,707)	(12,253,707)
Balance, December 31, 2016	243,065	1,215,325	21,952	21,952,000	5,287,281	529	22,298,439	(30,940,572)	14,525,721
Provision for compensation expense related to issued stock options	-	-	-	-	-	-	113,952	-	113,952
Exercise of stock options	-	-	-	-	5,000	-	15,000	-	15,000
Conversion of preferred stock to common stock	(3,660)	(18,300)	-	-	2,220	-	18,300	-	-
Net loss	-	-	-	-	-	-	-	(8,330,761)	(8,330,761)
Balance, December 31, 2017	239,405	$1,197,025	21,952	$21,952,000	5,294,501	$529	$22,445,691	$(39,271,333)	$6,323,912

The accompanying notes to consolidated financial statements are an integral part of these statements.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,330,761)	$(12,253,707)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and impairment of lease merchandise	31,453,246	22,734,553
Other depreciation and amortization	2,090,581	1,566,507
Compensation expense related to issuance of stock options and warrants	113,952	136,308
Provision for uncollectible accounts	19,135,207	13,281,242
Changes in operating assets and liabilities:
Accounts receivable	(21,212,888)	(14,710,870)
Prepaid expenses and other	32,296	(124,707)
Lease merchandise	(34,298,108)	(30,100,878)
Security deposits	(10,206)	(1,493)
Accounts payable	3,784,397	2,133,818
Accrued payroll and related taxes	108,013	44,814
Accrued expenses	535,437	(78,016)
Net cash (used in) operating activities	(6,598,834)	(17,372,429)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, including capitalized software costs	(2,021,538)	(1,855,088)
Net cash (used in) investing activities	(2,021,538)	(1,855,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of loans from shareholder	-	1,000,000
Repayment of loans from shareholder	-	(1,000,000)
Proceeds from loan payable under credit agreement	10,450,000	4,941,359
Repayment of loan payable under credit agreement	(2,288,208)	(4,172,714)
Proceeds from exercise of stock options	15,000	42,500
Proceeds from sale of Series 2 Convertible Preferred Stock, net of related costs of $1,519,339 in 2016	-	20,432,661
Net cash provided by financing operations	8,176,792	21,243,806

(DECREASE)/ INCREASE IN CASH	(443,580)	2,016,289

CASH, beginning of year	5,412,495	3,396,206

CASH, end of year	$4,968,915	$5,412,495

Supplemental cash flow information:
Interest paid	$1,649,795	$1,459,756
Non-cash financing activities:
Conversion of preferred stock to common stock	$18,300	$425,660
Warrants issued to placement agent in conjunction with sale of Series 2 Preferred Stock	$-	$150,451

The accompanying notes to consolidated financial statements are an integral part of these statements.

FlexShopper Inc.

Notes To Consolidated Financial Statements

December 31, 2017 and 2016

1. BUSINESS:

FlexShopper, Inc. (the “Company”) is a corporation organized under the laws of the State of Delaware on August 16, 2006. The Company owns 100% of FlexShopper, LLC, a limited liability company incorporated under the laws of North Carolina on June 24, 2013. The Company is a holding corporation with no operations except for those conducted by FlexShopper LLC. FlexShopper LLC provides through e-commerce sites, certain types of durable goods to consumers on a lease-to-own basis (“LTO”) including consumers of third party retailers and e-tailers.

In January 2015, in connection with the credit agreement entered into in March 2015 (see Note 5), FlexShopper 1 LLC and FlexShopper 2 LLC were organized as wholly owned Delaware subsidiaries of FlexShopper LLC to conduct operations. FlexShopper LLC together with its subsidiaries are hereafter referred to as “FlexShopper.”

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany balances and transactions.

Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition - Merchandise is leased to customers pursuant to lease purchase agreements which provide for weekly lease terms with non-refundable lease payments. Generally the customer has the right to acquire title either through a 90 day same as cash option, an early purchase option, or through payments of all required lease payments, generally 52 weeks, for ownership. On any current lease, customers have the option to cancel the agreement in accordance with lease terms and return the merchandise. Accordingly, customer agreements are accounted for as operating leases with lease revenues recognized in the month they are due on the accrual basis of accounting. Merchandise sales revenue is recognized when the customer exercises the purchase option and pays the purchase price. Revenue from processing fees earned upon exercise by the customer of the 90 day purchase option is recorded upon recognition of the related merchandise sales. Commencing in the quarter ended June 30, 2016, the Company discontinued charging a separate fee upon exercise of such option. Revenue for lease payments received prior to their due date is deferred and recognized as revenue in the period to which the payments relate. Revenues from leases and sales are reported net of sales taxes.

Accounts Receivable and Allowance for Doubtful Accounts – FlexShopper seeks to collect amounts owed under its leases from each customer on a weekly basis by charging his or her bank account or credit card. Accounts receivable are principally comprised of lease payments currently owed to FlexShopper which are past due as FlexShopper has been unable to successfully collect in the aforementioned manner. Through June 30, 2016, an allowance for doubtful accounts was estimated by reserving all accounts in excess of four payments in arrears, adjusted for subsequent collections. Commencing in the quarter ended September 30, 2016, the estimate was revised to provide for doubtful accounts based upon revenues and historical experience of balances charged off as a percentage of revenues. The accounts receivable balances consisted of the following as of December 31, 2017 and December 31, 2016:

	December 31, 2017	December 31, 2016

Accounts receivable	$6,399,233	$11,690,495
Allowance for doubtful accounts	(2,139,765)	(9,508,708)
Accounts receivable, net	$4,259,468	$2,181,787

The allowance is a significant percentage of the balance because FlexShopper does not charge off any customer account until it has exhausted all collection efforts with respect to each account including attempts to repossess items. In addition, while collections are pursued, the same delinquent customers will continue to accrue weekly charges until they are charged off. The allowance for bad debt at January 1, 2016 was $4,727,278. During the years ended December 31, 2017 and 2016, $26,504,150 and $8,499,812 of accounts receivable balances, respectively, were charged off against the allowance. During the years ended December 31, 2017 and 2016, the provision for bad debts was $19,135,207 and $13,281,242, respectively.

Lease Merchandise – Until all payment obligations for ownership are satisfied under the lease agreement, the Company maintains ownership of the lease merchandise. Lease merchandise consists primarily of residential furniture, consumer electronics, computers, appliances and household accessories and is recorded at cost net of accumulated depreciation. The Company depreciates leased merchandise using the straight line method over the applicable agreement period for a consumer to acquire ownership, generally twelve months with no salvage value. Upon transfer of ownership of merchandise to customers resulting from satisfaction of their lease obligations, the related cost and accumulated depreciation are eliminated from lease merchandise. For lease merchandise returned or anticipated to be returned either voluntarily or through repossession, the Company provides an impairment reserve for the undepreciated balance of the merchandise net of any estimated salvage value with a corresponding charge to cost of lease revenue. The cost, accumulated depreciation and impairment reserve related to such merchandise are written off upon determination that no salvage value is obtainable. The impairment charge amounted to approximately $4,575,000 and $5,021,000 for the years ended December 31, 2017 and 2016 respectively. The net leased merchandise balances consisted of the following as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016

Lease merchandise at cost	$34,501,555	$33,264,810
Accumulated depreciation	(11,974,953)	(11,578,267)
Impairment reserve	(1,111,280)	(3,116,083)
Lease merchandise, net	$21,415,322	$18,570,460

Cost of lease merchandise sold represents the undepreciated cost of rental merchandise at the time of sale.

Deferred Debt Issuance Costs – Debt issuance costs incurred in conjunction with the Credit Agreement entered into on March 6, 2015 (see Note 5) are offset against the outstanding balance of the loan payable and are amortized using the straight line method over the remaining term of the related debt, which approximates the effective interest method. Amortization which is included in interest expense was $473,616 and $451,304 for the years ended December 31, 2017 and 2016, respectively.

Software Costs - Costs related to developing or obtaining internal-use software incurred during the preliminary project and post-implementation stages of an internal use software project are expensed as incurred and certain costs incurred in the project’s application development stage are capitalized as property and equipment.  The Company expenses costs related to the planning and operating stages of a website. Costs associated with minor enhancements and maintenance for the website are included in expenses as incurred. Direct costs incurred in the website’s development stage are capitalized as property and equipment. Capitalized software costs amounted to $1,894,172 and $1,773,574 for the years ended December 31, 2017 and 2016, respectively.

Operating Expenses – Operating expenses include corporate overhead expenses such as, stock based compensation, insurance, occupancy, and other administrative expenses.

Marketing costs which primarily consist of advertising are charged to expense as incurred.

Per Share Data – Per share data is computed by use of the two-class method as a result of outstanding Series 1 Convertible Preferred Stock which participates in dividends with the common stock and accordingly, has participation rights in undistributed earnings as if all such earnings had been distributed during the period (see Note 6). Under such method, income available to common shareholders is computed by deducting both dividends declared or, if not declared, accumulated on Series 2 Convertible Preferred Stock from income from continuing operations and from net income. Loss attributable to common shareholders is computed by increasing loss from continuing operations and net loss by such dividends. Where the Company has undistributed net income available to common shareholders, basic earnings per common share is computed based on the total of any dividends paid or declared per common share plus undistributed income per common share determined by dividing net income available to common shareholders reduced by any dividends paid or declared on common and participating Series 1 Convertible Preferred Stock by the total of the weighted average number of common shares outstanding plus the weighted average number of common shares issuable upon conversion of outstanding participating Series 1 Convertible Preferred Stock during the period. Where the Company has a net loss, basic per share data (including income from continuing operations) is computed based solely on the weighted average number of common shares outstanding during the period. As the convertible participating preferred stock has no contractual obligation to share in the losses of the Company, common shares issuable upon conversion of such preferred stock are not included in such computations.

Diluted earnings per share is based on the more dilutive of the if-converted method (which assumes conversion of the participating preferred stock as of the beginning of the period) or the two-class method (which assumes that the participating preferred stock is not converted) plus the potential impact of dilutive non-participating Series 2 Convertible Preferred Stock, options and warrants. The dilutive effect of stock options and warrants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price during the period. Under the treasury stock method, options and warrants will have a dilutive effect when the average price of common stock during the period exceeds the exercise price of options or warrants.  When there is a loss from continuing operations, potential common shares are not included in the computation of diluted loss per share, since they have an anti-dilutive effect.

In computing diluted loss per share, no effect has been given to the issuance of common stock upon conversion or exercise of the following securities as their effect is anti-dilutive:

	Year ended December 31,
	2017	2016
Series 1 Convertible Preferred Stock	145,197	147,417
Series 2 Convertible Preferred Stock	2,710,124	2,710,124
Series 2 Convertible Preferred Stock issuable upon exercise of warrants	54,217	54,217
Options	335,900	411,600
Warrants	511,553	511,553
	3,756,991	3,834,911

Stock Based Compensation - The fair value of transactions in which the Company exchanges its equity instruments for employee services (share-based payment transactions) is recognized as an expense in the financial statements as services are performed.

Compensation expense is determined by reference to the fair value of an award on the date of grant and is amortized on a straight-line basis over the vesting period. We have elected to use the Black-Scholes-Merton (BSM) pricing model to determine the fair value of all stock option awards. See Note 7.

Fair Value of Financial Instruments – The carrying value of loans payable under the Credit Agreement increased by unamortized issuance costs (see Note 5) approximates fair value.

Income Taxes – Deferred tax assets and liabilities are determined based on the estimated future tax effects of net operating loss carryforwards and temporary differences between the tax bases of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records a valuation allowance for its deferred tax assets when management concludes that it is not more likely than not that such assets will be recognized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2017 and 2016, the Company has not recorded any unrecognized tax benefits.

Interest and penalties related to liabilities for uncertain tax positions will be charged to interest and operating expenses, respectively.

Recent Accounting Pronouncements – In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, on revenue recognition. The new standard provides for a single five-step model to be applied to all revenue contracts with customers as well as requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted, but not before the original effective date of the standard. The Company evaluated the impact of the new guidance but it does not have a material impact on its financial statements as a majority of the Company’s revenue generating activities are leasing arrangements which are outside the scope of the guidance.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. Under ASU 2016-02, lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and a right-to-use asset, which is an asset that represents the lessee’s right to use or control the use of a specified asset for the lease term. Lessor guidance is largely unchanged. The Company is currently evaluating the effect that the new guidance will have on its financial statements.

3.  PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

	Estimated Useful Lives	December 31, 2017	December 31, 2016
Furniture, fixtures and vehicle	2-5 years	$153,909	$98,564
Website and internal use software	3 years	5,827,771	3,933,600
Computers and software	3-7 years	691,499	619,477
		6,673,179	4,651,641
Less: accumulated depreciation and amortization		(3,725,015)	(2,111,127)
		$2,948,164	$2,540,514

Depreciation and amortization expense was $1,613,888 and $1,112,127 for the years ended December 31, 2017 and 2016, respectively.

4.  LOANS PAYABLE TO SHAREHOLDER:

On February 11, 2016, the Company entered into a secured Promissory Note with a principal stockholder for $1,000,000 at an interest rate of 15% per annum, payable upon demand, secured by substantially all of the Company’s assets. The Promissory Note was paid in full with interest amounting to $51,250 on June 13, 2016.

5. LOAN PAYABLE UNDER CREDIT AGREEMENT

On March 6, 2015, FlexShopper entered into a credit agreement (as amended from time to time, and including the Fee Letter (as defined therein), the “Credit Agreement”) with Wells Fargo Bank, National Association as paying agent, various lenders from time to time party thereto and WE 2014-1, LLC as administrative agent and lender (the “Lender”). FlexShopper is permitted to borrow funds under the Credit Agreement based on FlexShopper’s cash on hand and the Amortized Order Value of its Eligible Leases (as such terms are defined in the Credit Agreement) less certain deductions described in the Credit Agreement. Under the terms of the Credit Agreement, subject to the satisfaction of certain conditions, FlexShopper may borrow up to $25,000,000 from the Lender for a term of two years from the date of the Credit Agreement (which term has since been extended, as described below).

The Credit Agreement provides that FlexShopper may not incur additional indebtedness (other than expressly permitted indebtedness) without the permission of the Lender and also prohibits dividends on common stock. The Credit Agreement includes customary events of default, including, among others, failures to make payment of principal and interest, breaches or defaults under the terms of the Credit Agreement and related agreements entered into with the Lender, breaches of representations, warranties or certifications made by or on behalf of FlexShopper in the Credit Agreement and related documents (including certain financial and expense covenants), deficiencies in the borrowing base, certain judgments against FlexShopper and bankruptcy events.

On January 27, 2017, FlexShopper entered into a fifth amendment to the Credit Agreement (the “Omnibus Amendment”). The Omnibus Amendment amended the Credit Agreement to, among other things, (1) extend the Commitment Termination Date from May 6, 2017 to April 1, 2018 (with a one-time right of extension by the lenders up to August 31, 2018), (2) require the Company to refinance the debt under the Credit Agreement upon a Permitted Change of Control (as defined in the Credit Agreement), subject to the payment of an early termination fee, (3) reduce the interest rate charged on amounts borrowed to be LIBOR plus 14% per annum and reduce the non-usage fee on undrawn amounts if the facility is less than 75% drawn on average, and (4) modify certain permitted debt and financial covenants. These modified covenants consist of a reduction of Equity Book Value to not be less than the sum of $6 million and 20% of any additional equity capital invested into the Company after December 31, 2016; maintaining at least $1.5 million in Unrestricted Cash; and the ratio of Consolidated Total Debt to Equity Book Value not exceeding 4.75:1. The Company was in compliance with its covenants as of December 31, 2017. The Company had $1,061,000 available under the Credit Agreement as of December 31, 2017.

Principal payable within twelve months of the balance sheet date based on the outstanding loan balance at such date is reflected as a current liability in the accompanying balance sheets. Interest expense incurred under the Credit Agreement for the years ended December 31, 2017 and 2016 was $1,694,096 and $1,422,630, respectively. As of December 31, 2017, the outstanding balance under the Credit Agreement was $18,950,000. The Company repaid $788,208 in the second quarter of 2017 as a result of a pay down of the seasonal over advance from 2016. The Company repaid $1,500,000 in the third quarter of 2017 as a result of lower quarter over quarter lease origination, and $4,172,174 in 2016, resulting primarily from the repayment of the Bridge Loan Amount upon the Equity Raise. Interest is payable monthly on the outstanding balance of the amounts borrowed.

See Note 11 for subsequent events related to the Credit Agreement.

6. CAPITAL STRUCTURE:

The Company’s capital structure consists of preferred and common stock as described below:

The Company was authorized to issue 10,000,000 shares of $0.001 par value preferred stock. On May 10, 2017, the Company’s stockholders approved an amendment to its Certificate of Incorporation to reduce the number of authorized shares of preferred stock to 500,000 shares. The Company’s Board of Directors determines the rights and preferences of the Company’s preferred stock.

Series 1 Convertible Preferred Stock – On January 31, 2007, the Company filed a Certificate of Designations with the Secretary of State of Delaware. 250,000 preferred shares are designated as Series 1 Convertible Preferred Stock. Series 1 Convertible Preferred Stock ranks senior to common stock.

As of December 31, 2017, each share of Series 1 Convertible Preferred Stock was convertible into 0.60649 shares of the Company’s common stock, subject to certain anti-dilution rights. The holders of the Series 1 Convertible Preferred Stock have the option to convert the shares to common stock at any time. Upon conversion, all accumulated and unpaid dividends, if any, will be paid as additional shares of common stock. The holders of Series 1 Convertible Preferred Stock have the same dividend rights as holders of common stock, as if the Series 1 Convertible Preferred Stock had been converted to common stock.

During the year ended December 31, 2016, 85,132 shares of Series 1 Convertible Preferred Stock were converted into 51,983 shares of common stock. During the year ended December 31, 2017, 3,660 shares of Series 1 Convertible Preferred Stock were converted into 2,220 shares of common stock. As of December 31, 2017, there were 239,405 shares of Series 1 Convertible Preferred Stock outstanding, which are convertible into 145,197 shares of common stock.

Series 2 Convertible Preferred Stock – On June 10, 2016, the Company entered into a Subscription Agreement with B2 FIE V LLC (the “Investor”), an entity affiliated with Pacific Investment Management Company LLC, providing for the issuance and sale of 20,000 shares of Series 2 Convertible Preferred Stock for gross proceeds of $20.0 million. The Company sold an additional 1,952 shares of Series 2 Convertible Preferred Stock to a different investor for gross proceeds of $1.95 million at a subsequent closing.

Pursuant to the authority expressly granted to the Board of Directors by the provisions of the Company’s Certificate of Incorporation, the Board of Directors of the Company created and designated 25,000 shares of Series 2 Convertible Preferred Stock, par value $.001 per share (“Series 2 Preferred Shares”), by filing a Certificate of Designations with the Delaware Secretary of State (the “Series 2 Certificate of Designations”). The Series 2 Preferred Shares were sold for $1,000 per share (the “Stated Value”) and accrue dividends on the Stated Value at an annual rate of 10% compounded annually. Cumulative dividends in arrears totaled $3,528,361 at December 31, 2017. Each Series 2 Preferred Share is convertible at a conversion price of $8.10 into approximately 124 shares of common stock; provided, the conversion price is subject to reduction pursuant to a weighted average anti-dilution provision contained in the Series 2 Certificate of Designations. The holders of the Series 2 Preferred Shares have the option to convert such shares into shares of common stock and have the right to vote with holders of common stock on an as-converted basis. If, during the two year period commencing on the date of issuance, the average closing price during any 45 consecutive trading day period equals or exceeds $17.50 per common share, or a change of control transaction (as defined in the Series 2 Certificate of Designations) values the Company’s common stock at $17.50 per share or greater; or after this two year period the average closing price during any 45 day consecutive trading day period or change of control transaction values the common stock at a price equal to or greater than $23.00 per share, then conversion shall be automatic. Upon a Liquidation Event or Deemed Liquidation Event (each as defined in the Series 2 Certificate of Designations), holders of Series 2 Preferred Shares shall be entitled to receive out of the assets of the Company prior to and in preference to the common stock and Series 1 Convertible Preferred Stock an amount equal to the greater of (1) the Stated Value, plus any accrued and unpaid dividends thereon, and (2) the amount per share as would have been payable had all Series 2 Preferred Shares been converted to common stock immediately before the Liquidation Event or Deemed Liquidation Event.

Common Stock – The Company was authorized to issue 100,000,000 shares of $0.0001 par value common stock. On May 10, 2017, at the Company’s annual meeting of stockholders, the Company’s stockholders approved an amendment to the Certificate of Incorporation to reduce the Company’s authorized shares of common stock to 15,000,000. Each share of common stock entitles the holder to one vote at all stockholder meetings.

In connection with entering into the Credit Agreement on March 6, 2015, the Company raised approximately $8.6 million in net proceeds through direct sales of 1.7 million shares of its common stock to certain affiliates of the Lender and other accredited investors for a purchase price of $5.50 per share. As a result of the sale to certain affiliates, the Lender is considered a beneficial shareholder of the Company.

On March 17, 2016, the Company’s stockholders, acting by written consent, approved an amendment to the Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. On October 14, 2016, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment (the “Certificate of Amendment”) to its certificate of incorporation, which Certificate of Amendment effectuated as of October 24, 2016 the Reverse Split by a ratio of one-for-10. All share and per share data in these financial statements and footnotes have been retrospectively adjusted to account for the Reverse Split.

7. STOCK OPTIONS

On January 31, 2007, the Board of Directors adopted our 2007 Omnibus Equity Compensation Plan (the “2007 Plan”), with 210,000 common shares authorized for issuance under the Plan. In October 2009, the Company’s stockholders approved an increase in the number of shares covered by the Plan to 420,000 shares. On March 26, 2015, the Board adopted our 2015 Omnibus Equity Compensation Plan (the “2015 Plan”), with 400,000 common shares authorized for issuance under the 2015 Plan, which was ratified by the Company’s stockholders on September 15, 2015. The 2007 Plan and 2015 Plan are collectively referred to as the “Plans.” Grants under the Plans may consist of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, stock unit awards, dividend equivalents and other stock based awards. Employees, directors and consultants and other service providers are eligible to participate in the Plans. Options granted under the Plans vest over periods ranging from immediately upon grant to a three year period and expire ten years from date of grant. Employees, directors and consultants and other service providers are eligible to participate in the Plan. Options granted under the plan vest over periods ranging from immediately upon grant to a three year period and expire ten years from date of grant.

Activity in stock options for the year ended December 31, 2017 follows:

	Number of options	Weighted average exercise price	Weighted average contractual term (years)	Aggregate intrinsic value
Outstanding at January 1, 2016	406,700	$8.50
Granted	70,700	5.70
Forfeited	(40,800)	6.70
Exercised	(25,000)	1.70
Outstanding at December 31, 2016	411,600	8.63
Granted	106,000	4.24
Forfeited	(16,700)	6.01
Expired	(160,000)	12.50
Exercised	(5,000)	3.00
Outstanding at December 31, 2017	335,900	$5.61	7.19	$52,500
Vested and exercisable at December 31, 2017	212,500	$6.27	6.01	$52,500
Vested and exercisable at December 31, 2017 and expected to vest thereafter	331,600	$5.61	7.19	$52.500

The weighted average grant date fair value of options granted during 2016 and 2017 was $2.03 and $1.65 per share respectively. The Company measured the fair value of each option award on the date of grant using the Black Scholes option pricing model (BSM) with the following assumptions:

	2016	2017
Exercise price	$4.90 to $6.60	$4.02 to$ 5.25
Expected life	5.5 years	5.8 years
Expected volatility	38%	38%
Dividend yield	0%	0%
Risk-free interest rate	1.13% to 1.73%	1.89% to 2.06%

The expected dividend yield is based on the Company’s historical dividend yield. The expected volatility was based on the average of historical volatilities for a period comparable to the expected life of the options of certain entities considered to be similar to the Company. The expected life is based on the simplified expected term calculation permitted by the SEC which defines the expected life as the average of the contractual term of the options and the weighted-average vesting period for all option tranches. The risk-free interest rate is based on the annual yield on the grant date of a zero-coupon U.S. Treasury bond the maturity of which equals the option’s expected life.

The value of stock options is recognized as compensation expense by the straight line method over the vesting period. Compensation expense recorded for options in the statements of operations was $113,952 and $136,308 for the years ended December 31, 2017 and 2016, respectively. Unrecognized compensation cost related to non-vested options at December 31, 2017 amounted to $128,781 which is expected to be recognized over a weighted average period of 2.12 years.

8. WARRANTS:

On June 24, 2016, the Company granted warrants to one of the Company’s placement agents to purchase 439 shares of the Company’s Series 2 Convertible Preferred Stock at an initial exercise price of $1,250 per share. The exercise price and aggregate number of shares are subject to adjustment as set forth in the agreement.

The following information was input into the Black Scholes pricing model to compute a fair value of $342.71 for each warrant for a total fair value of $150,451.

Exercise price	$1,250
Expected life	7 years
Expected volatility	38%
Dividend yield	0%
Risk-free interest rate	1.35%

The following table summarizes information about outstanding stock warrants as of December 31, 2017, all of which are exercisable:

Exercise	Common Stock Warrants	Series 2 Preferred Stock Warrants	Weighted Average Remaining
Price	Outstanding	Outstanding	Contractual Life

$11.00	134,250		1 years
$10.00	200,000		3 years
$5.50	177,303		4 years
$1,250	-	439	6 years
	511,553	439

9. INCOME TAXES:

Reconciliation of the benefit for income taxes from continuing operations recorded in the consolidated statements of operations with the amounts computed at the statutory federal tax rates for each year:

	2017	2016

Federal tax benefit at statutory rate	$(2,830,000)	$(4,167,000)
State tax benefit, net of federal tax	(142,000)	(293,000)
Permanent differences	39,000	43,000
Change in statutory rate	86,000	216,000
Change in valuation allowance	(1,934,000)	4,075,000
Change in federal tax rate	4,747,000	-
Other	34,000	126,000
Benefit for income taxes	$-	$-

Tax affected components of deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 were as follows:

	2017	2016
Deferred tax assets:
Equity based compensation	$170,000	$254,000
Allowance for doubtful accounts	493,000	3,462,000
Lease merchandise	779,000	813,000
Fixed assets	4,000	11,000
Lease Impairment	256,000	1,135,000
Deferred rent	2,000	-
Accrued expenses	45,000	-
Federal loss carry-forwards	6,302,000	4,668,000
State loss carry forward	696,000	338,000

Gross deferred tax assets	8,747,000	10,681,000
Valuation allowance	(8,747,000)	(10,681,000)
Net deferred tax assets	$-	$-

Based on consideration of the available evidence including historical losses a valuation allowance has been recognized to offset deferred tax assets, as management was unable to conclude that realization of deferred tax assets were more likely than not.

As of December 31, 2017, the Company has federal net operating loss carryforwards of approximately $30,008,000 and state net operating loss carryforwards of approximately $16,011,000 available to offset future taxable income which expire from 2014 to 2037.

Section 382 of the Internal Revenue Code imposes a limitation on a corporation’s ability to utilize net operating loss carryforwards (“NOLs”) if it experiences an “ownership change.” In general, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. The Company has performed a formal Section 382 study and determined an ownership change has occurred.

The Company files tax returns in the U.S. federal jurisdiction and various states.  At December 31, 2017, federal tax returns remained open for Internal Revenue Service review for tax years after 2013, while state tax returns remain open for review by state taxing authorities for tax years after 2013. There were no federal or state income tax audits being conducted as of December 31, 2017.

Under the 2017 tax reform bill signed into law on December 22, 2017, corporations will be taxed at a flat rate of 21%. The 21% rate will be applied for tax years beginning January 1, 2018. For tax years prior to 2018, a tiered tax bracket structure was used with tax rates ranging from 15% to 35% depending on the amount of corporate income subject to tax for the year. Deferred tax assets and deferred tax liabilities were revalued using enacted tax rate(s) expected to apply to taxable income in the period in which the deferred tax asset/liability is expected to be settled or realized. The effects of the change in tax rates on deferred tax balances were recognized through continuing operations in the period in which the new legislation was enacted. As the law was enacted on December 22, 2017, the impact to the net deferred tax assets due to the change in tax rate was recognized in the financial statements period ending December 31, 2017. Consequently, we have recorded a decrease related to the deferred income tax assets and the valuation allowance of $4,747,000 for the year ended December 31, 2017 to reflect these changes.

The Company completed its analysis and review of all tax positions taken through December 31, 2017 and does not believe that there are any unrecognized tax benefits related to tax positions taken on its income tax returns.

10. COMMITMENTS:

Lease Commitments

FlexShopper entered into a lease, as amended, for office space through June 2019. On March 14, 2017, FlexShopper amended the lease agreement for an additional suite in an adjoining building.

On September 1, 2015, FlexShopper entered into a 48 month lease for additional office space in Fort Lauderdale, Florida to accommodate its call and customer service center.

On August 25, 2017, FlexShopper entered into a 12 month lease with two additional three year options for retail store space in West Palm Beach, Florida.

The rental expense for the years ended December 31, 2017 and 2016 was approximately $331,900 and $274,300, respectively. At December 31, 2017, the future minimum annual lease payments are approximately as follows:

2018	$256,385
2019	144,201
$400,586

11. SUBSEQUENT EVENT:

On January 9, 2018, the Credit Agreement was modified to extend the Commitment Termination Date from April 1, 2018 to August 31, 2018. (See Note 5)

On January 29, 2018 and January 30, 2018, the Company entered into letter agreements with Russ Heiser, the Company’s Chief Financial Officer, and NRNS Capital Holdings LLC (“NRNS”), respectively (such letter agreements, together, the “Commitment Letters”), pursuant to which the Company issued a subordinated promissory note to each of Mr. Heiser and NRNS (together, the “Notes”). The Commitment Letters provide that Mr. Heiser and NRNS each shall make advances to the Company under the applicable Note in aggregate amounts up to $1,000,000 and $2,500,000, respectively. Such amounts may be drawn by the Company until July 31, 2018 in one or more advances. Upon issuance of the Notes, the Company drew $500,000 on the Note held by Mr. Heiser and $2,500,000 on the Note held by NRNS. Payments of principal and accrued interest are due and payable by the Company upon 30 days’ prior written notice from the applicable noteholder and the Company can prepay principal and interest at any time without penalty.

                      Shares

Common Stock

PROSPECTUS

ThinkEquity

A division of Fordham Financial Management, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

SEC Filing Fee	$2,148
Underwriters’ Legal Fees and Expenses	$100,000
Printing Expenses	$20,000
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$100,000
Transfer Agent and Registrar Expenses	$10,000
Miscellaneous	$42,852

Total	$300,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Restated Certificate of Incorporation of FlexShopper, Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article TENTH of our Restated Certificate of Incorporation states that our directors shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Article EIGHTH of our Fourth Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the full extent permitted by the DGCL.

II-1

We have obtained directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.

In addition, we have entered into employment agreements to indemnify certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of FlexShopper, Inc. or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

February 2016 Promissory Note

On February 11, 2016, a subsidiary of the Company issued a promissory note in a principal amount of $1,000,000 (the “Promissory Note”) in favor of Marc Malaga, an executive officer of the Company at the time, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Interest on the Promissory Note accrued at the rate of 15.0% per annum and all outstanding principal and accrued interest was payable on demand by Mr. Malaga. The Promissory Note was secured by substantially all of the Company’s assets. The Promissory Note was paid in full with interest amounting to $51,250 on June 13, 2016.

Series 2 Preferred Stock Offering

On June 10, 2016, the Company entered into a Subscription Agreement with B2 FIE, providing for the issuance and sale of shares of 20,000 shares Series 2 Convertible Preferred Stock at a purchase price of $1,000 per share, for gross proceeds of $20.0 million, and sold an additional 1,952 shares of Series 2 Convertible Preferred Stock to a different investor for gross proceeds of $1.95 million at a subsequent closing (collectively, the “Series 2 Preferred Stock Offering”). The Company engaged a registered broker dealer to serve as placement agent for the Series 2 Preferred Stock Offering (the “Placement Agent”) and the Placement Agent received selling commissions equal to 6% of the first $20.0 million, and 2% of the next $1.95 million, of gross proceeds of the Series 2 Preferred Shares sold in the Series 2 Preferred Stock Offering. Additionally, the Placement Agent was granted seven-year warrants to purchase a number of shares of Series 2 Preferred Stock equal to 2% of the total number of such shares sold in the Offering at an exercise price of $1,250 per share. The Series 2 Preferred Stock was sold without registration under the Securities Act or state securities laws in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

January 2018 Promissory Notes

On January 29, 2018 and January 30, 2018, a subsidiary of the Company entered into letter agreements with Russ Heiser, our Chief Financial Officer, and NRNS Capital Holdings LLC (“NRNS”), respectively (such letter agreements, together, the “Commitment Letters”), pursuant to which we issued a subordinated promissory note to each of Mr. Heiser and NRNS (together, the “Notes”). The Commitment Letters provide that Mr. Heiser and NRNS each shall make advances to the Borrower under the applicable Note in aggregate amounts up to $1,000,000 and $2,500,000, respectively. Such amounts may be drawn by us until July 31, 2018 in one or more advances. Upon issuance of the Notes, we drew $500,000 and a subsequent $500,000 on February 20, 2018 on the Note held by Mr. Heiser and $2,500,000 on the Note held by NRNS. The Notes bear interest at a rate equal to three (3%) per annum in excess of the non-default rate of interest from time to time in effect under the Credit Agreement originally entered into on March 6, 2015 among FlexShopper 2, LLC as borrower and the lenders party thereto. The Notes were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On July 5, 2018, FlexShopper, pursuant to the terms of the Notes, received a 30-day written notice for payment of principal and interest from NRNS. On July 31, 2018, NRNS rescinded the notice and extended the demand for payment in full of all principal and interest under NRNS’ Note until on or before August 31, 2018 (or any later date agreed to by NRNS). In consideration of the extension, FlexShopper agreed that from July 31, 2018 until August 31, 2018, the unpaid principal balance of the Note will bear interest at a rate equal to five percent (5.00%) per annum in excess of the non-default rate of interest from time to time in effect under the Company’s Credit Agreement. Pursuant to the terms of the Notes, repayment is not permitted until all obligations under the Credit Agreement have been paid in full and such holder will be prohibited from exercising remedies (other than the imposition of default interest).

Secured Lender Warrant

On April 3, 2018, the Company, through a wholly-owned indirect subsidiary (the “Borrower”), entered into Amendment No. 6 (including related documentation, the “Amendment”) to the Credit Agreement originally entered into on March 6, 2015 by and among the Borrower and our secured lender and certain other lenders thereunder from time to time. In connection with the Borrower’s entry into the Amendment, the Company issued to our secured lender a warrant exercisable for 175,000 shares of the Company’s common stock at a per share exercise price of $0.01 (the “Warrant”). The Warrant was issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and was exercised in full by the secured lender on May 23, 2018.

II-2

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement*

3.1	Restated Certificate of Incorporation of FlexShopper, Inc. (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 8, 2018 and incorporated herein by reference)

3.2	Amended and Restated Bylaws (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 7, 2018 and incorporated herein by reference)

4.1	Certificate of Designations of Series 1 Convertible Preferred Stock (previously filed as Exhibit 3.4 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

4.2	Certificate of Decrease of the Number of Authorized Shares of Preferred Stock of FlexShopper, Inc. Designated as Series 1 Preferred Stock (previously filed as Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2017 and incorporated herein by reference)

4.3	Certificate of Designations for Series 2 Convertible Preferred Stock (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 13, 2016 and incorporated herein by reference)

5.1	Legal Opinion of K&L Gates LLP*

10.01	Office Lease, dated August 7, 2013, by and between Fountain Square Acquisition Company LLC and FlexShopper, LLC (previously filed as Exhibit 10.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference)

10.02	First Amendment to Lease Agreement, dated January 24, 2014, by and between Fountain Square Acquisition Company LLC and FlexShopper, LLC (previously filed as Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated herein by reference)

10.03	Second Amendment to Lease Agreement, dated March 14, 2017, by and between Fountain Square Acquisition Company LLC and FlexShopper, LLC (previously filed as Exhibit 10.03 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference)

10.04	Agreement of Lease, dated September 1, 2015, by and between the Oakland Commerce Center, LLC and FlexShopper, LLC (previously filed as Exhibit 10.02 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.05	Standard Retail Space Lease, dated August 25, 2017, by and between FlexShopper LLC and 1014 Pepper, Inc. (previously filed as Exhibit 10.03 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference)

10.06†	Executive Employment Agreement, dated January 31, 2007, by and between the Company and Brad Bernstein (previously filed as Exhibit 10.3 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

10.07	Credit Agreement, dated as of March 6, 2015, by and among FlexShopper 2, LLC, Wells Fargo Bank, N.A., various Lenders from time to time party thereto and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 12, 2015 and incorporated herein by reference)

II-3

10.08	Investor Rights Agreement, dated as of March 6, 2015, by and among the Company, the Management Stockholders and affiliates of Waterfall Asset Management, LLC (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 12, 2015 and incorporated herein by reference)

10.09	Form of Investor Rights Agreement, dated as of March 6, 2015, by and among the Company and the Investors party thereto (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 12, 2015 and incorporated herein by reference)

10.10	Amendment No. 1 to the Credit Agreement, dated November 6, 2015, by and among FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2015 and incorporated herein by reference)

10.11	Amendment No. 2 to the Credit Agreement, dated November 6, 2015, by and among FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 12, 2015 and incorporated herein by reference)

10.12†	Executive Employment Agreement, dated December 1, 2015, by and between the Company and Russ Heiser (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 7, 2015 and incorporated herein by reference)

10.13	Amendment No. 3 to the Credit Agreement, Consent and Temporary Waiver, dated February 11, 2016, by and among FlexShopper 2, LLC and WE-2014-1, LLC (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.14†	2007 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.1 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

10.15†	Form of Non-Qualified Stock Option Grant issuable under 2007 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.2 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

10.16†	Amendment to 2007 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.3 to the Company’s Annual Report on Form 10-K filed on March 29, 2012 and incorporated herein by reference)

10.17†	2015 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 21, 2015 and incorporated herein by reference)

10.18†	Form of Stock Option Agreement issuable under 2015 Omnibus Equity Compensation Plan (previously filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.19	Amendment No. 4 to the Credit Agreement and Waiver, dated March 29, 2016, by and among FlexShopper 2, LLC and WE-2014-1, LLC (previously filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.20	Omnibus Amendment, dated January 27, 2017, by and among FlexShopper 2, LLC, FlexShopper, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 31, 2017 and incorporated herein by reference)

10.21†	Non-Employee Director Compensation Policy (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2017 and incorporated herein by reference)

II-4

10.22	Letter Agreement, dated January 9, 2018, by and between FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 12, 2018 and incorporated herein by reference)

10.23	Form of Commitment Letter and Subordinated Promissory Note issued by FlexShopper, LLC to each of Russ Heiser and NRNS Capital Holdings LLC (previously filed as Exhibit 10.02 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.24†	2018 Omnibus Equity Compensation Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 30, 2018 and incorporated herein by reference)

10.25	Amendment No. 6 to Credit Agreement, dated April 3, 2018, between FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 6, 2018 and incorporated herein by reference)

10.26	Amendment No. 1 to Investor Rights Agreement, dated April 3, 2018, by and among the Company, the Management Stockholders and affiliates of Waterfall (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 6, 2018 and incorporated herein by reference)

10.27	Amendment No. 1 to Investor Rights Agreement, dated April 3, 2018, by and among the Company, B2 FIE V LLC and the other parties thereto (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 6, 2018 and incorporated herein by reference)

10.28	Amendment No. 7 to Credit Agreement, dated July 31, 2018, between FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2018 and incorporated herein by reference)

21.1	Subsidiaries of the Registrant (previously filed as Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 8, 2018 and incorporated herein by reference)

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)

* To be filed by amendment.

† Indicates management compensatory plan, contract or arrangement.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the information is in the registrant’s consolidated financial statements and related notes.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

II-5

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 13th day of August 2018.

FlexShopper, Inc.

/s/ Brad Bernstein
Brad Bernstein
Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brad Bernstein and Russ Heiser and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: August 13, 2018	/s/ Brad Bernstein
Brad Bernstein
Chief Executive Officer and Director
(Principal Executive Officer)

Dated: August 13, 2018	/s/ Russ Heiser
Russ Heiser
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Dated: August 13, 2018	/s/ James D. Allen
James D. Allen, Director

Dated: August 13, 2018	/s/ Carl L. Pradelli
Carl L. Pradelli, Director

Dated: August 13, 2018	/s/ T. Scott King
T. Scott King, Director

Dated: August 13, 2018	/s/ Daniel Ballen
Daniel Ballen, Director

Dated: August 13, 2018	/s/ Katherine Verner
Katherine Verner, Director

II-7